Exhibit 2.1
EXECUTION COPY

ASSET PURCHASE AGREEMENT
BY AND AMONG
THE J. M. SMUCKER COMPANY,
PCB SUB, LLC
AND
POST HOLDINGS, INC.
_______________________
Dated as of February 8, 2023

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EXHIBITS

Exhibit A	Form of Transition Services Agreement
Exhibit B-1	Form of Seller Contract Manufacturing Agreement
Exhibit B-2	Form of Purchaser Contract Manufacturing Agreement
Exhibit C	Form of Registration Rights Agreement
Exhibit D	Form of Assignment Agreement and Bill of Sale
Exhibit E	Form of Canadian Bill of Sale
Exhibit F	Form of IP Assignment Agreement
Exhibit G	Form of Deed(s) and Title Affidavit
Exhibit H	Allocation Schedule

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ASSET PURCHASE AGREEMENT
This ASSET PURCHASE AGREEMENT, dated as of February 8, 2023 (this “Agreement”), is by and among The J. M. Smucker Company, an Ohio corporation (“Seller”), Post Holdings, Inc., a Missouri corporation (“Parent”) and PCB Sub, LLC, a Delaware limited liability company and wholly owned Subsidiary of Parent, (“Purchaser” and, together with Parent, the “Purchaser Parties”). Seller, Parent and Purchaser are each referred to as a “Party” and collectively, the “Parties.”
WHEREAS, Seller and certain of its Subsidiaries are engaged in, among other things, the Business; and
WHEREAS, on the terms and subject to the conditions set forth herein, the Seller Entities shall sell, assign, transfer and convey to Purchaser, and Purchaser shall purchase and acquire from the Seller Entities, all of their right, title and interest in and to the Purchased Assets, and Purchaser shall assume the Assumed Liabilities (together with the Share Issuance, as defined herein, the “Transaction”).
NOW, THEREFORE, in consideration of the representations, warranties, covenants and agreements contained in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, on the terms and subject to the conditions of this Agreement, the Parties hereby agree as follows:
ARTICLE I
DEFINITIONS
Section 1.1    Definitions. As used herein, the following terms have the meanings set forth below:
“95% Production Target” means an amount equal to 95% of the Total Production Target (which, based on the initial Total Production Target of 97,168 tons, shall initially be 92,309.60 tons).
“Adjustment Amount” means (a) the Closing Inventory Amount minus (b) the Target Inventory Amount.
“Adjusted Parent Shares” means the number of shares of Parent Common Stock equal to the difference between (i) the Parent Shares minus (ii) the quotient resulting from (A) the applicable Price Reduction Amount divided by (B) $92.76.
“Adverse Facilities Matter” means (a) the production by or on behalf of the Business of finished product or work-in-progress components post-thermal processing, whether or not introduced into commerce, which would be deemed adulterated under 21 USC Sec. 342 (Federal Food, Drug and Cosmetic Act Section 402) (“Adulterated Product”), or (b) a regulatory investigation or threatened regulatory investigation by a Governmental Entity regarding potential or actual Adulterated Product manufactured by one or more Production Facilities following the date of this Agreement, in each case of (a) and (b), that resulted in, or would reasonably be expected to result in, a shutdown of a production system (i.e., two extruders) of a Production Facility (a “System”) for more than one (1) week to perform an investigation or to remediate the issue (including by returning the System to hygienic conditions (under 21 USC Sec. 342 (Federal Food, Drug and Cosmetic Act Section 402)); provided that an Adverse Facilities Matter shall no longer be deemed to be continuing if such System shall have been returned to hygienic conditions (under 21 USC Sec. 342 (Federal Food, Drug and Cosmetic Act Section 402) and shall be operating in the Ordinary Course of Business.

“Affiliate” means, with respect to any Person, any other Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such Person. For purposes of this definition, “control” (including, with correlative meanings, the terms “controlled by” and “under common control with”), as used with respect to any Person means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by Contract or otherwise. For purposes of this Agreement, Seller and the other Seller Entities and their respective Affiliates shall be deemed not to be Affiliates of Purchaser or Parent or, from and after the Closing, of the Business.
“Aggregate Production Amount” means, as of any measurement date, the total tons of finished goods inventory of “9LIVES”-branded dry cat food products, “GRAVY TRAIN”-branded dry dog food products and “KIBBLES ’N BITS”-branded dog food products, in the aggregate, during the Total Production Target Period.
“Alternative Transaction” means any direct or indirect sale, lease, divestiture or other disposition by Seller or its Affiliates of the Business, or all or a substantial portion of the assets of Seller or its Affiliates related to or held for use in the Business, including the Purchased Assets, that would materially delay, impair or prevent the consummation of the Transaction and the other transactions contemplated by this Agreement.
“Antitrust Laws” means statutes, rules, regulations, Judgments, decrees, administrative and judicial doctrines and other Laws of any jurisdiction that are designed or intended to prohibit, restrict or regulate actions that may have the purpose or effect of creating a monopoly, lessening competition or restraining trade.
“Applicable Fee” means, with respect each brand of product, (i) all of Seller’s transportation costs and Product Supplies (as defined in the Seller Contract Manufacturing Agreement) costs attributable to the manufacture of such products, which shall be a straight pass-through to Purchaser, plus (ii) all of Seller’s cost of goods sold attributable to the manufacture of such products other than those described in the foregoing clause (i), including, without limitation, the Facility’s (as defined in the Seller Contract Manufacturing Agreement) allocable labor and overhead.
“Benefit Plan” means any employee benefit plan (within the meaning of Section 3(3) of ERISA, whether or not subject to ERISA) and any bonus, stock option, stock purchase, restricted stock, incentive, deferred compensation, retiree health or life insurance, supplemental retirement, superannuation, gratuity, jubilee, provident fund, employment, severance, retention, termination, change in control, transaction bonus, welfare, post-employment, profit-sharing, disability, health, vacation, sick leave benefits, fringe benefits or other benefit plan, program or arrangement, that is sponsored, maintained, contributed to or required to be maintained or contributed to by Seller or any of its Affiliates (but excluding any such plan, program or arrangement mandated by or maintained solely pursuant to applicable Law or any Multiemployer Plan), in each case providing benefits to any Business Employee.

“Business” means, subject to the following sentence, (a) the business of manufacturing, marketing and selling pet food and pet snack products represented by the Business Brands and (b) Seller’s business of manufacturing, marketing and selling pet food products through private label, in each case of clauses (a) and (b), as of the date hereof, as modified through the operation of the Business in accordance with this Agreement between the date hereof and the Closing. The Parties agree that the “Business” shall include only the businesses described in the immediately prior sentence and not any other businesses, operations or activities of Seller or any of its Subsidiaries (including as conducted through joint ventures) (collectively, the “Retained Businesses”).
“Business Brands” means, collectively, (a) “RACHAEL RAY NUTRISH,” (b) “9LIVES,” (c) “KIBBLES ’N BITS,” (d) “NATURE’S RECIPE,” (e) “GRAVY TRAIN,” (f) “POUNCE,” (g) “ALLEY CAT” and (h) “DAD’s.”
“Business Confidential Information” means all information, data or material (or portions thereof) to the extent exclusively related to the Business, the Purchased Assets or the Assumed Liabilities, including: (a) earnings reports and forecasts; (b) business and strategic plans; (c) litigation presentations and risk assessments; (d) budgets; (e) financing and credit related information; (f) recipes, formulas, specifications, ideas and concepts for products, services and operations; (g) quality assurance policies, procedures and specifications; (h) customer information; (i) training materials and information and (j) all other Trade Secrets related to design, development and operational processes, except to the extent such information, data or material is or becomes generally available to the public after the Closing Date other than as a result of disclosure in violation of this Agreement by Seller or any of its Affiliates.
“Business Day” means any day, other than a Saturday, Sunday, or day on which commercial banks are required or authorized to be closed in Cleveland, Ohio.
“Business Employee” means any individual who is (a) an employee of Seller or any of its Affiliates and provides services to the Business immediately prior to the Closing at the Owned Real Property or Leased Real Property, including any such employee who is on an approved leave of absence or has been furloughed or (b) listed on Section 3.19(b) of the Seller Disclosure Schedules.
“Business Intellectual Property” means, collectively:
(a) the Business Marks;
(b) the Patent listed in Section 1.1(a) of the Seller Disclosure Schedules (the “Business Patent”);
(c) the Internet Properties listed in Section 1.1(b) of the Seller Disclosure Schedules; and

(d) the Intellectual Property Rights (other than Marks, Patents and Internet Properties) owned by the Seller Entities as of the Closing exclusively used in connection with products sold by the Business or embodied in the Business Marketing Collateral, Business Product Specifications and Business Proprietary Software.
“Business Marketing Collateral” means the advertising and marketing collateral, artwork, brand guidelines or other works of authorship (including applicable content contained on the Seller Entities’ webpages) owned by, and in the possession, custody or control of, the Seller Entities as of the Closing, in each case, exclusively used in connection with products sold by the Business.
“Business Marks” means the registered Marks and applications to register Marks set forth in Section 1.1(c) of the Seller Disclosure Schedules, and all common law rights owned by the Seller Entities as of the Closing, in each case, used in connection with the Business, associated with any Marks comprised of the following terms: (a) “RACHAEL RAY NUTRISH,” (b) “9LIVES,” (c) “KIBBLES ’N BITS,” (d) “NATURE’S RECIPE,” (e) “GRAVY TRAIN,” (f) “POUNCE,” (g) “ALLEY CAT” and (h) “DAD’s”.
“Business Material Adverse Effect” means any event, change, development, occurrence or effect that, individually or in the aggregate, has had, or would reasonably be expected to have, a material adverse effect on the business, financial condition or results of operations of the Business taken as a whole; provided, however, that no such event, change, development, occurrence or effect to the extent resulting or arising from or in connection with any of the following matters shall be deemed, either alone or in combination, to constitute or contribute to a Business Material Adverse Effect: (a) the general conditions in the industries in which the Business operates, including competition in any of the geographic areas in which the Business operates; (b) general political, economic, business, monetary, financial or capital or credit market conditions or trends (including interest rates or the price of commodities or raw materials), including with respect to government spending, budgets and related matters; (c) changes in global, national or regional political conditions or trends; (d) any act of civil unrest, war or terrorism (including by cyberattack or otherwise), including an outbreak or escalation of hostilities involving the United States or any other country or the declaration by the United States or any other country or jurisdiction of a national emergency or war, including the Russian invasion of Ukraine; (e) natural disasters or weather developments, including earthquakes, hurricanes, tsunamis, typhoons, lightning, hail storms, blizzards, tornadoes, droughts, floods, cyclones, arctic frosts, mudslides and wildfires, pandemics (including Covid-19), epidemics or other outbreaks of diseases, quarantine restrictions, man-made disasters or acts of God or any action, Law, pronouncement, or guideline taken or promulgated by any Governmental Entity or the World Health Organization in response to any of the foregoing (including Covid-19 Measures); (f) the failure of the financial or operating performance of Seller, the Seller Entities or the Business to meet internal, Purchaser, Parent or analyst projections, forecasts or budgets for any period (but not the underlying causes of such failure unless such underlying causes would otherwise be excepted from this definition); provided that this clause (f) shall not be construed as implying that Seller is making any representation or warranty herein with respect to any internal, Purchaser, Parent or analyst projections, forecasts or budgets and no such representations or warranties are being made; (g) any action taken or omitted to be taken by, or at the prior written request or with the prior written consent of, Purchaser or Parent, or any failure by Seller or any of its Affiliates to take actions due to Purchaser’s or Parent’s failure to consent thereto following the request of Seller, or compliance by Seller or any of its Affiliates with applicable Law or as required by and in accordance with the covenants and agreements contained in this Agreement (other than the requirement to operate in the Ordinary Course of Business); (h) the execution, announcement, pendency, performance or consummation of this Agreement, the Transaction or the other transactions contemplated hereby or by the other Transaction Documents, or the identity of the Purchaser Parties (including the impact on or any loss of Business Employees, customers, suppliers, relationships with Governmental Entities or other business relationships resulting from any of the foregoing, and including, for the avoidance of doubt, any event, change or effect resulting or arising from or in connection with any actions required to be taken pursuant to Section 5.1); (i) changes after the date hereof in any Law (including any proposed Law) or GAAP or other applicable accounting principles or standards, including with respect to the enforcement or interpretation thereof or Governmental Entities’ positions with respect thereto; (j) seasonal fluctuations in the Business; or (k) any breach of Purchaser’s or Parent’s obligations under this Agreement; provided that any adverse events, changes or effects resulting from the matters described in clauses (a), (b), (c), (d) and (i) may be taken into account in determining whether there has been a Business Material Adverse Effect to the extent, and only to the extent, that they have a materially disproportionate effect on the Business in the aggregate relative to similarly situated businesses in the industries in which the Business operates (in which case only such incremental materially disproportionate effect may be taken into account in determining whether there has been a Business Material Adverse Effect).
“Business Product Specifications” means the product specifications, work specifications, recipes, materials, documentation or other works of authorship owned by, and in the possession, custody or control of, the Seller Entities as of the Closing, in each case, exclusively used in connection with products sold by the Business.
“Business Proprietary Software” means the proprietary Software, the Copyright in which is owned by the Seller Entities, as exclusively used in connection with the operation of the Business, as listed in Section 1.1(i) of the Seller Disclosure Schedules.
“Cash Amounts” of any Person means all cash and cash equivalents, bank and other depositary accounts and safe deposit boxes, demand accounts, certificates of deposit, time deposits, bank deposits received after the Closing by the Business with respect to sales made prior to the Closing, all checks received on or prior to the Closing Date by the Business pending collection, negotiable instruments, marketable securities and securities and brokerage accounts.
“Closing Cash Purchase Price” means the Base Cash Purchase Price plus the Estimated Adjustment Amount (which may be a positive or negative number).
“Closing Inventory Amount” means the value of the Business Inventory as of the Effective Time calculated in accordance with the Transaction Accounting Principles.
“Closing Production Percentage” means the Aggregate Production Amount, expressed as a percentage of the Total Production Target.
“Code” means the U.S. Internal Revenue Code of 1986, as amended.

“Collective Bargaining Agreement” means any collective bargaining agreement or other agreement with a union, works council or other agency or representative body certified or recognized for the purpose of bargaining collectively on behalf of Business Employees or Former Business Employees.
“Contract” means any legally binding contract, lease, license, commitment, instrument, purchase and sale order, loan or credit agreement, indenture or agreement, and any amendments or supplements to any of the foregoing, other than any Benefit Plan, any Collective Bargaining Agreement or any Permit.
“Covered Losses” means losses, Liabilities, Taxes, claims, fines, deficiencies, damages, payments (including those arising out of any settlement or Judgment relating to any Proceeding), penalties and reasonable attorneys’ and accountants’ fees and disbursements, in each case that are due and payable; provided that Covered Losses shall not include any consequential, special, incidental, indirect, punitive or similar damages whatsoever (including lost revenue or profits, diminution of value, or damages calculated on multiples of revenue, earnings or other metrics approaches) except to the extent such damages are awarded by a Judgment against, and paid by, an Indemnified Party pursuant to a Third Party Claim.
“Covid-19” means SARS-CoV-2 or the coronavirus (Covid-19) pandemic, including any intensification, resurgence, variants, evolutions or mutations of SARS-CoV-2 or the coronavirus (Covid-19) disease or related or associated epidemics, pandemics or disease outbreaks or public health emergencies.
“Covid-19 Measures” means any quarantine, “shelter in place,” “stay at home,” social distancing, shut down, closure, sequester, safety or other law, directive, pronouncement, protocols or guidelines promulgated by any Governmental Entity, including the Centers for Disease Control and Prevention and the World Health Organization, in each case, in connection with, relating to or in response to Covid-19, including the CARES Act and the Families First Coronavirus Response Act.
“Effective Time” means 12:01 a.m. (Eastern Time) on the Closing Date.
“Environmental Laws” means, collectively, any and all Laws and Judgments concerning (i) pollution, protection or restoration of the environment (including natural resources) or human health (to the extent related to the exposure to Hazardous Materials), (ii) the prevention of pollution or remediation of contamination or (iii) Hazardous Materials, including the use, presence, Release, threatened Release, generation, handling, storage, treatment, manufacturing, recycling, disposal, transportation or safety relating to exposure to Hazardous Materials.
“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.
“ERISA Affiliate” means, with respect to any entity, trade or business, any other entity, trade or business that is, or was at the relevant time, a member of a group described in Section 414(b), (c), (m) or (o) of the Code or Section 4001(b)(1) of ERISA that includes or included the first entity, trade or business, or that is, or was at the relevant time, a member of the same “controlled group” as the first entity, trade or business pursuant to Section 4001(a)(14) of ERISA.

“Exchange Act” means the U.S. Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.
“Excluded Business Taxes” means any Taxes imposed with respect to (i) the Purchased Assets, the Assumed Liabilities or the Business for the Pre-Closing Tax Period, (ii) the Excluded Assets, the Retained Liabilities or the Retained Businesses and (iii) the purchase and sale of the Purchased Assets pursuant to this Agreement, other than the VAT and the portion of Transfer Taxes for which Purchaser is responsible pursuant to Section 7.4.
“FDA” means the U.S. Food and Drug Administration.
“Filings” means any registrations, applications, declarations, reports, submissions or other filings with, or any notices to, any Person (including any third party or Governmental Entity).
“Force Majeure Event” means, with respect to Seller, causes beyond its reasonable control or beyond the reasonable control of the Independent Audit Firm, as applicable, including as the result of: epidemics, pandemics or disease outbreaks or orders or guidance of any Governmental Entity relating thereto; acts of any government, insurrection or other hostilities; civil unrest, protests, riots; embargo, fuel or energy shortage or inability to obtain utilities from usual sources; fire, flood; failures in information technology and information systems to the extent caused by third-party cyberattacks; and acts of God.
“Former Business Employee” means each individual who was an employee of Seller or its Affiliates who terminated employment prior to the Closing and provided services to the Business and (a) was located at the Owned Real Property or Leased Real Property as of immediately prior to his or her last day of employment, or (b) was located at any other location and who provided services primarily for or exclusively for the Business prior to his or her termination of employment.
“GAAP” means U.S. generally accepted accounting principles, in effect from time to time, consistently applied.
“Governmental Entity” means any national, state, local, supranational or foreign government or any court of competent jurisdiction, administrative agency or commission or other national, state, local, supranational or foreign governmental authority or instrumentality.
“Hazardous Material” means any substance, pollutant, chemical, contaminant, material or waste that is classified in, listed, defined under or regulated by any applicable Environmental Law as “hazardous,” “toxic,” “dangerous,” a “pollutant,” a “contaminant” or words of similar meaning, including asbestos, asbestos-containing materials, polychlorinated biphenyls, petroleum or petroleum products, radioactive materials, radon gas, pesticides and per- and polyfluoroalkyl substances.
“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations thereunder.

“Information Technology” means any tangible or digital computer systems (including computers, screens, servers, workstations, routers, hubs, switches, networks, data communications lines and hardware), telecommunications systems and other information technology equipment or systems (excluding any application or third-party Software loaded thereon).
“Intellectual Property Rights” means any and all common law or statutory rights anywhere in the world arising under or associated with: (a) patents, patent applications, industrial design registrations and applications therefor, divisions, continuations, continuations-in-part, reissues, substitutes, renewals, registrations, confirmations, re-examinations, extensions and any provisional applications, or any such patents or patent applications, and any foreign or international equivalent of any of the foregoing (“Patents”); (b) trademarks (whether registered, unregistered or pending), trade dress, service marks, service names, trade names, brand names, and other designations of origin, including product names, logos, corporate names, fictitious names, other names, symbols (including business symbols), slogans, translations of any of the foregoing and any foreign or international equivalent of any of the foregoing (“Marks”); (c) domain names and internet rights associated with internet addresses, sites and services (including internet protocol addresses and autonomous system numbers) (“Internet Properties”); (d) copyrights and any other equivalent rights in works of authorship (including such rights in Software, databases, websites, including all content contained therein or thereon, and artwork, as works of authorship), rights in copyright applications and copyright registrations (“Copyrights”); (e) trade secrets and industrial secret rights in technical, scientific and other know-how, inventions, discoveries, processes, designs, tools & molds, techniques, developments and related improvements (whether or not patentable), methods, processes, practices, formulas, patterns, assembly procedures, specifications, data and confidential or proprietary business or technical information (including promotional material) that in each case derives independent economic value, whether actual or potential, from not being known to other persons (“Trade Secrets”); and (f) other similar or equivalent intellectual property rights anywhere in the world.
“Judgment” means any judgment, injunction, writ, order, ruling, award, decision, determination, injunction, subpoena or decree entered, promulgated, issued or otherwise made by any Governmental Entity or arbitration tribunal.
“Knowledge” means, with respect to Seller, the actual knowledge of any Person listed in Section 1.1(d) of the Seller Disclosure Schedules, after reasonable inquiry of such Person’s direct reports, and, with respect to Purchaser, Parent or the Purchaser Parties, the actual knowledge of any Person listed in Section 1.1 of the Purchaser Disclosure Schedules, after reasonable inquiry of such Person’s direct reports.
“Law” means any national, state, local, supranational or foreign law, common law, statute, code, Judgment, ordinance, rule, regulation or treaty (including any Tax treaty), convention, act, executive order or administrative requirement, in each case promulgated by a Governmental Entity.
“Leave Employees” has the meaning ascribed in Article VI.

“Liabilities” means all debts, liabilities, guarantees, assurances, commitments and obligations of any kind, whether fixed, contingent or absolute, matured or unmatured, liquidated or unliquidated, accrued or not accrued, known or unknown, due or to become due, whenever or however arising (including whether arising out of any Contract or tort based on negligence or strict liability), and whether or not reflected or required to be reflected on the financial statements of any Person, including any Liability for Taxes.
“Lien” means any mortgage, deed of trust, encumbrance, lien, pledge, option to purchase or lease , right of first offer or refusal, conditional sale or other title retention agreement or lease in the nature thereof, preemptive right (whether statutory or contractual), adverse claim (as defined in Section 8-102(a)(1) of the Uniform Commercial Code), any subordination arrangement in favor of another Person, security interest or agreement, easement or similar encumbrance, other than restrictions on transfer arising under applicable securities Laws, leases and licenses granted in the Ordinary Course of Business, and any encroachment, defect in title, or right of way, including any agreement to give any of the foregoing in the future, in each case, that is not eliminated as of the Closing.
“Multiemployer Plan” means any “multiemployer plan” within the meaning of Section 4001(a)(3) of ERISA.
“Multiple Employer Plan” means any plan that has two or more contributing sponsors at least two of whom are not under common control, within the meaning of Section 4063 of ERISA.
“Ordinary Course of Business” means the ordinary course of business consistent with past practice of the Business, including with respect to quantity, frequency and duration, as applicable, taking into account any modifications, suspensions or alterations of policies or operations resulting from, or determined by such Person to be advisable and reasonably necessary in response to, Covid-19 or any Covid-19 Measures or sanctions or similar restrictions imposed in connection with the current dispute between the Russian Federation and Ukraine.
“Parent Common Stock” means the common stock, par value $0.01 per share, of Parent.
“Parent Material Adverse Effect” means any event, change, development, occurrence or effect that, individually or in the aggregate, has had, or would reasonably be expected to have, a material adverse effect on the business, financial condition or results of operations of Parent and its Subsidiaries, taken as a whole; provided, however, that no such event, change, development, occurrence or effect to the extent resulting or arising from or in connection with any of the following matters shall be deemed, either alone or in combination, to constitute or contribute to a Parent Material Adverse Effect: (a) the general conditions in the industries in which Parent and its Subsidiaries operate, including competition in any of the geographic areas in which Parent and its Subsidiaries operate; (b) general political, economic, business, monetary, financial or capital or credit market conditions or trends (including interest rates or the price of commodities or raw materials), including with respect to government spending, budgets and related matters; (c) changes in global, national or regional political conditions or trends; (d) any act of civil unrest, war or terrorism (including by cyberattack or otherwise), including an outbreak or escalation of hostilities involving the United States or any other country or the declaration by the United States or any other country or jurisdiction of a national emergency or war, including the Russian invasion of Ukraine; (e) natural disasters or weather developments, including earthquakes, hurricanes, tsunamis, typhoons, lightning, hail storms, blizzards, tornadoes, droughts, floods, cyclones, arctic frosts, mudslides and wildfires, pandemics (including Covid-19), epidemics or other outbreaks of diseases (human or animal, including avian influenza), quarantine restrictions, manmade disasters or acts of God or any action, Law, pronouncement, or guideline taken or promulgated by any Governmental Entity or the World Health Organization in response to any of the foregoing (including Covid-19 Measures); (f) the failure of the financial or operating performance of Parent to meet internal, Parent or analyst projections, forecasts or budgets for any period (but not the underlying causes of such failure unless such underlying causes would otherwise be excepted from this definition); provided that this clause (f) shall not be construed as implying that Parent is making any representation or warranty herein with respect to any internal, Parent or analyst projections, forecasts or budgets and no such representations or warranties are being made; (g) any action taken or omitted to be taken by, or at the prior written request or with the prior written consent of, Seller, or any failure by Parent or any of its Affiliates to take actions due to Seller’s failure to consent thereto following the request of Parent, or compliance by Parent or any of its Affiliates with applicable Law or as required by and in accordance with the covenants and agreements contained in this Agreement; (h) the execution, announcement, pendency, performance or consummation of this Agreement, the Transaction or the other transactions contemplated hereby or by the other Transaction Documents, or the identity of Seller (including the impact on or any loss of employees, customers, suppliers, relationships with Governmental Entities or other business relationships resulting from any of the foregoing, and including, for the avoidance of doubt, any event, change or effect resulting or arising from or in connection with any actions required to be taken pursuant to Section 5.1); (i) changes after the date hereof in any Law (including any proposed Law) or GAAP or other applicable accounting principles or standards, including with respect to the enforcement or interpretation thereof or Governmental Entities’ positions with respect thereto; (j) seasonal fluctuations in the Business or (k) any breach of Seller’s obligations under this Agreement; provided that any adverse events, changes or effects resulting from the matters described in clauses (a), (b), (c), (d), and (i) may be taken into account in determining whether there has been a Parent Material Adverse Effect to the extent, and only to the extent, that they have a materially disproportionate effect on Parent and its Subsidiaries’ business taken as a whole relative to similarly situated businesses in the industries in which Parent and its Subsidiaries operate (in which case only such incremental materially disproportionate effect may be taken into account in determining whether there has been a Parent Material Adverse Effect).
“Parent SEC Reports” means all schedules, forms, statements, documents or reports filed or furnished by Parent with the SEC, as the case may be, together with all exhibits and schedules thereto and all information incorporated therein by reference.
“Parent Shares” means 5,390,254 shares of Parent Common Stock, subject to adjustment pursuant to Section 5.26.
“Permits” means franchises, permits, approvals, authorizations, consents, licenses, registrations, classifications, certificates or other authorizations or approvals of any Governmental Entity.

“Permitted Liens” means the following Liens: (a) statutory Liens for Taxes, assessments or other governmental charges or levies that are not yet due or payable or for Taxes that are being contested by appropriate Proceedings, that may thereafter be paid without penalty or for which an adequate reserve has been established and is reflected in the Business Financial Information; (b) statutory Liens of landlords and statutory Liens of carriers, warehousemen, mechanics, materialmen, workmen, repairmen and other similar Liens imposed by Law, in each case, incurred in the Ordinary Course of Business for amounts not yet due and payable or for which there are adequate reserves in the Business Financial Information; (c) statutory Liens incurred or deposits made in the Ordinary Course of Business in connection with workers’ compensation, unemployment insurance or other types of social security with respect to obligations not yet due; (d) with respect to real property, (i) easements, declarations, covenants, rights-of-way and restrictions whether or not of record; (ii) options, rights of first refusal or first offer set forth on Section 3.11(d) of the Seller Disclosure Schedules or other third party rights or encumbrances of any nature; (iii) zoning ordinances, variances, conditional use permits and similar regulations, permits, approvals and conditions; (iv) encroachments, defects or imperfections of title of any nature; and (v) Liens not created by Seller or any of its Subsidiaries that affect the underlying fee interest of any leased real property, including master leases or ground leases; provided, however, that with respect to items that are Permitted Liens solely by virtue of this clause (d), any such item would not reasonably be expected, individually or in the aggregate, to materially and adversely affect the continued use or occupancy of the applicable real property subject thereto in the manner currently being used or occupied in the Business; (e) Liens set forth in Section 1.1(e) of the Seller Disclosure Schedules and (f) Liens deemed to be created by any of the Transaction Documents.
“Person” means any individual, firm, corporation, partnership, limited liability company, trust, joint venture, Governmental Entity or other entity or organization (whether or not a legal entity).
“Personal Data” means any information about an identifiable natural person that alone or in combination with other information identifies, or could be used to identify, a natural person, and includes information that is defined as “personal data,” “personally identifiable information,” “individually identifiable health information,” “protected health information” or “personal information” under applicable Laws relating to the protection or processing of Personal Data.
“Price Reduction Amount” means (A) if the Closing Production Percentage is less than fifty percent (50%), one hundred million Dollars ($100 million); (B) if the Closing Production Percentage is equal to or greater than eighty percent (80%), zero; and (C) if the Closing Production Percentage is greater than fifty percent (50%) but less than eighty percent (80%), an amount equal to (x) one hundred million Dollars ($100 million) minus (y) the product of twenty-five million Dollars ($25 million) multiplied by an amount equal to (i) the percentage amount by which the Closing Production Percentage exceeds fifty percent (50%) divided by (ii) thirty percent (30%); provided, that, for the avoidance of doubt, in no event shall the Price Reduction Amount be greater than one hundred million Dollars ($100 million). For example, if the Closing Production Percentage is 65%, the Price Reduction Amount would be equal to eighty-seven million and five hundred thousand Dollars ($87.5 million).

“Production Facilities” means the facilities listed on Section 1.1(f) of the Seller Disclosure Schedules.
“Post-Closing Tax Period” means any Tax period applicable to the Purchased Assets, the Assumed Liabilities or the Business, beginning on or after the Closing Date and the portion of any Straddle Period beginning on or after the Closing Date.
“Pre-Closing Tax Period” means any Tax period applicable to the Purchased Assets, the Assumed Liabilities or the Business, ending before the Closing Date and the portion of any Straddle Period ending before the Closing Date.
“Proceeding” means any judicial, administrative or arbitral claim, action, complaint, petition, suit, litigation, arbitration, hearing, appeal or proceeding, in each case, by or before any Governmental Entity or arbitration tribunal.
“Purchaser Disclosure Schedules” means those certain Purchaser Disclosure Schedules dated as of the date of this Agreement, provided by the Purchaser Parties to Seller.
“Purchaser Parties Fundamental Representations” means the representations and warranties of the Purchaser Parties set forth in Section 4.1, Section 4.2, Section 4.5 and Section 4.14.
“Regulatory Approvals” means the expiration or termination of any waiting period applicable to the Transaction under the HSR Act and all Approvals from Governmental Entities that are required under applicable Law (including pursuant to any Antitrust Law) to permit the consummation of the Transaction and the other transactions contemplated by this Agreement or the other Transaction Documents.
“Release” means any spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, migrating, dumping or disposing into or through the indoor or outdoor environment.
“Representatives” of a Person means such Person’s Affiliates and any officer, manager, director or employee of such Person or its Affiliates or any investment banker, attorney, accountant or other advisor or representative of such Person or its Affiliates.
“Retained Businesses” has the meaning set forth in the definition of “Business.”
“Retained Claim” means any claim, cause of action, defense, right of offset or counterclaim (in any manner arising or existing, whether choate or inchoate, known or unknown, contingent or non-contingent) related to the Excluded Assets, Retained Liabilities or the Retained Businesses.
“Sale Process” means all matters relating to the sale of the Business and the review of strategic alternatives with respect to the Business, and all activities in connection therewith, including matters relating to (a) the solicitation of proposals from and negotiations with third parties in connection with the sale of the Business or Excluded Assets or (b) the drafting, negotiation or interpretation of any of the provisions of this Agreement or the other Transaction Documents, or the determination of the allocation of any assets or Liabilities pursuant to the foregoing agreements or the transactions contemplated thereby.

“Scheduled Closing Date” means, as applicable, (i) April 28, 2023, provided that as of such date all of the conditions set forth in Article VIII (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of such conditions at the Closing) have been satisfied (or, to the extent permitted, waived by the Party entitled to the benefits thereof), or (ii) the first Business Day of the calendar month, other than May 1, 2023, following the date on which the last of the conditions set forth in Article VIII (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of such conditions at the Closing) have been satisfied (or, to the extent permitted, waived by the Party entitled to the benefits thereof).
“Securities Act” means the U.S. Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.
“Seller Disclosure Schedules” means those certain Seller Disclosure Schedules dated as of the date of this Agreement, provided by Seller to the Purchaser Parties.
“Seller Entities” means Seller and all of its Subsidiaries that transfer Purchased Assets or Assumed Liabilities pursuant to this Agreement.
“Seller Fundamental Representations” means the representations and warranties of Seller set forth in Section 3.1, Section 3.2 and Section 3.21.
“Seller Licensed Patents” means the Patents listed in Section 1.1(g) of the Seller Disclosure Schedules.
“Shared Contract” means the Contracts specified on Section 1.1(h) of the Seller Disclosure Schedules; which list may be supplemented, modified or amended prior to the Closing in accordance with Section 11.2(b).
“Software” means all software, including, without limitation, commercial off the shelf software and software provided as software-as-a-service.
“Solvent” means, with respect to any Person, that, as of any date of determination, (a) the amount of the “fair saleable value” of the assets of such Person on a going concern basis will, as of such date, exceed (i) the value of all “liabilities of such Person, including contingent and other liabilities” as of such date, as such quoted terms are generally determined in accordance with applicable U.S. federal laws governing determinations of the insolvency of debtors and (ii) the amount that will be required to pay the probable liabilities of such Person on its existing debts (including contingent liabilities) as such debts become absolute and matured, (b) such Person will not have, as of such date, an unreasonably small amount of capital for the operation of the businesses in which it is engaged or proposed to be engaged following such date and (c) such Person will be able to pay its liabilities, including contingent and other liabilities, as they mature. For purposes of this definition, each of the phrases “not have an unreasonably small amount of capital for the operation of the businesses in which it is engaged or proposed to be engaged” and “able to pay its liabilities, including contingent and other liabilities, as they mature” means that such Person will be able to generate enough cash from operations, asset dispositions or refinancing, or a combination thereof, to meet its obligations as they become due.

“Straddle Period” means any Tax period beginning before and ending on or after the Closing Date.
“Subsidiary” means, with respect to any Person, any corporation, partnership, limited liability company or other entity, whether incorporated or unincorporated, of which such first Person directly or indirectly owns or controls a majority of the securities or other interests having by their terms ordinary voting power to elect a majority of the board of directors or others performing similar functions.
“Tangible Personal Property” means machinery, equipment, hardware, furniture, fixtures, leasehold improvements, tools, and all other tangible personal property, it being understood that Tangible Personal Property shall not include any Intellectual Property Rights or tangible Information Technology.
“Target Inventory Amount” means $196,000,000.
“Tax” means any federal, state, provincial, county, local or foreign tax imposed by a Taxing Authority, including any net income, gross receipts, capital gains, sales, use, real property, personal property, ad valorem, value added, goods and services, profits, license, withholding, payroll, employment, unemployment, excise, premium, property, net worth, capital stock, franchise, transfer, stamp, documentary, social security, environmental, alternative or add-on minimum, occupation, estimated or other tax, together with any interest, penalty or additions to tax imposed by any Governmental Entity with respect to such amounts.
“Tax Proceeding” means any audit, examination, contest, litigation or other Proceeding with or against any Taxing Authority.
“Tax Return” means any return, declaration, report, claim for refund or information return or other document (including schedules or any related or supporting information) filed or required to be filed with any Taxing Authority with respect to Taxes, including any amendment thereof.
“Taxing Authority” means any Governmental Entity responsible for the administration or the imposition of any Tax.
“Total Production Target” means, for the period commencing on February 1, 2023 and ending on April 28, 2023, 97,168 tons. The Total Production Target shall be subject to increase as provided in the last sentence of Section 5.26(c).
“Total Production Target Period” means, initially, the period from February 1, 2023 and ending on April 28, 2023, or, if the Closing occurs after April 28, 2023, the end of the month immediately preceding the Closing Date.
“Transaction Documents” means this Agreement, each of the Transition Services Agreements, each Assignment Agreement and Bill of Sale, the Seller Contract Manufacturing Agreement, the Purchaser Contract Manufacturing Agreement, the Registration Rights Agreement, the IP Assignment Agreement and each Deed.

“Well-Known Seasoned Issuer” means a “well-known seasoned issuer” as defined in Rule 405 promulgated under the Securities Act and which (i) is a “well-known seasoned issuer” under paragraph (1)(i)(A) of such definition or (ii) is a “well-known seasoned issuer” under paragraph (1)(i)(B) of such definition and is also eligible to register a primary offering of its securities relying on General Instruction I.B.1 of Form S-3 or Form F-3 under the Securities Act.
Section 1.2    Other Defined Terms. In addition, the following terms shall have the meanings ascribed to them in the corresponding section of this Agreement:
Term    Section
Adulterated Product    See definition of Adverse Facilities Matter, 1.1
Agreed Items    2.11(c)
Agreement    Preamble
Allocation    2.11(c)
Allocation Schedule    2.11(a)
Alternate Arrangement    2.10(b)
Anti-Corruption Laws    3.13(b)
Approvals    2.10(a)
Assignment Agreement and Bill of Sale    2.8(a)(ix)
Assumed Liabilities    2.6
Automatic Shelf    5.27
Balance Sheet Date    3.6(c)
Bankruptcy Code    5.21(h)
Base Cash Purchase Price    2.2
Basket Amount    10.2(b)
Business CBA    3.19(a)
Business Contracts    2.4(a)
Business Financial Information    3.6(a)
Business Guarantees    5.7
Business Information Technology    2.4(l)
Business Inventory    2.4(g)
Business Patent    See definition of Business Intellectual Property, 1.1
Business Permits    3.13(c)
Business Top Customers    3.20(a)
Business Top Suppliers    3.20(a)
Canadian Bill of Sale    2.8(a)(x)
Cap Amount    10.2(b)
Closing    2.3
Closing Date    2.3
Closing Statement    2.9(b)
Confidentiality Agreements    5.4(b)
Copyrights    See definition of Intellectual Property Rights, 1.1

Current Representation    11.15(a)
Data Privacy Requirements    3.10
Deed(s)    2.8(b)(ix)
Designated Person    11.15(a)
Dispute Notice    2.9(d)
Dispute Resolution Period    2.9(d)
Divested Entity    5.21(g)(ii)
Estimated Adjustment Amount    2.9(b)
Excluded Assets    2.5
Extended Period    5.26(c)
FCPA    3.13(b)
Final Cash Purchase Price    2.9(f)
Form S-3 Shelf    5.27
Immigration Documentation    6.5
Indemnified Party    10.4(a)
Indemnifying Party    10.4(a)
Independent Accounting Firm    2.9(d)
Independent Audit Firm    5.24(a)(i)
Internet Properties    See definition of Intellectual Property Rights, 1.1
IP Assignment Agreement    2.8(a)(viii)
Leased Real Property    2.4(b)
Licensee Party    5.21(e)
Marks    See definition of Intellectual Property Rights, 1.1
Material Contracts    3.12(a)
Monthly KPI Reports    5.5(e)
New Contract    2.10(c)
New Plans    6.2(c)
NYSE    4.9
Old Plans    6.2(c)
Outside Date    9.1(d)
Owned Real Property    2.4(b)
Parent    Preamble
Parent DC Plans    6.4(a)
Parent Permits    4.10(c)
Parent Preferred Stock    4.5(a)
Parties    Preamble
Party    Preamble
Patents    See definition of Intellectual Property Rights, 1.1
PBGC    3.18(c)
Post-Closing Adjustment Amount    5.26(b)
Post-Closing Production Commitment    5.26(b)
Post-Closing Production Report    5.26(b)
Post-Closing Representation    11.15(a)
Post-Closing Statement    2.9(c)
Pre-Closing Production Report    5.26(a)
Privileged Communications    11.15(b)

Production Deadline    5.26(b)
Purchase Price    2.2
Purchased Assets    2.4
Purchaser    Preamble
Purchaser Confidentiality Agreement    5.4(b)
Purchaser Contract Manufacturing Agreement    2.8(a)(vi)
Purchaser Covered Person    5.12(b)
Purchaser Indemnified Parties    10.2(a)
Purchaser Licensees    5.21(a)
Purchaser Licensors    5.21(b)
Purchaser Parties    Preamble
Purchaser Parties’ Closing Certificate    8.3(e)
Purchaser Related Parties    10.5(b)
Purchaser Releasees    10.5(c)
Purchaser’s Allocation    2.11(c)
Purchaser’s Real Property Allocation    2.11(b)
Recall    3.15
Registered Business Intellectual Property    3.9(a)
Registration Rights Agreement    2.8(a)(vii)
Required Financial Information    5.24(a)(iii)
Retained Businesses    See definition of Business, 1.1
Retained Liabilities    2.7
Retained Names and Marks    5.8
Scheduled Business Employees    3.19(b)
Seller    Preamble
Seller Confidentiality Agreement    5.4(a)
Seller Contract Manufacturing Agreement    2.8(a)(v)
Seller Covered Person    5.12(a)
Seller DC Plans    6.4(a)
Seller Equity Agreement    6.12
Seller Indemnified Parties    10.3(a)
Seller Licensees    5.21(b)
Seller Licensors    5.21(a)
Seller Related Parties    10.5(c)
Seller Releasees    10.5(b)
Seller Surviving Representations    10.1(a)
Seller’s Allocation Notice    2.11(c)
Seller’s Closing Certificate    8.2(e)
Service Provider    6.8
Share Issuance    2.2
System    See definition of Adverse Facilities Matter, 1.1
Termination Payments    6.2(b)
Third Party Claim    10.4(a)
Title Company    5.25
Title Policies    5.25
Title Policy    5.25

Trade Secrets    See definition of Intellectual Property Rights, 1.1
Transaction    Recitals
Transaction Accounting Principles    2.9(a)
Transfer Taxes    7.4
Transferred Codes    2.4(m)
Transferred Employee    6.1(a)
Transferred Lease    2.4(b)
Transferred Shared Contract    2.10(d)
Transferred Tangible Personal Property    2.4(f)
Transition Services Agreement(s)    2.8(a)(iv)
U.S. DC Employees    6.4(a)
VAT    7.4
WARN Act    5.2(b)(xii)

ARTICLE II
PURCHASE AND SALE; CLOSING
Section 2.1    Purchase and Sale. Subject to the terms and conditions of this Agreement, at the Closing, Seller shall, and shall cause the other Seller Entities to, sell, assign, transfer and convey to Purchaser, and Purchaser shall purchase and acquire from Seller and the other Seller Entities, all of Seller’s and the other Seller Entities’ right, title and interest as of the Closing in and to the Purchased Assets, in each case, free and clear of all Liens other than Permitted Liens.
Section 2.2    Purchase Price. In consideration for the Purchased Assets and the other obligations of Seller pursuant to this Agreement, (a) Purchaser shall pay, or cause to be paid, to Seller the Final Cash Purchase Price, comprised of Seven Hundred Million Dollars ($700,000,000) in cash (the “Base Cash Purchase Price”) as adjusted in accordance with Section 2.9, and paid in the manner set forth in Section 2.8 and Section 2.9, (b) Parent shall issue to Seller, or its designee, the Parent Shares in the manner set forth in Section 2.8 (such issuance, the “Share Issuance,” and the Parent Shares together with the Final Cash Purchase Price, the “Purchase Price”); and (c) Purchaser shall assume the Assumed Liabilities. If at any time during the period between the date hereof and the Closing, the outstanding shares of Parent Common Stock shall have been increased, decreased, changed into or exchanged for a different number or kind of shares or securities as a result of a subdivision, reorganization, recapitalization, reclassification, stock dividend, stock split, reverse stock split, combination or other similar change in capitalization, the aggregate number of Parent Shares to be issued to Seller in connection with the Share Issuance shall be equitably adjusted to provide Seller with the same economic effect as contemplated by this Agreement prior to such event. Nothing in this Section 2.2 shall be construed to permit Purchaser or Parent to take any action except to the extent consistent with, and not otherwise prohibited by, the terms of this Agreement.
Section 2.3    Closing Date. The closing of the Transaction (the “Closing”) shall take place at the offices of Wachtell, Lipton, Rosen & Katz located at 51 West 52nd Street, New York, New York 10019 at 10:00 a.m. New York City time on the later to occur of (a) April 28, 2023, or (b) the first Business Day of the calendar month following the date on which the last of the conditions set forth in Article VIII (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of such conditions at the Closing) have been satisfied (or, to the extent permitted, waived by the Party entitled to the benefits thereof), or at such other place, time and date as may be agreed between Seller and the Purchaser Parties; provided, that, notwithstanding the foregoing, if the last of the conditions set forth in Article VIII (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of such conditions at the Closing) have been satisfied (or, to the extent permitted, waived by the Party entitled to the benefits thereof) on any date on or prior to April 28, 2023, the Closing shall take place at 10:00 a.m. New York City time on April 28, 2023. The date on which the Closing occurs is referred to in this Agreement as the “Closing Date.”

Section 2.4    Purchased Assets. Subject to the terms and conditions of this Agreement, on the Closing Date and at the Closing, Seller shall, and shall cause the other Seller Entities to, sell, assign, transfer and convey to Purchaser, and Purchaser shall purchase, acquire and accept from the Seller Entities, all of the Seller Entities’ right, title and interest as of the Closing in the following (the “Purchased Assets”):
(a)    Each Contract to which Seller or any Seller Entity or any Subsidiary thereof is a party that is (i) exclusively related to the Business (other than, for the avoidance of doubt, Contracts solely between Seller and its Subsidiaries or solely between Subsidiaries of Seller), a complete list of which is set forth in Section 2.4(a)(i) of the Seller Disclosure Schedules (other than sales or purchase orders, statements of work, standard terms and conditions and similar instruments that are not Material Contracts hereunder), which list may be supplemented, modified or amended prior to the Closing in accordance with Section 11.2(b), or (ii) set forth in Section 2.4(a)(ii) of the Seller Disclosure Schedules (collectively, such Contracts, the “Business Contracts”);
(b)    (i) The real property listed in Section 2.4(b)(i) of the Seller Disclosure Schedules (together with all improvements, fixtures and all appurtenances thereto and rights in respect thereof, the “Owned Real Property”) and (ii) the lease listed in Section 2.4(b)(ii) of the Seller Disclosure Schedules (the “Transferred Lease,” and the real property governed by the Transferred Lease, the “Leased Real Property”);
(c)    The Business Intellectual Property, together with the goodwill appurtenant to any Marks included in the foregoing and the right to sue for infringement and other remedies against infringement of any of the foregoing;
(d)    Business Marketing Collateral, Business Product Specifications and Business Proprietary Software;
(e)    Copies of any customer lists and databases to the extent used in connection with the products actively sold by the Business as of the Closing Date and the products discontinued by the Business within the three (3) years prior to the Closing Date, in each case, as available and to the extent permitted by, and subject to, applicable Law and any applicable privacy policies, and excluding (i) any credit card numbers or related customer payment source information, (ii) any social security numbers and (iii) any financial or other personal information that may not be transferred pursuant to applicable Law or any applicable privacy policy;

(f)    Any and all Tangible Personal Property (i) exclusively used, or held exclusively for use, in the operation of the Business, wherever located, or (ii) located at the Owned Real Property or the Leased Real Property, except, in each case, for the Tangible Personal Property listed in Section 2.4(f) of the Seller Disclosure Schedules (the “Transferred Tangible Personal Property”);
(g)    Any and all (i) finished goods inventory and work-in-process inventory exclusively used, or held exclusively for use, by the Business, wherever located, and (ii) raw materials, supplies, packaging and other inventories, whether or not exclusively used, or held exclusively for use, by the Business, that are located on the Owned Real Property or Leased Real Property as of the Closing, except, in each case, as set forth in Section 2.4(g) of the Seller Disclosure Schedules (collectively, the “Business Inventory”);
(h)    Any and all Business Permits (i) exclusively used, or held exclusively for use, in the operation of the Business or (ii) used, or held for use, in the operation of the Business that are specific to the Owned Real Property or Leased Real Property, including those set forth in Section 2.4(h)(A) of the Seller Disclosure Schedules, and other than those set forth in Section 2.4(h)(B) of the Seller Disclosure Schedules;
(i)    Any and all goodwill of the Business;
(j)    Any and all claims, causes of action and defenses, rights under warranties, indemnities and all similar rights against third parties, in each case, to the extent exclusively related to the Business, the other Purchased Assets or any Assumed Liabilities (for the avoidance of doubt, other than any Retained Claim, any claims arising under insurance policies of Seller and its Affiliates and any claims and defenses in respect of any assets identified as Excluded Assets in Section 2.5);
(k)    Copies of any and all documents, instruments, papers, books, records (other than Tax Returns and other books and records related to Taxes), books of account, files and data (including supplier lists, and repair and performance records), catalogs, brochures, sales literature, promotional materials, certificates and other documents (or portions thereof), in whatever form (including electronic form), in each case, (i) to the extent exclusively related or otherwise material to the Business, the Purchased Assets or the Assumed Liabilities or used in connection with the products actively sold by the Business as of the Closing Date and the products discontinued by the Business within the three (3) years prior to the Closing Date, and (ii) in the possession of the Seller Entities or any of their Subsidiaries, other than (A) any books, records or other materials (or portions thereof) that the Seller Entities are required by Law to retain to the extent the delivery of such copies (or portions thereof) is prohibited by Law, (B) personnel and employment records for employees and former employees who are not Transferred Employees and for Transferred Employees to the extent prohibited by Law, (C) minutes and related presentations of the governing bodies of Seller or any of its Subsidiaries and (D) for the avoidance of doubt any books, records or other materials (or portions thereof) that may be located in a facility of the Business (including the Owned Real Property and the Leased Real Property) to the extent such books, records or other materials are not exclusively related, or otherwise material, to the Business; provided that, with respect to any such books, records or other materials that are Purchased Assets pursuant to this clause (k), subject to Section 5.4, the Seller Entities shall be permitted to keep (x) copies of such books, records or other materials to the extent required to demonstrate compliance with applicable Law or pursuant to internal compliance procedures, (y) copies of such books, records or other materials to the extent they are relevant to any Excluded Assets or the Retained Businesses and (z) such books, records or other materials in the form of so-called “back-up” electronic tapes in the Ordinary Course of Business;

(l)    All tangible Information Technology that is located on or in any portion of the Owned Real Property or the Leased Real Property and the Information Technology set forth in Section 2.4(l) of the Seller Disclosure Schedules (collectively, the “Business Information Technology”), and the Software loaded thereon and listed in Section 2.4(l) of the Seller Disclosure Schedules, but only to the extent the Seller Entities have transferred the corresponding license to Purchaser pursuant to the terms of this Agreement, or Purchaser independently has a license to such Software;
(m)    The GS1 Company Prefixes and associated Global Trade Item Numbers associated with the finished goods inventory used, or held for use, by Seller or any of its Affiliates in connection with the Business and set forth in Section 2.4(m) of the Seller Disclosure Schedules (the “Transferred Codes”);
(n)    The assets set forth in Section 2.4(n) of the Seller Disclosure Schedules;
(o)    The Collective Bargaining Agreement set forth in Section 3.19(a) of the Seller Disclosure Schedules; and
(p)    Any other assets exclusively used, or held exclusively for use, in the operation of the Business (other than any assets identified as Excluded Assets in Section 2.5).
The Parties acknowledge and agree that a single asset may fall within more than one of clauses (a) through (p) in this Section 2.4 and that any limitation or qualifier in any of clauses (a) through (p) above shall not preclude the inclusion of a given asset in any other clause; such facts do not imply that (i) such asset shall be transferred more than once or (ii) any duplication of such asset is required.
Section 2.5    Excluded Assets. Notwithstanding anything in this Agreement to the contrary (including Section 2.4), Purchaser expressly understands and agrees that Seller and its Affiliates shall retain, and Purchaser shall not purchase, any of the following assets, properties, rights or interests of the Seller Entities, whether tangible or intangible (the “Excluded Assets”):
(a)    Any and all legal and beneficial interest in the share capital or equity interest of any Person;
(b)    Any and all Contracts and portions of Contracts, other than the Business Contracts and the Transferred Lease;

(c)    Any and all owned and leased real property and other interests in real property, other than the Owned Real Property and the Leased Real Property;
(d)    All Retained Names and Marks;
(e)    Any and all Intellectual Property Rights, other than the Business Intellectual Property and the rights with respect to the Business Intellectual Property described in Section 2.4(c);
(f)    Any and all Information Technology, other than the Business Information Technology;
(g)    Any and all Tangible Personal Property other than the Transferred Tangible Personal Property;
(h)    Any and all accounts receivable, notes receivable and other current assets relating to the Business as of the Closing;
(i)    Any and all raw materials, work-in-process, finished goods, supplies and other inventories, other than the Business Inventory;
(j)    Any and all Permits, other than the Business Permits;
(k)    Any and all claims (including any claims arising under insurance policies of Seller and its Affiliates), causes of action and defenses (including any Retained Claim), rights under warranties, indemnities and all similar rights against third parties (i) to the extent related to the Retained Business, any Excluded Assets or Retained Liabilities or (ii) relating to the matters set forth in Section 2.5(k) of the Seller Disclosure Schedules;
(l)    All distribution centers (other than those distribution centers located on the Owned Real Property or included in the Leased Real Property) owned, leased, operated or used by Seller or any of its Affiliates, whether or not such distribution centers were or are used in the operation of the Business;
(m)    Any and all documents, instruments, papers, books, records, books of account, files and data, catalogs, brochures, sales literature, promotional materials, certificates and other documents not specifically identified as Purchased Assets in Section 2.4;
(n)    Except as set forth in Article VI, any and all assets of the Benefit Plans;
(o)    Any and all loans and advances, if any, by the Seller Entities to any of their Affiliates or otherwise to the Business;
(p)    Any and all refunds, credits and other Tax assets with respect to Taxes of Seller or any of its Affiliates or Excluded Business Taxes;

(q)    Tax Returns and other books and records related to Taxes paid or payable by Seller, the Seller Entities or any of their respective Affiliates;
(r)    Any and all Cash Amounts and any and all prepaid expenses and security deposits;
(s)    Any and all letters of credit, performance bonds, negotiable instruments and securities;
(t)    All rights and interests in and to any and all bank accounts of the Seller Entities;
(u)    Any and all insurance policies and binders and interests in insurance pools and programs and self-insurance arrangements held by Seller and its Affiliates, for all periods before, through and after the Closing, including any and all refunds and credits due or to become due thereunder and any and all claims, rights to make claims and rights to proceeds on any such insurance policies, binders and interests for all periods before, through and after the Closing;
(v)    Any and all GS1 Company Prefixes or Global Trade Item Numbers associated with the finished goods inventory used, or held for use, by Seller or any of its Affiliates in connection with the Excluded Assets or otherwise, other than the Transferred Codes;
(w)    Except for those assets expressly identified as Purchased Assets in Section 2.4, any and all assets, business lines, properties, rights, Contracts and claims of Seller or any of its Subsidiaries not exclusively used, or held exclusively for use, in the operation of the Business (including all assets, business lines, properties, rights, Contracts and claims constituting ownership interests in, or that are used or held for use in or related to, the Retained Businesses), wherever located, whether tangible or intangible, real, personal or mixed; and
(x)    The assets set forth in Section 2.5(x) of the Seller Disclosure Schedules.
The Parties acknowledge and agree that none of Parent, Purchaser or any of their Affiliates will acquire any direct or indirect right, title and interest in any Excluded Assets.
Section 2.6    Assumed Liabilities. Subject to the terms and conditions of this Agreement, at the Closing, Purchaser shall assume and hereby agrees to pay, satisfy, discharge and perform only the following Liabilities of Seller and its Affiliates related to or arising out of the Purchased Assets or the Business (the “Assumed Liabilities”):
(a)    Any and all Liabilities relating to or arising out of the Business Contracts (but excluding any Liabilities to the extent relating to or arising out of the portions of any Transferred Shared Contracts that relate to the Retained Business, including any Alternate Arrangement with respect thereto, all of which shall constitute Retained Liabilities hereunder), but only to the extent that such Liabilities (i) relate to or arise out of conduct or activity occurring after the Effective Time and (ii) do not relate to any failure to perform, improper performance or other breach, default or violation by Seller or any of its Affiliates that occurred prior to the Effective Time arising after the Effective Time;

(b)    Without limiting any other provision of this Section 2.6, any and all Liabilities relating to or arising out of the Business Permits, but only to the extent that such Liabilities (i) relate to or arise out of conduct or activity occurring after the Effective Time and (ii) do not relate to any failure to perform, improper performance or other breach, default or violation by Seller or any of its Affiliates that occurred prior to the Effective Time arising after the Effective Time;
(c)    Without limiting any other provision of this Section 2.6, any and all Liabilities relating to or arising out of the Owned Real Property and the Leased Real Property and the buildings and facilities located thereon and all Transferred Tangible Personal Property, in each case, only to the extent arising out of or relating to the businesses, operations, products, projects or properties of or associated with the Purchased Assets, the Assumed Liabilities or the Business occurring after the Effective Time;
(d)    Any and all Liabilities relating to or arising out of the Owned Real Property and the Leased Real Property and the buildings and facilities located thereon, in each case, to the extent relating to any violation of, or regulation by any, Environmental Law or the past, present or future presence or migration of Hazardous Materials, whether accrued or arising prior to, on or after the Effective Time;
(e)    Without limiting any other provision of this Section 2.6, any and all Liabilities with respect to products of the Business being adulterated, misbranded or not merchantable and useable in the Ordinary Course of Business, or due to claims that arise with respect to the labeling or marketing of products, including relating to any return, repair, warranty or similar claim, in each case, only to the extent such Liabilities relate to products that were designed, planned, managed, constructed, supervised, manufactured or sold, as applicable, after the Effective Time; provided, however, that notwithstanding the foregoing, solely with respect to finished goods inventory that is part of the Purchased Assets and sold after the Effective Time, “Assumed Liabilities” shall not include Liabilities with respect to such products being adulterated or not merchantable and useable in the Ordinary Course of Business;
(f)    Any and all Liabilities for (i) Taxes imposed with respect to, arising out of or relating to the Purchased Assets, the Assumed Liabilities or the Business for any Post-Closing Tax Period (other than the portion of Transfer Taxes for which Seller is responsible pursuant to Section 7.4), (ii) the portion of property Taxes for which Purchaser is responsible pursuant to Section 7.3, and (iii) the portion of Transfer Taxes for which Purchaser is responsible pursuant to Section 7.4;
(g)    Any and all Liabilities to the extent relating to or arising out of the ownership, use or conduct of the Business or the Purchased Assets after the Effective Time;

(h)    Those accrued expenses and Liabilities in respect of or relating to Business Employees (i) arising in respect of or relating to Transferred Employees following the Closing or (ii) specifically assumed by Purchaser pursuant to Article VI;
(i)    Those Liabilities relating to or arising out of the Benefit Plans with respect to or relating to Business Employees that are specifically assumed by Purchaser pursuant to Article VI;
(j)    Without limiting any other provision of this Section 2.6, any and all Liabilities relating to or arising out of the Collective Bargaining Agreement set forth in Section 3.19(a) of the Seller Disclosure Schedules, but only to the extent (i) that such Liabilities relate to the operation of the Business after the Effective Time, and (ii) to the extent that such Liabilities do not relate to a breach, default or violation by Seller or any of its Affiliates of such Collective Bargaining Agreement prior to the Effective Time which directly causes Liabilities after the Effective Time (excluding any such breach, default or violation related to any actions required to be taken by this Agreement), and in any event not including Liabilities to Former Business Employees or Business Employees who do not become Transferred Employee;
(k)    Any and all Liabilities for which Purchaser or its Affiliates expressly has responsibility pursuant to this Agreement, including pursuant to Section 2.10 and Section 5.7; and
(l)     Any and all Liabilities with respect to trade promotions, coupons, price promotions, slotting arrangements and other consumer promotions planned or committed to by Seller prior to the Closing but only to the extent such trade promotions, coupons, price promotions, slotting arrangements and other consumer promotions are related to sales by the Business, Purchaser or its Affiliates from and after the Effective Time.
The Parties acknowledge and agree that a single Liability may fall within more than one of clauses (a) through (l) in this Section 2.6 and that any limitation or qualifier in any of clauses (a) through (l) above shall not preclude the inclusion of a given Liability in any other clause; such facts do not imply that (i) such Liability shall be transferred more than once or (ii) any duplication of such Liability is required.
Section 2.7    Retained Liabilities. The Seller Entities shall retain, and Purchaser shall not assume, any Liabilities of the Business, the Seller or any of its Affiliates, other than the Assumed Liabilities (collectively, the “Retained Liabilities”).
Section 2.8    Closing Deliveries.
(a)    At the Closing, Purchaser or Parent, as applicable, shall deliver, or cause to be delivered, to Seller (or one or more other Seller Entities designated by Seller) the following:
(i)    payment, by wire transfer(s) to one or more bank accounts designated in writing by Seller (such designation to be made by Seller at least two (2) Business Days prior to the Closing Date), an amount in immediately available funds equal to the Closing Cash Purchase Price;

(ii)    evidence in book entry form, issued in the name of Seller (or its nominee in accordance with its delivery instructions), representing the Parent Shares;
(iii)    the Purchaser Parties’ Closing Certificate;
(iv)    a counterpart of each of the Transition Services Agreement, in substantially the form attached as Exhibit A hereto (the “Transition Services Agreement”) and the Canadian Transition Services Agreement, to the extent agreed between the Parties in accordance with Section 5.28 (the “Canadian Transition Services Agreement and, together with the Transition Services Agreement, the “Transition Services Agreements”), duly executed by Purchaser;
(v)    a counterpart of the Contract Manufacturing Agreement, in substantially the form attached as Exhibit B-1 hereto (the “Seller Contract Manufacturing Agreement”), duly executed by the parent of Purchaser;
(vi)    a counterpart of the Contract Manufacturing Agreement, in substantially the form attached as Exhibit B-2 hereto (the “Purchaser Contract Manufacturing Agreement”), duly executed by the parent of Purchaser;
(vii)    a counterpart of the Registration Rights Agreement, in substantially the form attached as Exhibit C hereto (the “Registration Rights Agreement”), duly executed by Parent;
(viii)    a counterpart of the IP Assignment Agreement, in substantially the form attached as Exhibit F hereto (the “IP Assignment Agreement”), duly executed by Purchaser;
(ix)    a counterpart of the Assignment and Assumption Agreement and Bill of Sale providing for the transfer of the Seller Entities’ right, title and interest as of the Closing in and to the Purchased Assets and the assumption by Purchaser of the Assumed Liabilities in accordance with and subject to this Agreement, by and between the applicable Seller Entities and Purchaser, in substantially the form attached as Exhibit D hereto (the “Assignment Agreement and Bill of Sale”), duly executed by Purchaser;
(x)    a counterpart of the Canadian Bill of Sale, in substantially the form attached as Exhibit E, duly executed by a Subsidiary of Parent named as a party thereto (the “Canadian Bill of Sale”); and
(xi)    any other instruments necessary and appropriate to evidence Purchaser’s assumption of the Assumed Liabilities pursuant to and in accordance with this Agreement, in each case duly executed by Purchaser, to the extent applicable.

(b)    At the Closing, Seller shall deliver, or cause to be delivered, to Purchaser, the following:
(i)    the Seller’s Closing Certificate;
(ii)    a counterpart of each of the Transition Services Agreements, duly executed by Seller;
(iii)    a counterpart of the Seller Contract Manufacturing Agreement, duly executed by Seller or its applicable Subsidiary named as a party thereto;
(iv)    a counterpart of the Purchaser Contract Manufacturing Agreement, duly executed by Seller or its applicable Subsidiary named as a party thereto;
(v)    a counterpart of the Registration Rights Agreement, duly executed by Seller;
(vi)    a counterpart of the IP Assignment Agreement, duly executed by the Seller Entity named as a party thereto;
(vii)    a counterpart of the Assignment Agreement and Bill of Sale duly executed by each Seller Entity named as a party thereto;
(viii)    a counterpart of the Canadian Bill of Sale, duly executed by each Seller Entity named as a party thereto;
(ix)    a deed or deeds, providing for the transfer of the applicable Seller Entities’ right, title and interest as of the Closing in and to each parcel of the Owned Real Property to Purchaser, and in proper form for recording in the real estate records of the County(ies) and State(s) in which the Owned Real Property is located, in substantially the forms attached as Exhibit G hereto (or such other form as shall be adequate) to transfer insurable title in fee simple to the Owned Real Property, free and clear of any Liens, other than Permitted Liens, each, a “Deed” and collectively, the “Deeds”), and such other certificates, affidavits or filings, in form and substance reasonably acceptable to the Title Company (it being agreed that Seller shall not be required to deliver any certificates, affidavits or filings, and shall not be required to issue any indemnities or otherwise increase its Liability with respect to any matter, in any manner that would increase Seller’s Liability beyond the Liability of Seller set forth in this Agreement and any affidavit statements may be limited as to Seller’s knowledge and to those set forth on the form(s) of Seller affidavits included in Exhibit G), duly executed by each Seller Entity named as a party thereto, as may be reasonably required by the Title Company or the applicable jurisdiction to transfer the Owned Real Property to Purchaser and to issue, if Purchaser chooses to acquire, the Title Policies;
(x)    from each of the Seller Entities (or, if any Seller Entity is a “disregarded entity” for U.S. federal income tax purposes, from the Person treated as the owner of such Seller Entity) that is a “United States person” (within the meaning of Section 7701(a)(30) of the Code), a duly executed IRS Form W-9; and

(xi)    any other instruments of transfer necessary and appropriate to evidence the transfer of the Seller Entities’ right, title and interest in the Purchased Assets pursuant to and in accordance with this Agreement duly executed by each Seller Entity named as a party thereto, to the extent applicable.
Section 2.9    Adjustment to Base Cash Purchase Price.
(a)    Section 2.9 of the Seller Disclosure Schedules sets forth the accounting principles, practices, procedures, methodologies and policies that were employed in preparing the Business Financial Information (with consistent classifications, judgments, inclusions, exclusions and valuation and estimation methodologies) (collectively, the “Transaction Accounting Principles”).
(b)    At least five (5) Business Days prior to the Closing Date, Seller shall cause to be prepared and delivered to Purchaser a closing statement (the “Closing Statement”) setting forth a good-faith estimate of (i) the value of the Business Inventory as of the Effective Time and (ii) the Adjustment Amount (such estimate, the “Estimated Adjustment Amount”). The Closing Statement shall set forth the calculations of such amounts and be prepared in accordance with the Transaction Accounting Principles. The Estimated Adjustment Amount shall be used to calculate the Closing Cash Purchase Price to be paid by Purchaser to Seller at the Closing. The Purchaser Parties agree that, following the Closing through the date that the Post-Closing Statement becomes final and binding in accordance with this Section 2.9, they will not take any actions with respect to any accounting books, records, policies or procedures on which the Closing Statement is based, or on which the Post-Closing Statement is to be based, that are inconsistent with the Ordinary Course of Business (or of Seller or any of its Affiliates with respect to the Business) prior to the Closing. For the avoidance of doubt, the Purchaser Parties may take any actions that are required by GAAP. During the period after the delivery by Seller of the Closing Statement and prior to the Closing, Purchaser shall be afforded a reasonable opportunity to review and comment on the Closing Statement, and Seller shall, and shall cause its Subsidiaries to, reasonably cooperate with Purchaser in good faith to respond to any questions regarding the Closing Statement raised by Purchaser, and Seller shall consider in good faith any comments thereon from Purchaser. For the avoidance of doubt, Purchaser shall have no obligation to comment on the Closing Statement.
(c)    As promptly as reasonably possible and in any event within ninety (90) days after the Closing Date, Seller shall prepare or cause to be prepared, and will provide to Purchaser, a written statement (the “Post-Closing Statement”), setting forth a good-faith calculation of the Adjustment Amount and shall be prepared in accordance with the Transaction Accounting Principles. For purposes of calculating the value of the Business Inventory for purposes of determining the Adjustment Amount, on or about the Closing Date, Seller shall conduct a physical count of the Business Inventory, and Purchaser and its Representatives shall be permitted to observe such physical count.

(d)    Within thirty (30) days following receipt by Purchaser of the Post-Closing Statement, Purchaser shall deliver written notice to Seller of any dispute Purchaser has with respect to the calculation, preparation or content of the Post-Closing Statement (the “Dispute Notice”); provided, however, that if Purchaser does not deliver any Dispute Notice to Seller within such thirty (30)-day period, the Post-Closing Statement will be final, conclusive and binding on the Parties. The Dispute Notice shall set forth in reasonable detail (i) any item on the Post-Closing Statement that Purchaser disputes and (ii) Purchaser’s calculation of the amount of such item. Upon receipt by Seller of a Dispute Notice, Purchaser and Seller shall negotiate in good faith to resolve any dispute set forth therein. If Purchaser and Seller fail to resolve any such dispute within thirty (30) days after delivery of the Dispute Notice (the “Dispute Resolution Period”), then Purchaser and Seller jointly shall engage, within ten (10) Business Days following the expiration of the Dispute Resolution Period, a nationally recognized independent accounting firm selected jointly by Seller and Purchaser (the “Independent Accounting Firm”) to resolve any such dispute; provided that, if Seller and Purchaser are unable to agree on the Independent Accounting Firm, then each of Seller and Purchaser shall select a nationally recognized independent accounting firm, and the two (2) firms will mutually select a third (3rd) nationally recognized independent accounting firm to serve as the Independent Accounting Firm. As promptly as practicable, and in any event not more than fifteen (15) days following the engagement of the Independent Accounting Firm, Purchaser and Seller shall each prepare and submit a presentation detailing such Party’s complete statement of proposed resolution of each issue still in dispute to the Independent Accounting Firm (and such presentation, and all other communications with the Independent Accounting Firm, will be simultaneously made or delivered to the other Party). Purchaser and Seller shall instruct the Independent Accounting Firm to, as soon as practicable after the submission of the presentations described in the immediately preceding sentence and in any event not more than twenty (20) days following such presentations, make a final determination of each item that remains in dispute as indicated in the Dispute Notice (and that have not been thereafter resolved by written agreement of the Parties). With respect to each disputed line item, such determination, if not in accordance with the position of either Seller or Purchaser, shall not be in excess of the higher, nor less than the lower, of the amounts advocated by Seller or Purchaser, as applicable, in the Dispute Notice and the Post-Closing Statement, respectively. Notwithstanding the foregoing, the scope of the disputes to be resolved by the Independent Accounting Firm shall be limited to those items that remain in dispute as indicated in the Dispute Notice (and that have not been thereafter resolved by written agreement of the Parties) and whether any disputed determinations of the Adjustment Amount were properly calculated in accordance with the Transaction Accounting Principles and the provisions of this Agreement. All determinations made by the Independent Accounting Firm, and the Post-Closing Statement, as modified by the Independent Accounting Firm and to reflect any items resolved by written agreement of the Parties, will be final, conclusive and binding on the Parties absent manifest error. The costs, fees and expenses of the Independent Accounting Firm pursuant to this Section 2.9 (including any retainer) shall be apportioned between Seller and Purchaser based upon inverse proportion of the disputed amounts resolved in favor of such Party (i.e., so that the prevailing Party bears a lesser amount of such costs, fees and expenses) as determined by the Independent Accounting Firm and set forth in the written decision of the Independent Accounting Firm; provided that, initially, any retainer charged by the Independent Accounting Firm shall be borne equally by Seller and Purchaser.
(e)    For purposes of complying with the terms set forth in this Section 2.9, each of Seller and the Purchaser Parties shall reasonably cooperate with and make available to each other, the Independent Accounting Firm and each of their respective Representatives all information, records, data and working papers, in each case to the extent related to the Purchased Assets, Assumed Liabilities or the Business, and shall permit access to its and their facilities and personnel, as may be reasonably required in connection with the preparation, analysis and review of the Post-Closing Statement and the resolution of any disputes thereunder.

(f)    The “Final Cash Purchase Price” means (i) the Base Cash Purchase Price plus (ii) the Adjustment Amount (which may be a positive or negative number), as finally determined pursuant to Section 2.9(d).
(g)    If the Closing Cash Purchase Price exceeds the Final Cash Purchase Price, then Seller shall pay or cause to be paid an amount in cash equal to such excess to Purchaser by wire transfer of immediately available funds to an account or accounts designated in writing by Purchaser to Seller; or if the Final Cash Purchase Price exceeds the Closing Cash Purchase Price, then Purchaser shall pay or cause to be paid an amount in cash equal to such excess to Seller by wire transfer of immediately available funds to an account or accounts designated in writing by Seller to Purchaser. Any such payment shall be made within five (5) Business Days of the date on which the Adjustment Amount is finally determined pursuant to this Section 2.9.
(h)    The process set forth in this Section 2.9 shall be the sole and exclusive remedy of any of the Parties and their respective Affiliates for any disputes related to the Adjustment Amount, the Closing Cash Purchase Price, the Final Cash Purchase Price and the calculations and amounts on which they are based or set forth in the related statements and notices delivered in connection therewith.
Section 2.10    Non-Assignment; Shared Contracts; Consents.
(a)    Notwithstanding anything in this Agreement to the contrary, this Agreement shall not constitute an agreement to sell, assign, transfer or convey any Purchased Asset if an attempted sale, assignment, transfer or conveyance thereof in connection with the Transaction or the other transactions contemplated by this Agreement would be prohibited by Law or would, without the approval, authorization or consent of, Filing with, or granting or issuance of any license, Judgment, waiver or permit by, any third party or Governmental Entity (collectively, “Approvals”), (i) constitute a breach or other contravention in respect thereof, (ii) be ineffective, void or voidable, or (iii) adversely affect the rights thereunder of the Seller Entities, Purchaser or any of their respective officers, directors, agents or Affiliates, unless and until such Approval is obtained.
(b)    Seller and Purchaser shall, and shall cause their respective Affiliates to, use commercially reasonable efforts to obtain, or cause to be obtained, any Approval (other than Regulatory Approvals, which shall be governed by Section 5.1) required to sell, assign or transfer any material Purchased Asset and to obtain the unconditional release of Seller and its Affiliates so that Purchaser and its Affiliates shall be solely responsible for the Assumed Liabilities. If any such Approval is not obtained prior to the Closing, the Closing shall nonetheless take place subject only to the satisfaction or waiver of the conditions set forth in Article VIII. Until the earlier of (i) such time as such Approval or Approvals are obtained and (ii) the earlier of (A) twelve (12) months following the Closing Date and (B) to the extent any such Approval is in respect of a Purchased Asset that is or arises out of a Contract, the expiration of such Contract in accordance with its terms, the Parties will cooperate and use commercially reasonable efforts to implement an arrangement (any such arrangement, an “Alternate Arrangement”) reasonably acceptable to Purchaser and Seller intended to both, subject to applicable Law, (x) provide Purchaser, to the fullest extent practicable, the claims, rights and benefits of any such Purchased Assets and (y) cause Purchaser to bear all costs and Liabilities thereunder to the extent relating to the Business, the Purchased Assets or the Assumed Liabilities from and after the Closing in accordance with this Agreement (including by means of any subcontracting, sublicensing or subleasing arrangement). In furtherance of the foregoing, from and after the Closing, Purchaser will promptly pay, satisfy, perform and discharge when due any Liability arising under any such Alternate Arrangement and shall be responsible for all Assumed Liabilities related thereto in accordance with this Agreement.

(c)    Promptly after the date hereof, the Parties will cooperate and use commercially reasonable efforts to cause the counterparty to each Shared Contract to enter into a new contract with Purchaser or its designee, on terms substantially similar to those contained in such Shared Contract, including with respect to pricing to (i) provide Purchaser, to the fullest extent practicable under such Shared Contract, the claims, rights and benefits of those parts that relate to the Business and (ii) cause Purchaser to bear all costs and Liabilities thereunder from and after the Closing in accordance with this Agreement (including by means of any subcontracting, sublicensing or subleasing arrangement) (each such new contract, a “New Contract”), except as specifically provided in Section 2.10(c) of the Seller Disclosure Schedules with respect to the Shared Contract listed in Section 2.10(c) of the Seller Disclosure Schedules. Except with respect to the Shared Contract listed in Section 2.10(c) of the Seller Disclosure Schedules, if the Parties are not able to obtain a New Contract with a counterparty to such Shared Contract prior to the Closing, then for a period of twelve (12) months following the Closing Date, the Parties shall (i) continue to use commercially reasonable efforts to cause such counterparty to enter into a New Contract and (ii) until a New Contract has been executed, establish an Alternate Arrangement satisfactory to Seller and Purchaser intended to both, subject to applicable Law, (A) provide Purchaser, to the fullest extent practicable under such Shared Contract, the claims, rights and benefits of those parts that relate to the Business and (B) cause Purchaser to bear all costs and Liabilities thereunder to the extent relating to the Business, the Purchased Assets or the Assumed Liabilities from and after the Closing in accordance with this Agreement (including by means of any subcontracting, sublicensing or subleasing arrangement). In furtherance of the foregoing, from and after the Closing, Purchaser will promptly pay, satisfy, perform and discharge when due any Liability arising under any such Alternate Arrangement with respect to the parts of any such Shared Contract that relate to the Business, the Purchased Assets or the Assumed Liabilities.
(d)    If a Business Contract listed and expressly identified in Section 2.4(a)(ii) of the Seller Disclosure Schedules as not being exclusively related to the Business (each such Business Contract, a “Transferred Shared Contract”) is not amended or modified prior to the Closing to separate out any portions thereof that relate to the Retained Businesses and has been assigned, transferred or conveyed to Purchaser or its designated Subsidiary in its entirety in accordance with this Agreement, such Transferred Shared Contract shall be assigned, transferred and conveyed subject to the terms and conditions of this Agreement (including the other provisions of this Section 2.10) only with respect to (and preserving the meaning of) those portions thereof that relate to the Retained Businesses, to Seller, if so assignable, transferrable or conveyable, so that Seller shall be entitled to the rights and benefits of those parts of the Transferred Shared Contract that relate to the Retained Businesses and shall assume the related portion of any costs and Liabilities contemplated by this Agreement; provided, however, that in the event that any Transferred Shared Contract is not so assignable (or cannot be amended) by its terms without obtaining one or more Approvals, until the earlier of such time as such Approval or Approvals are obtained or twelve (12) months following the Closing Date, the Parties shall establish an Alternate Arrangement reasonably satisfactory to Seller and Purchaser intended to both, subject to applicable Law, (i) provide Seller, to the fullest extent practicable under such Transferred Shared Contract, the claims, rights and benefits of those parts that relate to the Retained Businesses and (ii) cause Seller to bear all costs and Liabilities thereunder to the extent relating to the Retained Businesses, the Excluded Assets or the Excluded Liabilities from and after the Closing in accordance with this Agreement (including by means of any subcontracting, sublicensing or subleasing arrangement). In furtherance of the foregoing, from and after the Closing, Seller will promptly pay, satisfy, perform and discharge when due any Liability arising under any such Alternate Arrangement with respect to the parts of any such Transferred Shared Contract that relate to the Retained Businesses, the Excluded Assets or the Excluded Liabilities.

(e)    Purchaser shall indemnify and hold Seller, the Seller Entities and their respective Affiliates harmless from and against all costs and Liabilities to the extent incurred or asserted as a result of Seller’s or any of its Affiliates’ post-Closing direct or indirect ownership, management or operation of any Purchased Assets or relating to or arising out of the portions of any Shared Contracts that relate to the Business or any Alternate Arrangements with respect thereto. Seller shall indemnify and hold Purchaser and its Affiliates harmless from and against all costs and Liabilities to the extent incurred or asserted as a result of any portions of any Transferred Shared Contracts that relate to the Retained Businesses or any Alternate Arrangements with respect thereto. Notwithstanding anything in this Agreement to the contrary, any transfer or assignment to Purchaser of any Purchased Asset or any part of a Shared Contract, and any transfer or assignment to Seller of any part of any Transferred Shared Contract, in each case, that shall require an Approval as described above in this Section 2.10 shall be made subject to such Approval being obtained, and none of Seller, Purchaser, or any of their respective Affiliates shall be required to agree to any arrangement or take any action in connection with the matters contemplated by this Section 2.10 that would, in Seller’s or Purchaser’s good-faith judgment, as applicable, (i) constitute a breach or other contravention in respect of any Purchased Assets, Shared Contract or Transferred Shared Contract, (ii) be ineffective, void or voidable, (iii) adversely affect the rights thereunder of the Seller Entities, Purchaser or any of their respective officers, directors, agents or Affiliates, or (iv) require Seller, Purchaser or any of their respective Affiliates to pay or commit to pay any amount or incur any obligation in favor of or offer or grant any accommodation (financial or otherwise, regardless of any provision to the contrary in the underlying Contract, including any requirements for the securing or posting of any bonds, letters of credit or similar instruments, or the furnishing of any guarantees) to any Person. Without limiting Section 2.10(b), notwithstanding the fact that any applicable Approval is not obtained prior to the Closing, each of the assets described in Section 2.4 shall be deemed to be Purchased Assets under this Agreement and each of the costs and Liabilities described in Section 2.6 shall be deemed to be Assumed Liabilities under this Agreement.
Section 2.11    Purchase Price Allocation.
(a)    Seller and the Purchaser Parties agree to allocate and, as applicable, to cause their relevant Affiliates to allocate, the Purchase Price and any other items that are treated as an adjustment to the consideration for Tax purposes (including, to the extent relevant, the amount of Assumed Liabilities) among the Purchased Assets (and any other assets that, for Tax purposes, are treated as assets purchased by Purchaser (or its relevant Affiliates) pursuant to this Agreement or any other Transaction Document) in accordance with Exhibit H attached hereto (the “Allocation Schedule”).

(b)    As soon as practicable, but no later than ten (10) days prior to the Closing, Purchaser shall prepare and deliver to Seller an allocation statement (“Purchaser’s Real Property Allocation”) setting forth its proposed valuation of each Owned Real Property, and setting forth the calculations supporting all such amounts, determined in a manner consistent with Section 1060 of the Code and the Treasury Regulations promulgated thereunder, any other relevant provisions of applicable Tax Law and the Allocation Schedule. In the event that Seller disagrees with Purchaser’s Real Property Allocation, Seller may, within five (5) days after delivery of Purchaser’s Real Property Allocation, deliver a notice to Purchaser to such effect, specifying those items as to which Seller disagrees and setting forth Seller’s proposed allocation with respect to those items. Purchaser and Seller shall, during the five (5) days following such delivery, cooperate in good faith to resolve such dispute prior to the Closing.
(c)    No later than sixty (60) days after the date on which the Final Cash Purchase Price is determined pursuant to Section 2.9, Purchaser shall prepare and deliver to Seller a draft of an allocation statement (“Purchaser’s Allocation”) setting forth its proposed allocation of the Purchase Price and any other items that are treated as an adjustment to the consideration for Tax purposes (including, to the extent relevant, the amount of the Assumed Liabilities) among the Purchased Assets (and any other assets that, for Tax purposes, are treated as assets purchased by Purchaser (or its relevant Affiliates) pursuant to this Agreement and any other Transaction Document), other than the Owned Real Property (the allocation with respect to which shall be determined in accordance with Section 2.11(b)), and setting forth the calculations supporting all such amounts, determined in a manner consistent with Section 1060 of the Code and the Treasury Regulations promulgated thereunder, any other relevant provisions of applicable Tax Law and the Allocation Schedule. In the event that Seller disagrees with Purchaser’s Allocation, Seller may, within thirty (30) days after receipt of Purchaser’s Allocation, deliver a notice (“Seller’s Allocation Notice”) to Purchaser to such effect, specifying those items as to which Seller disagrees and setting forth Seller’s proposed allocation with respect to such items. If a Seller’s Allocation Notice is delivered, Seller and Purchaser shall, during the thirty (30) days immediately following such delivery, use commercially reasonable efforts to reach agreement on the disputed items or amounts in order to determine the allocation of the Purchase Price and any other items that are treated as an adjustment to the consideration for Tax purposes. Notwithstanding any other provision in this Agreement to the contrary, if Purchaser and Seller are unable to resolve any such dispute within the thirty (30)-day period following the delivery of Seller’s Allocation Notice, then Purchaser and Seller shall jointly engage, within ten (10) Business Days following the expiration of such thirty (30)-day period, an Independent Accounting Firm, with the provisions of Section 2.9(d) relating to the methods of appointment, resolution and apportionment of costs, fees and expenses to apply mutatis mutandis to any such dispute; provided that Purchaser and Seller shall each be bound by the Allocation Schedule and any item on Purchaser’s Allocation not in dispute (such undisputed items, “Agreed Items”) and the Independent Accounting Firm shall not review any such Agreed Items. The allocation, as prepared by Purchaser if no Seller’s Allocation Notice has been delivered, as adjusted pursuant to any agreement between Seller and Purchaser or the determination of the Independent Accounting Firm, as applicable, and with respect to Agreed Items (the “Allocation”) shall be conclusive and binding on the Parties. Any subsequent adjustment to the consideration for Tax purposes shall be allocated in a manner consistent with the Allocation.

(d)    Each of the Purchaser Parties and Seller (i) shall (and shall cause its Affiliates to) prepare and file all relevant Tax Returns (including Internal Revenue Service Forms 8594) in a manner consistent with the Allocation and (ii) shall not (and shall cause its Affiliates not to) take any position on any Tax Return or in connection with any Tax Proceeding inconsistent with the Allocation, in each case, except to the extent otherwise required by a “determination” within the meaning of Section 1313(a) of the Code (or any analogous provision of applicable state, local or non-U.S. Law).
Section 2.12    Withholding. Purchaser, Parent, Seller and each other Person responsible for payments made under this Agreement shall be entitled to deduct and withhold from the amounts otherwise payable pursuant to this Agreement such amounts as Purchaser, Parent, Seller or such other Person is required to deduct and withhold under the Code, or any Tax Law, with respect to the making of such payment. If Purchaser or Parent determines that any deduction or withholding is required in respect of the consideration payable pursuant to this Agreement, Purchaser or Parent, as applicable, shall use commercially reasonable efforts to provide written notice to Seller no less than ten (10) days prior to the date on which such deduction or withholding is to be made with a written explanation substantiating the requirement to deduct or withhold, and the Parties shall use commercially reasonable efforts to cooperate to mitigate any such requirement to the maximum extent permitted by Law. To the extent that amounts are so deducted or withheld and remitted to the applicable Taxing Authority, such deducted or withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of whom such deduction and withholding was made.

ARTICLE III
REPRESENTATIONS AND WARRANTIES OF SELLER
Except as set forth in the Seller Disclosure Schedules, Seller hereby represents and warrants to the Purchaser Parties as follows:
Section 3.1    Organization and Standing. Seller is a corporation duly organized, validly existing and in good standing under the Laws of the State of Ohio. Each other Seller Entity is, or will be as of the Closing, a corporation, partnership or other legal entity duly organized, validly existing and, where applicable, in good standing under the Laws of the jurisdiction of its organization, except where the failure to be so organized, existing or in good standing (a) has not had and would not have a Business Material Adverse Effect or (b) would not materially impair, prevent or materially delay the ability of Seller or any other Seller Entity to consummate the Transaction or the other transactions contemplated hereby or by the other Transaction Documents. Each of Seller and the Seller Entities is qualified to do business and is in good standing in each jurisdiction in which the Purchased Assets, or the operation of the Business as currently conducted, makes such qualification necessary, except where the failure to be so qualified or in good standing (i) has not had and would not have a Business Material Adverse Effect or (ii) would not materially impair, prevent or materially delay the ability of Seller to consummate the Transaction or the other transactions contemplated hereby or by the other Transaction Documents.

Section 3.2    Authority; Enforceability.
(a)    Seller has all requisite corporate power and authority to execute and deliver this Agreement and each other Transaction Document to which it will be a party and to perform its obligations hereunder and thereunder. The execution and delivery by Seller of this Agreement and each such Transaction Document, and the performance by Seller of its obligations hereunder and thereunder, have been, or will be as of the Closing, duly authorized by all requisite corporate action. Each other Seller Entity has, or will have as of the Closing, all requisite corporate or other similar applicable power and authority to execute and deliver each Transaction Document to which it will be a party and to perform its obligations thereunder. The execution and delivery by each other Seller Entity of each Transaction Document to which it will be a party, if applicable, and the performance by it of its obligations thereunder, have been, or will have been as of the Closing, duly authorized by all requisite corporate or other similar applicable action.
(b)    Each of Seller and each other Seller Entity has, or will have as of the Closing, all requisite corporate or other similar applicable power and authority to carry on its respective business as it pertains to the Business as currently conducted, except where the failure to have such power and authority would not (i) have a Business Material Adverse Effect or (ii) materially impair, prevent or materially delay the ability of Seller to consummate the Transaction or the other transactions contemplated hereby or by the other Transaction Documents.
(c)    This Agreement has been duly executed and delivered by Seller and, assuming this Agreement has been duly executed and delivered by Purchaser and Parent, constitutes a valid and binding obligation of Seller, and each other Transaction Document will be, as of the Closing, duly executed and delivered by each Seller Entity that will be a party thereto and will, assuming such Transaction Document has been duly executed and delivered by Purchaser or Parent (as and if applicable), constitute a valid and binding obligation of such Seller Entity, in each case enforceable against such Seller Entity in accordance with its terms, except as enforcement may be limited by bankruptcy, insolvency, reorganization, fraudulent conveyance, moratorium or similar Laws affecting creditors’ rights generally or by general principles of equity (regardless of whether enforcement is sought in a proceeding in equity or law).
Section 3.3    No Conflicts; Consents. The execution, delivery and performance of this Agreement by Seller and the consummation of the Transaction and the other transactions contemplated hereby or by the other Transaction Documents by Seller or the other Seller Entities do not and will not (a) violate in any material respect any provision of the articles of incorporation or Code of Regulations of Seller or the comparable organizational documents of any of the other Seller Entities, (b) subject to obtaining the consents set forth in Section 3.3(b) of the Seller Disclosure Schedules, conflict with, constitute a default under, or result in the breach of or give rise to a right of termination, cancellation or acceleration (whether after the giving of notice or the lapse of time or both) of any right or obligation of any of the Seller Entities, or to a loss of any benefit of the Business to which any of the Seller Entities is entitled, under any Business Contract or Shared Contract and (c) assuming compliance with the matters set forth in Section 3.4 and Section 4.4, violate or result in a breach of or constitute a default under any Law or other restriction of any Governmental Entity or arbitration tribunal to which any Seller Entity is subject in any material respect; except, with respect to clause (b), as would not (i) have a Business Material Adverse Effect or (ii) materially impair, prevent or materially delay the ability of Seller to consummate the Transaction or the other transactions contemplated hereby or by the other Transaction Documents.

Section 3.4    Governmental Authorizations. The execution, delivery and performance of this Agreement by Seller does not require any Approval of, or Filing with, any Governmental Entity, except for (a) the expiration or early termination of the applicable waiting period under the HSR Act and (b) Approvals and Filings which if not obtained or made would not materially impair, prevent or materially delay the ability of Seller or any other Seller Entity to consummate the Transaction or the other transactions contemplated hereby or by the other Transaction Documents.
Section 3.5    Proceedings.
(a)    Except as set forth in Section 3.5(a) of the Seller Disclosure Schedules, since April 30, 2019, there has not been, any material Proceeding pending or, to the Knowledge of Seller, threatened against the Seller Entities affecting or relating to the Business or any of the Purchased Assets or Assumed Liabilities, before any Governmental Entity or arbitration tribunal.
(b)    Except as set forth in Section 3.5(b) of the Seller Disclosure Schedules, none of the Seller Entities is subject to any material outstanding Judgment of any Governmental Entity or arbitration tribunal to which the Business or any Purchased Asset or Assumed Liability is subject.
Section 3.6    Financial Statements; Absence of Undisclosed Liabilities.
(a)    Section 3.6(a) of the Seller Disclosure Schedules sets forth complete copies of (i) unaudited income statement information of the Business for the fiscal years ended April 30, 2022 and April 30, 2021 and the six months ended October 31, 2022and (ii) unaudited balance sheet information of the Business as of April 30, 2022, April 30, 2021 and October 31, 2022 (collectively, and together with any notes thereto, the “Business Financial Information”).
(b)    The Business Financial Information has been prepared in accordance with the Transaction Accounting Principles and fairly presents in all material respects (A) the assets, liabilities and financial condition of the Business as of the dates therein specified and (B) the results of operations of the Business for the periods indicated; provided that the Business Financial Information does not include footnote disclosure which, if provided, would not be material individually or in the aggregate to the Business; provided, further, that the Business Financial Information and the foregoing representations and warranties are qualified by the fact that the Business has not operated as a separate standalone entity and has received certain allocated charges and credits which do not necessarily reflect amounts that would have resulted from arm’s-length transactions or that the Business would incur on a standalone basis.

(c)    The Business does not have any Liabilities that would be required by GAAP to be reflected on a balance sheet of the Business or to be disclosed in the notes thereto, other than Liabilities that: (i) are reflected or reserved against in the most recent balance sheet included in the Business Financial Information as of April 30, 2022 (the “Balance Sheet Date”), (ii) were incurred since the Balance Sheet Date in the Ordinary Course of Business, (iii) are Retained Liabilities, (iv) are permitted or contemplated by this Agreement or the other Transaction Documents or disclosed in Section 3.6(c) of the Seller Disclosure Schedules or (v) would not have a Business Material Adverse Effect. Without limiting the generality of the foregoing, there are no amounts due and owing under the Business Guarantees, nor will any such amounts become payable with respect to events occurring prior to the Effective Time.
(d)    Seller maintains a system of internal controls over financial reporting designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP, in each case, with respect to the Business, taken as a whole. Since April 30, 2019, neither Seller nor any of the Seller Entities has identified or been made aware of any material illegal act or fraud related to the Business.
Section 3.7    Absence of Changes or Events. Except in connection with or in preparation for the Transaction and the other transactions contemplated by this Agreement or the other Transaction Documents, since the Balance Sheet Date through the date of this Agreement:
(a)    the Business has been conducted in all material respects in the Ordinary Course of Business;
(b)    there has not occurred any action or event that, had it occurred after the date hereof and prior to Closing, would constitute a violation of Section 5.2(b)(iii), Section 5.2(b)(iv), Section 5.2(b)(v), Section 5.2(b)(viii), Section 5.2(b)(ix), Section 5.2(b)(x), Section 5.2(b)(xi), Section 5.2(b)(xi), Section 5.2(b)(xii)(A), Section 5.2(b)(xiv) and, solely to the extent relating to the foregoing clauses of Section 5.2(b), Section 5.2(b)(xvi); and
(c)    there has not been, with respect to the Business, any Business Material Adverse Effect.
Section 3.8    Title to and Sufficiency of Assets.
(a)     The Seller Entities have good and valid title to, or a good and valid and insurable leasehold interest in or license to, all of the material Purchased Assets, free and clear of all Liens other than Permitted Liens. Except for Permitted Liens or in connection with licenses of Intellectual Property Rights and the rights of landlords in connection with Leased Real Property, no Person other than the Seller Entities, including any other Affiliates of Seller, has any right, title or interest in or to any of the material Purchased Assets, other than as set forth in Section 3.8(a) of the Seller Disclosure Schedules.
(b)     Subject to Section 3.8(d), except (i) as set forth in Section 3.8(b) of the Seller Disclosure Schedules and (ii) for the Excluded Services (as defined in the Transition Services Agreements, the Purchased Assets (assuming all Approvals as may be required in connection with the consummation of the Transaction and the other transactions contemplated by this Agreement and the other Transaction Documents have been obtained), together with the rights and benefits to be provided pursuant to the Transaction Documents and any assets that are the subject of any of the Shared Contracts, collectively constitute all of the assets reasonably necessary for Purchaser and its Subsidiaries to conduct all material aspects of the Business (including, for the avoidance of doubt, all of the material production lines thereof) after the Closing in all material respects in the manner and to the extent conducted as of the date of this Agreement.

(c)    Except as is not, and would not reasonably be expected to be, individually or in the aggregate, material to the Business, each item of the Tangible Personal Property included in the Purchased Assets is in reasonable working condition and repair (ordinary wear and tear excepted). Other than this Agreement or the sale of Inventory in the Ordinary Course of Business, there are no outstanding options to purchase any of the material Purchased Assets, and, except for the restrictions under any Material Contracts listed on Section 3.8(c) of the Seller Disclosure Schedules, there are no material restrictions upon the ability of any Seller Entity to transfer any of the material Purchased Assets or use the material Purchased Assets in the Ordinary Course of Business as of the date of this Agreement.
(d)    Nothing in this Section 3.8 is intended to or shall be treated as a representation of non-infringement, which is solely addressed in Section 3.9.
Section 3.9    Intellectual Property.
(a)    Section 3.9(a) of the Seller Disclosure Schedules sets forth a true and complete list of all registrations and applications for registration of Intellectual Property Rights that are included in the Business Intellectual Property (the “Registered Business Intellectual Property”). Seller or another Seller Entity is the sole and exclusive owner of all Registered Business Intellectual Property free and clear of all Liens other than Permitted Liens. Except as is not and would not reasonably be expected to be material to the Business, taken as a whole, the Seller Entities have rights to use, practice, sell and otherwise exploit, as the case may be, all Business Intellectual Property as the same is used, practiced, sold and otherwise exploited by the Seller Entities and the Business as currently conducted. None of the execution, delivery and performance of any Transaction Document, and none of the transactions contemplated thereby, shall result in the loss, termination, or impairment of any rights of the Seller Entities in or to any Business Intellectual Property, except as contemplated by the Transaction Documents or except as would not reasonably be expected to be material to the Business, taken as a whole.
(b)    Each item of Registered Business Intellectual Property is subsisting and, to the Knowledge of Seller, not invalid or unenforceable. All actions including all Filings and fees with respect to the material Registered Business Intellectual Property due prior to the date of this Agreement, if applicable, have been made or paid as required to maintain such Registered Business Intellectual Property in full force and effect. No Registered Business Intellectual Property has been cancelled, abandoned, allowed to lapse or not renewed, except where such registration or application is not material and the Business has, in its reasonable business judgment, decided to cancel, abandon, allow to lapse or not renew such issuance, registration or application.

(c)    Except as is not and would not reasonably be expected to be material to the Business, taken as a whole (i) none of the Business Intellectual Property is subject to any Judgment adversely affecting the use thereof or rights thereto by Seller and its Subsidiaries; (ii) there is no Proceeding pending against Seller and its Subsidiaries concerning the ownership, validity, enforceability or infringement of any Business Intellectual Property; (iii) to the Knowledge of Seller, there is no infringement or misappropriation, or other violation of any Business Intellectual Property by any other Person; (iv) neither Seller nor any of its Subsidiaries has received any written notice within the one (1)-year period prior to the date of this Agreement alleging that any of the Business Intellectual Property infringes, misappropriates, or violates the Intellectual Property Rights of any other Person or that challenges the ownership, validity or enforceability of any Business Intellectual Property; and (v) to the Knowledge of Seller, the conduct of the Business as currently conducted does not infringe, misappropriate or otherwise violate any Intellectual Property Right of any other Person.
(d)    In each case solely with respect to the Business, the Purchased Assets and the Assumed Liabilities, Seller Entities have during the one (1)-year period prior to the date of this Agreement taken commercially reasonable measures to protect the confidentiality of any material Business Intellectual Property constituting a Trade Secret. Except as would not have a Business Material Adverse Effect, all Persons employed or engaged by the Seller Entities in connection with the Business to conceive, create, develop or modify any material Business Intellectual Property have assigned, including by operation of Law, all right, title and interest in and to such Person’s rights therein to one of the Seller Entities, except where such right, title and interest has otherwise vested in the Seller Entities as a matter of Law.
Section 3.10    Data Privacy; IT Security. Except as is not and would not reasonably be expected to be material to the Business, taken as a whole, or as set forth in Section 3.10 of the Seller Disclosure Schedules, in each case solely with respect to the Business, the Purchased Assets or the Assumed Liabilities, (i) Seller and the Seller Entities are and, since May 25, 2018, have been, in compliance in all material respects with all applicable Laws relating to the protection or processing of Personal Data included in the Purchased Assets, as well as their own internal policies and all applicable contractual provisions relating to privacy, data protection and the collection, retention, protection, transfer, use and processing of Personal Data included in the Purchased Assets (“Data Privacy Requirements”), (ii) Seller and its applicable Subsidiaries have taken appropriate measures in all material respects to protect the Personal Data included in the Purchased Assets against any unauthorized use, access or disclosure; (iii) Seller and the Seller Entities have taken commercially reasonable steps to protect the operation and security of the Business Information Technology, the other Information Technology owned or controlled by Seller or any of the Seller Entities that is used in the Business, the Business Proprietary Software, all other Software used in the Business and the information and data stored therein from viruses, worms, Trojan horses and other malicious bugs or contaminants and (iv) there are no, and have not been since April 30, 2020, Proceedings pending by or, to the Knowledge of Seller, threatened against Seller or any Seller Entity concerning any Data Privacy Requirement or compliance therewith or violation thereof. Except as is not and would not reasonably be expected to be material to the Business, taken as a whole, since April 30, 2020, there have been no malfunctions, failures or crashes of any of the Information Technology used in the Business, the Business Proprietary Software, or any other Software used in the Business that have caused material disruption or damage to the Business or its ability to fulfill its obligations to its customers.

Section 3.11    Real Property.
(a)    The Seller Entities have, or will have at the Closing, good and insurable title in fee simple to the Owned Real Property, free and clear of any Liens, other than Permitted Liens. Section 3.11(a) of the Seller Disclosure Schedules sets forth a true and correct list as of the date hereof of all of the Owned Real Property by tax parcel number.
(b)    Except as otherwise set forth in Section 3.11(b) of the Seller Disclosure Schedules, (i) the Transferred Lease is valid, binding on, and enforceable against the Seller Entity that is a party thereto and, to the Knowledge of Seller, each other party thereto and is in full force and effect, except as enforcement may be limited by bankruptcy, insolvency, reorganization, fraudulent conveyance, moratorium or similar Laws affecting creditors’ rights generally or by general principles of equity (regardless of whether enforcement is sought in a proceeding in equity or law), (ii) no written termination notice has been given with regard to any portion of the Leased Real Property and, to the Knowledge of Seller, there are no material disputes with respect to the Transferred Lease, (iii) except as does not, and would not reasonably be expected to, individually or in the aggregate, materially and adversely impair the continued use of the applicable real property in the manner currently being used in the Business (including, for this purpose, any breach or default that could give rise to a termination right of the other parties to the Transferred Lease), no Seller Entity and, to the Knowledge of Seller, none of the other parties thereto, is in breach of, or default under, the Transferred Lease beyond any applicable cure periods, (iv) except as does not, and would not reasonably be expected to, individually or in the aggregate, materially and adversely impair the continued use of the applicable real property in the manner currently being used in the Business, no Seller Entity has received nor given any notice of any event, and, to the Knowledge of Seller, no event has occurred or exists which, with the delivery of notice, the passage of time or both, would constitute a breach or default of, or permit the termination or modification of, or acceleration of rent under, the Transferred Lease, and (v) to the Knowledge of Seller, no security deposit or portion thereof deposited with respect to the Transferred Lease has been applied in respect of a breach or default under such Transferred Lease which has not been redeposited in full.
(c)    Seller has delivered or made available to Purchaser a true, correct and complete copy in all material respects of the Transferred Lease and all amendments, modifications, supplements, restatements and guarantees thereto. Except as otherwise set forth on Section 3.11(c) of the Seller Disclosure Schedules or as would not reasonably be expected, individually or in the aggregate, to materially and adversely impair the continued use of the applicable real property in the manner currently being used in the Business, with respect to the Transferred Lease, the Seller Entities have not amended, modified, assigned, sublet, licensed, transferred, conveyed, mortgaged, deeded in trust or encumbered any interest in the Leased Real Property or portion thereof or the interest or estate created by the Transferred Lease.

(d)    Except as otherwise set forth on Section 3.11(d) of the Seller Disclosure Schedules or as does not, and would not reasonably be expected to, individually or in the aggregate, materially and adversely impair the continued use of the applicable real property in the manner currently being used in the Business, the Seller Entities have not leased, licensed or otherwise granted to any Person the right to use or occupy any Owned Real Property or the Leased Real Property, or any portion thereof, and neither the Owned Real Property nor the Leased Real Property is in the possession of any adverse possessor. Except as otherwise set forth on Section 3.11(d) of the Seller Disclosure Schedules, to the Knowledge of Seller, there are no outstanding leases, options, rights of first offer or rights of first refusal to purchase any interest in any portion of the Owned Real Property or any Leased Real Property.
(e)    The Seller Entities have delivered to Purchaser true and complete copies in all material respects of all surveys, title commitments, title policies, easements, restrictions, covenants and similar documents that the Seller Entities have in their possession and which have been executed after March 23, 2015 relating to the Owned Real Property.
(f)    No Seller Entity has received written notice of any condemnation or eminent domain proceeding affecting the Owned Real Property or the Leased Real Property (or any portion of any such parcels) that is still pending, and, to the Knowledge of Seller, there are no such proceedings pending or threatened.
(g)    Except as otherwise set forth on Section 3.11(g) of the Seller Disclosure Schedules, to the Knowledge of Seller, no Seller Entity has received any notice (i) of any violation of any building code, zoning ordinance or other Law, Permit or any Permitted Lien affecting or relating to the Owned Real Property or the Leased Real Property, (ii) of any adverse claim by any Person (including adjoining property owners) affecting or relating to any Owned Real Property or Leased Real Property, (iii) any zoning, building code or other moratorium proceeding which could reasonably be expected to adversely affect the conduct of the Business at of the Owned Real Property or the Leased Real Property or (iv) that it lacks any Permits required for the use and operation of any Owned Real Property or the Leased Real Property, or portion of any parcel comprising same.
(h)    Except as disclosed in Section 3.11(h) of the Seller Disclosure Schedules, the Owned Real Property and the Leased Real Property, including all buildings, fixtures and other improvements, are in satisfactory condition and repair and sufficient for the continued use and operation or conduct of the Business as presently conducted in all material respects.
(i)    Since April 30, 2019, to the Knowledge of Seller, neither the whole nor any portion of any of the Owned Real Property or the Leased Real Property has been materially damaged or destroyed by fire or other casualty that has not been repaired.
Section 3.12    Contracts.
(a)    Section 3.12(a) of the Seller Disclosure Schedules sets forth all Contracts of the following types to which a Seller Entity is a party or bound and that relate to the Business, the Purchased Assets or the Assumed Liabilities (other than sales or purchase orders, statements of work, standard terms and conditions and similar instruments entered into or used in the Ordinary Course of Business or any confidentiality or non-disclosure agreements entered into in the Ordinary Course of Business) (together with any Collective Bargaining Agreements required to be listed on Section 3.19(a) of the Seller Disclosure Schedules and the Transferred Lease, collectively, the “Material Contracts”):

(i)    any Contracts with the Business Top Customers;
(ii)    any Contracts with the Business Top Suppliers;
(iii)    any Contract relating to the acquisition or disposition by the Business of any business (whether by merger, sale of stock, sale of assets or otherwise) pursuant to which the Business has a material continuing earn-out, indemnification or similar right or obligation following the date of this Agreement;
(iv)    any Contract concerning a joint venture or partnership agreement, or other sharing of profits, with a third party that is not an Affiliate of Seller;
(v)    any Contract that is reasonably expected to require in any consecutive twelve (12) month period after the date hereof, capital expenditure obligations of the Business in excess of $500,000;
(vi)    any Contract involving the lease, sublease or use of any machinery, equipment, vehicle or other tangible personal property owned by a third party, in each case, providing for annual aggregate payments in excess of $500,000;
(vii)    any licenses with respect to Intellectual Property Rights that are material to the Business, taken as a whole, and are granted (A) on an exclusive basis to any third party with respect to any Business Intellectual Property or (B) to any of the Seller Entities with respect to Intellectual Property Rights of third parties for use exclusively in the Business; provided that, for clarity, the foregoing clauses (A) and (B) shall exclude any licenses for off-the-shelf Software and all non-disclosure agreements, employee invention assignment agreements, customer end user agreements and similar agreements, in each case, that are entered into in the Ordinary Course of Business;
(viii)    any Contract that by its express terms limits or impairs the ability of the Business to compete in any line of business or with any Person or in any geographic area or to develop, sell, supply or distribute any product for any Person (including through non-compete, exclusivity or “most-favored nation” provisions) during any time period in any material respect;
(ix)    any Contract with any distributor, reseller, broker or sales representative involving sales relating to the Business in excess of $1,000,000 in the fiscal year of Seller ended April 30, 2022 or that is reasonably expected to exceed $1,000,000 in any subsequent fiscal year, in each case, that is material to the Business, taken as a whole, and is not terminable on sixty (60) or fewer days’ notice without penalty;
(x)    any Contract that is with a supplier of materials, supplies, equipment, raw materials, packaging or commodities or any services used in the products sold by the Business (A) that is material to the Business and for which such supplier is the only source of such supply in the market place or only supplier to the Business or (B) that imposes a minimum purchase requirement, in each case, involving payments in excess of $2,500,000 in the fiscal year ended April 30, 2022;

(xi)     to the extent not otherwise disclosed on Section 3.12(a)(i) or Section 3.12(a)(ii) of the Seller Disclosure Schedules, any Contract exclusively related to the Business that resulted in revenue to or expenses of the Business in excess of $1,000,000 in the fiscal year of Seller ending April 30, 2022 or that is reasonably expected to exceed $1,000,000 in any subsequent fiscal year;
(xii)    any Contract providing for a material settlement or compromise of any material suit, claim, dispute or other Proceeding;
(xiii)    any Contract that (A) requires any Seller Entity to purchase or sell a stated portion of its requirements or outputs relating to the Business in any material respect or that contains a “take or pay” provision and (B) is not terminable by Seller or a Seller Entity, as applicable, by notice of ninety (90) days or less for a cost of less than $3,000,000;
(xiv)    any Contract with a Governmental Entity that is material to the Business;
(xv)    any Contract involving co-manufacturing or co-packing services;
(xvi)    any Contract exclusively related to the Business between any of the Seller Entities, on one hand, and any of their Affiliates, on the other hand; and
(xvii)    any Contract pursuant to which Seller or any of its Subsidiaries is a lessor (or sublessor) of any of the Owned Real Property or the Leased Real Property, or any portion thereof.
(b)    Except as set forth in Section 3.12(b) of the Seller Disclosure Schedules, (i) each Material Contract that is a Business Contract or Shared Contract is valid and binding on the Seller Entity (or Subsidiary thereof) that is a party thereto and, to the Knowledge of Seller, each other party thereto, and is in full force and effect, except as enforcement may be limited by bankruptcy, insolvency, reorganization, fraudulent conveyance, moratorium or similar Laws affecting creditors’ rights generally or by general principles of equity (regardless of whether enforcement is sought in a proceeding in equity or law), except, in each case, as is not, or would not reasonably be expected to be, individually or in the aggregate, material to the Business, and (ii) no Seller Entity or, to the Knowledge of Seller, any other party thereto, is in breach of, or default under, any such Material Contract in any material respect. Seller has made available to Purchaser complete and correct copies, in all material respects, of each Material Contract that is a Business Contract or Shared Contract. No Material Contract that is a Business Contract or Shared Contract has been amended or otherwise modified in any material respect except as disclosed in Section 3.12(a) of the Seller Disclosure Schedules. Each Business Contract is set forth on Section 2.4(a) of the Seller Disclosure Schedules. To the Knowledge of Seller, no Seller Entity has provided or received any notice of any intention to terminate, repudiate or disclaim any material obligations under any Business Contract.

Section 3.13    Compliance with Applicable Laws; Permits.
(a)    The Seller Entities’ conduct of the Business is, and since April 30, 2019, has been, in compliance in all material respects with all applicable Laws. Since April 30, 2019, none of the Seller Entities has received any written notice from any Governmental Entity alleging any material noncompliance by any Seller Entity with respect to any Law applicable to the operation of the Business or any of the Purchased Assets or Assumed Liabilities and to the Knowledge of Seller, no Seller Entity is currently under investigation with respect to any such material noncompliance.
(b)    Except as is not, or would not reasonably be expected to be, individually or in the aggregate, material to the Business, taken as a whole (i) within two (2) years prior to the date of this Agreement, none of the Seller Entities or, to the Knowledge of Seller, any of their respective officers or directors, in each case, with respect to the Business, has made or accepted any gift, bribe, payoff or kickback to or from any Person in violation of the U.S. Foreign Corrupt Practices Act of 1977 (the “FCPA”), as amended, or the U.K. Bribery Act 2010 (collectively with the FCPA, “Anti-Corruption Laws”) and (ii) none of the Seller Entities, in each case with respect to the Business, has received any written notice from a Governmental Entity regarding, or to the Knowledge of Seller, is under Governmental Entity investigation for, any violation of any Anti-Corruption Laws.
(c)    The Seller Entities hold all Permits that are material to the Business, taken as a whole, and necessary for the conduct of the Business in all material respects as presently conducted, each of which is listed on Section 2.4(h) of the Seller Disclosure Schedules (the “Business Permits”). All of the Business Permits are valid and in full force and effect, except, in each case, as would not materially impair the conduct of the Business as presently conducted. The Seller Entities and the Business are in compliance in all material respects with the terms of the Business Permits.
(d)    There is no pending Proceeding by or before any Governmental Entity or arbitration tribunal to revoke, cancel, rescind, suspend, modify, limit or refuse to renew any material Business Permit, and to the Knowledge of Seller, no event has occurred that, with or without notice or lapse of time or both, would reasonably be expected to result in any such revocation, cancellation, rescission, suspension, modification, limitation or refusal to renew.
Section 3.14    Products and Inventory. Except as is not, or would not reasonably be expected to be, individually or in the aggregate, material to the Business, all of the Business Inventory included in the Purchased Assets (whether finished goods or otherwise) as of the Closing will be of a quality consistent with such inventories maintained by the Business in the Ordinary Course of Business and saleable or useable in the Ordinary Course of Business. All of the finished goods Business Inventory included in the Purchased Assets as of the Closing (i) is not adulterated or misbranded in any material respect, (ii) is merchantable and useable in the Ordinary Course of Business in all material respects, and (iii) may be shipped in interstate commerce in accordance with all applicable Laws, including the Federal Food, Drug and Cosmetic Act, as amended, the regulations promulgated thereunder and requirements imposed by the FDA pursuant to applicable statute and regulation. Except as is not, or would not reasonably be expected to be, individually or in the aggregate, material to the Business, and except with respect to licenses under the Business Contracts or any Material Contracts, no Business Inventory is subject to any licensing, Patent, royalty, Mark, trade name or Copyright agreements with any other Person, and the completion of manufacture or sale or other disposition of any Business Inventory after the Closing will not require the Approval of any Person and will not constitute a breach or default under any Contract to which Seller or any of its Affiliates is a party or to which the Business Inventory is subject. Except as is not, or would not reasonably be expected to be, individually or in the aggregate, material to the Business, all Business Inventory complies, in all material respects, to the extent applicable, with all applicable Laws.

Section 3.15    Product Recalls. Except as set forth in Section 3.15 of the Seller Disclosure Schedules, (a) there have been no voluntary or involuntary product recalls, field alerts, field corrections, market withdrawals or replacements, safety alerts, or other notices or actions relating to an alleged lack of safety or regulatory compliance of any product (individually and collectively, a “Recall”) by the Business or, to the Knowledge of Seller, with respect to the products of the Business, the third Persons that manufacture, process, package, supply ingredients or packaging materials for or distribute the products of the Business since April 30, 2019, and, to the Knowledge of Seller, nothing has occurred relating to any product of the Business which would reasonably be expected to result in a Recall of any products of the Business, (b) there have been no labeling or marketing claims on products of the Business since April 30, 2019 that are or would reasonably be expected to be material to the Business, and to the Knowledge of Seller, nothing has occurred relating to any product of the Business which would reasonably be expected to result in such a labeling or marketing claim, and (c) there are no material claims with respect to any products sold or distributed by the Business that such products violate the terms of any Contract or other express written warranty, which material claims are currently pending or, to the Knowledge of Seller, threatened against Seller or any of its Affiliates, and Seller and its Affiliates have not received any such material claims since April 30, 2019.
Section 3.16    Environmental Matters.
(a)    Except as set forth in Section 3.16 of the Seller Disclosure Schedules, (i) the Seller Entities are and have been in compliance in all material respects with all applicable Environmental Laws applicable to the conduct of the Business as presently conducted, (ii) the Seller Entities and the Business have obtained and are in compliance in all material respects with all Permits pursuant to Environmental Laws required for the operation of the Business as presently conducted and have timely submitted renewal applications except where the failure to do so does not and would not reasonably be expected to be material to the Business, (iii) there are no material claims by any Person, or material Proceedings or Judgments pending, entered, or, to the Knowledge of Seller, threatened, against or involving any of the Seller Entities, the Purchased Assets or the Assumed Liabilities, alleging a violation of or Liability arising under any Environmental Laws with respect to the Business, (iv) no Seller Entity has received written notice from any Person alleging Liability under any Environmental Law as it relates to the Business or any of the Purchased Assets or the Assumed Liabilities, including arising from or relating to the offsite disposal of any Hazardous Materials generated in connection with the Business except as is not and would not reasonably be expected to be material to the Business, (v) no Seller Entity has Released any Hazardous Materials in connection with the Business or the Purchased Assets, (vi) no Seller Entity has retained, indemnified or assumed, by contract or operation of Law, any material Liabilities or material obligations of any other Person in connection with the Business, in each case, arising under any Environmental Law, and (vii) no Seller Entity is conducting nor obligated to conduct nor has any material Liability for, in each case, any investigation, remediation, or removal of any Hazardous Material relating to the Business, the Purchased Assets or the Assumed Liabilities, including any Release at the Owned Real Property or Leased Real Property, and to the Knowledge of Seller, there are no existing facts or circumstances that would reasonably be expected to result in any such investigation, remediation, or removal.

(b)    Seller has delivered to Purchaser true and complete copies in all material respects of any material report, study, analysis, test, or monitoring prepared or performed since March 23, 2015 relating to (i) Hazardous Materials in, on, or under the Owned Real Property or Leased Real Property, (ii) any material noncompliance with Environmental Laws in connection with the Business, or (iii) any material Liability of the Business for environmental matters, in each case, in the possession or control of any of the Seller Entities, it being understood that this provision does not extend to samples taken and related reports prepared to meet the monitoring requirements of the Business under any Permit in the Ordinary Course of Business.
Section 3.17    Taxes.
(a)    Each Seller Entity has timely filed all material Tax Returns required to be filed with respect to the Business, the Purchased Assets and the Assumed Liabilities, and such Tax Returns are complete, true and accurate in all material respects. All material Taxes due and owing by each of the Seller Entities with respect to the Business, the Purchased Assets and the Assumed Liabilities (whether or not shown on any Tax Returns) have been timely paid.
(b)    There are no Liens for Taxes upon any property or assets included in the Purchased Assets or the Business other than Permitted Liens.
Section 3.18    Benefit Plans.
(a)    Section 3.18(a) of the Seller Disclosure Schedules sets forth a list, as of the date of this Agreement, of (i) each material Benefit Plan, (ii) any Benefit Plan that is an employment contract that cannot be terminated at will, (iii) any Benefit Plan that is a Multiple Employer Plan and (iv) any Multiemployer Plan to which Seller or any of its Subsidiaries contributes.
(b)    With respect to each material Benefit Plan, Seller has made available to Purchaser (i) the summary plan description (or the plan document if there is not a summary plan description for any such plan); (ii) all insurance Contracts and similar instruments with respect to each such funded or insured Benefit Plan; and (iii) copies of the most recently issued favorable determination or opinion letters with respect to each such Benefit Plan that is intended to be qualified under Code Section 401(a).
(c)    With respect to any Benefit Plan that is subject to Title IV of ERISA, (i) there does not exist any failure to meet the “minimum funding standard” of Section 412 of the Code or Section 302 of ERISA (whether or not waived), (ii) such plan is not in “at-risk” status for purposes of Section 430 of the Code and (iii) the PBGC has not instituted proceedings to terminate any such plan. Except as would not reasonably be expected to be material to the Business, taken as a whole, or adversely affect the qualified status of each such Benefit Plan, with respect to any Benefit Plan that is subject to Title IV of ERISA, (i) no reportable event within the meaning of Section 4043(c) of ERISA has occurred in the two (2) years prior to the date hereof and (ii) all premiums to the Pension Benefit Guaranty Corporation (the “PBGC”) have been timely paid in full.

(d)    Neither the Seller nor any of its ERISA Affiliates contributes to or is obligated to contribute to, or within the six (6) years preceding this Agreement contributed to, or was obligated to contribute to, a Multiemployer Plan or a Multiple Employer Plan. Except as would not reasonably be expected to be material to the Business, taken as a whole, neither Seller nor any ERISA Affiliate has incurred, or is reasonably expected to incur, any liability to a Multiemployer Plan or Multiple Employer Plan as a result of a complete or partial withdrawal (as those terms are defined in Part I of Subtitle E of Title IV of ERISA) from any such plan, and Seller and its ERISA Affiliates have timely satisfied all of their respective contribution obligations with respect to any such Multiemployer Plan and Multiple Employer Plan under any such plan, applicable collective bargaining agreement or applicable Law.
(e)    Each Benefit Plan that is intended to be qualified under Section 401(a) of the Code is the subject of a favorable determination letter or opinion letter from the IRS, and there are no existing circumstances or events that would reasonably be expected to cause a loss of qualified status of each such Benefit Plan. All Benefit Plans comply and have been operated in all material respects in accordance with their terms and the requirements of Law applicable thereto. There are no material actions, suits or claims (other than routine claims for benefits) pending or, to the Knowledge of Seller and except as would not reasonably be expected to be material to the Business, taken as a whole, threatened, involving both (a) any Benefit Plan, and (b) a Business Employee’s benefits. Except as would not reasonably be expected to be material to the Business, taken as a whole, to the Knowledge of Seller, all contributions, premiums and other payments required to be made by Seller to the Benefit Plans have been made or are accrued in the Business Financial Information.
(f)    Section 3.18(f) of the Seller Disclosure Schedules sets forth each Benefit Plan that provides for post-retirement health, medical and life insurance benefits for Business Employees (other than statutory liability for providing group health plan continuation coverage under Part 6 of Subtitle B of Title I of ERISA and Section 4980B of the Code or applicable Law).
(g)    Neither the execution of this Agreement nor the consummation of the Transaction will (i) result in any material payment becoming due to a Business Employee under a Benefit Plan, (ii) materially increase any benefits payable to a Business Employee under a Benefit Plan or (iii) result in the acceleration of the time of payment or vesting of benefits of a Business Employee under a Benefit Plan.
Section 3.19    Labor Matters.
(a)    Section 3.19(a) of the Seller Disclosure Schedules sets forth a list of each Collective Bargaining Agreement with respect to any Business Employee’s services to the Business, in effect as of the date hereof, as well as any Collective Bargaining Agreement with respect to any Business Employee’s or Former Business Employee’s services to the Business which Collective Bargaining Agreement has terminated or expired within the last three (3) years. Between the date this Agreement is executed and the Closing, Seller shall update Section 3.19(a) of the Seller Disclosure Schedules to add any amendments to or memoranda of agreement or understanding or renewals of the Collective Bargaining Agreement disclosed as of the execution of this Agreement on Section 3.19(a) of the Seller Disclosure Schedules (the “Business CBA”), but not to add additional Collective Bargaining Agreements that do not relate to the Business CBA.

(b)    Section 3.19(b) of the Seller Disclosure Schedules is a correct and complete list of all of the Business Employees (such employees scheduled being the “Scheduled Business Employees”), including the name, employee ID, department, title, primary work location, residential zip code, date of hire, current annual salary or hourly rate of pay, annual and long-term incentive opportunities, visa/work authorization status (if applicable) and, if applicable, leave status (STD/LTD/unpaid FMLA, etc.) and leave start date. Seller shall update Section 3.19(b) of the Seller Disclosure Schedules every week following the execution of this Agreement, and through the day prior to the Closing Date, to reflect Business Employees who become Leave Employees or Leave Employees who return to work, to add newly hired Business Employees who both (i) were hired in the Ordinary Course of Business and (ii) are not salaried Business Employees who work at a location other than the Bloomsburg Facility (unless Parent agrees in writing to the addition of any salaried Business Employee) and to remove Business Employees whose employment ends following the execution of this Agreement.
(c)    Since the two (2)-year period immediately prior to the date hereof, (A) there has not occurred and, to the Knowledge of Seller, there is not threatened, (i) any strike, slowdown, picketing, or work stoppage by, or lockout of, or, to the Knowledge of Seller, union organizing campaign with respect to, any Business Employees located at the Owned Real Property or the Leased Real Property, or (ii) any material proceeding, dispute, charge, complaint, grievance or suit against or materially affecting the Business relating to the alleged violation of any Laws pertaining to labor relations or employment matters, including any immigration matters and any charge or complaint filed by an employee or union with the National Labor Relations Board, the Equal Employment Opportunity Commission or any comparable Governmental Entity or arbitration tribunal, in each instance relating to or involving Business Employees, and (B) to the Knowledge of Seller, there has not been any application for certification of a collective bargaining agent seeking to represent any Business Employees.
(d)    Except as would not have a Business Material Adverse Effect, Seller is in compliance with all applicable Laws pertaining to employment practices in connection with the Business, the Assumed Liabilities and the Business Employees. Except as would not reasonably be expected to be material to the Business, taken as a whole, there have been no written communications received by Seller or its Affiliates of the intent of any Governmental Entity or arbitration tribunal responsible for the enforcement of labor or employment Laws to conduct an investigation of or affecting Seller or its Affiliates with respect to the Business and, to the Knowledge of Seller, no such investigation is in progress. Seller and each of its Affiliates, with respect to the Business Employees, complies and has complied since April 30, 2019 in all material respects with all provisions of the Immigration Reform and Control Act of 1986, as amended, and all regulations promulgated thereunder requiring that they (i) complete Forms I-9 for all Business Employees hired after November 6, 1986 and (ii) reverify the employment eligibility of Business Employees who listed expiration dates for their employment eligibility on Forms I-9 and/or who presented certain employment eligibility documents to Seller or its Affiliate with expiration dates.

Section 3.20    Customers and Suppliers.
(a)    Section 3.20(a) of the Seller Disclosure Schedules lists (i) the ten (10) largest customers of the Business (measured by dollar value based on the fiscal year ended April 30, 2022) (the “Business Top Customers”) and (ii) the ten (10) largest suppliers of services, products or materials for use in the Business (measured by dollar value based on the fiscal year ended April 30, 2022) (the “Business Top Suppliers”), in each case excluding any co-packers or contract manufacturers.
(b)    Since April 30, 2022, no Business Top Customer has (i) materially and adversely modified or terminated its relationship with the Business or (ii) given any Seller Entity written notice of its intent to materially and adversely modify or terminate its relationship with the Business.
(c)    Since April 30, 2022, no Business Top Supplier has (i) materially and adversely modified or terminated its relationship with the Business or (ii) given any Seller Entity written notice of its intent to materially and adversely modify or terminate its relationship with the Business.
Section 3.21    Brokers. Other than Goldman Sachs & Co. LLC (whose fees and expenses will be borne by Seller), no broker, investment banker or financial advisor is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the Transaction and the other transactions contemplated by this Agreement based upon arrangements made by or on behalf of Seller or its Affiliates.
Section 3.22    Securities Act.
(a)    Seller is acquiring the Parent Shares solely for its own account for the purpose of investment and not with a view to, or for sale in connection with, any distribution thereof in violation of the Securities Act, or any other applicable securities Laws. Seller further represents, acknowledges and agrees that it is not acquiring the Parent Shares as a result of “general solicitation” or “general advertising” (as such terms are used in Rule 502 of Regulation D under the Securities Act).
(b)    Seller is an “accredited investor” as defined in Rule 501(a) under the Securities Act, has sufficient knowledge and experience in financial and business matters so as to be capable of evaluating the merits and risks of its investment in the Parent Shares, is capable of bearing the economic risks of such investment and has requested, received, reviewed and considered all information it deems relevant to making an informed decision to acquire the Parent Shares.

(c)    Seller acknowledges that the Parent Shares are not registered under the Securities Act, any applicable state securities Laws or any applicable foreign securities Laws, and that such Parent Shares may not be transferred or sold except pursuant to the registration provisions of the Securities Act and applicable state and foreign securities Laws or pursuant to an applicable exemption therefrom.
Section 3.23    The Business. To Seller’s Knowledge, there is no fact relating to the operations, financial condition or legal status of the Business or any Seller Entity that would or would reasonably be expected to: (a) prevent or prohibit the obtaining of, impose any material delay in the obtaining of or increase the risk of not obtaining, the Regulatory Approvals prior to the Outside Date, (b) have a Business Material Adverse Effect or (c) materially impair, prevent or materially delay the ability of Seller to consummate the Transaction or the other transactions contemplated hereby or by the other Transaction Documents.
Section 3.24    Acknowledgment of No Other Representations or Warranties.
(a)    Seller acknowledges and agrees that, except for the representations and warranties contained in Article IV and in the other Transaction Documents, none of Parent, Purchaser or any of their respective Affiliates, Representatives or any other Person makes any express or implied representation or warranty with respect to Parent, Purchaser, their respective Affiliates and businesses, the Share Issuance, the Parent Shares, the Parent Common Stock or with respect to any other information provided, or made available, to Seller or any of its Affiliates or Representatives in connection with the Transactions and the other transactions contemplated by this Agreement or the other Transaction Documents. Seller acknowledges and agrees that none of Parent, Purchaser or any of their respective Affiliates, Representatives or any other Person will have, or be subject to, any Liability or other obligation to Seller, its Affiliates or Representatives or any other Person resulting from the Share Issuance or the issuance of the Parent Shares to Seller or Seller’s use of, or the use by any of its Affiliates or Representatives of, any information, including information, documents, projections, forecasts, business plans or other material (including any Confidential Information (as defined in the Purchaser Confidentiality Agreement)) made available to Seller, its Affiliates or Representatives in any virtual data room, confidential information memorandum, management presentations, offering materials, site tours or visits, diligence calls or meetings or any documents prepared by, or on behalf of, Parent, Purchaser or any of their respective Affiliates or Representatives. Seller acknowledges and agrees that it is not relying on any representation or warranty of Parent, Purchaser, or any of their Affiliates or Representatives or any other Person, other than those representations and warranties specifically set forth in Article IV and in the other Transaction Documents. Seller acknowledges and agrees that each of Parent, Purchaser and their respective Affiliates disclaims any and all representations and warranties, whether express or implied, except for the representations and warranties contained in Article IV or in the other Transaction Documents.
(b)    Seller has such knowledge and experience in financial and business matters and is capable of evaluating the merits and risks of the transactions contemplated hereby or by the other Transaction Documents and acknowledges that it has conducted to its satisfaction an independent investigation of the financial condition, results of operations and projected operations of Parent, Purchaser and their respective Affiliates, and the nature and condition of their properties, assets, liabilities and businesses and, in making the determination to proceed with the transactions contemplated hereby and by the other Transaction Documents, has relied solely on the results of its own independent investigation and the representations and warranties set forth in Article IV and in the other Transaction Documents. In light of these inspections and investigations and the representations and warranties made to Seller by Purchaser in Article IV hereof and in the other Transaction Documents, Seller is relinquishing any right to any claim based on any representations and warranties other than those specifically included in Article IV and in the other Transaction Documents.

(c)    Seller acknowledges that none of Parent, Purchaser or any of their Affiliates has made any warranty, express or implied, as to the prospects of their respective businesses or their profitability, or with respect to any forecasts, projections or business plans or other information (including any Confidential Information (as defined in the Purchaser Confidentiality Agreement)) delivered to Seller or any of its Affiliates or Representatives in connection with Seller’s review of the Share Issuance, the Parent Shares and the Parent Common Stock and the negotiation and execution of this Agreement, including as to the accuracy or completeness thereof or the reasonableness of any assumptions underlying any such forecasts, projections or business plans or other information.
Section 3.25    No Other Representations or Warranties. Except for the representations and warranties contained in this Article III and the other Transaction Documents, none of Seller, the other Seller Entities or any of their respective Affiliates, Representatives or any other Person makes any express or implied representation or warranty with respect to Seller, the other Seller Entities or any of their respective Subsidiaries or Affiliates, the Purchased Assets, the Business or with respect to any other information provided, or made available, to Purchaser or any of its Affiliates or Representatives in connection with the Transaction and the other transactions contemplated by this Agreement or the other Transaction Documents. Neither Seller nor any of its Affiliates, Representatives or any other Person has made any express or implied representation or warranty with respect to the prospects of the Business or its profitability for Purchaser, or with respect to any forecasts, projections or business plans or other information (including any Confidential Information (as defined in the Seller Confidentiality Agreement)) delivered to Purchaser or any of its Affiliates or Representatives in connection with Purchaser’s review of the Business and the negotiation and execution of this Agreement, including as to the accuracy or completeness thereof or the reasonableness of any assumptions underlying any such forecasts, projections or business plans or other information. Except for the representations and warranties contained in this Article III and the other Transaction Documents, none of Seller, the other Seller Entities or any of their respective Affiliates, Representatives or any other Person will have, or be subject to, any Liability or other obligation to Purchaser or any of its Affiliates or Representatives or any other Person resulting from the sale and purchase of the Purchased Assets or the Business or Purchaser’s use of, or the use by any of its Affiliates or Representatives of, any information, including information, documents, projections, forecasts, business plans or other material (including any Confidential Information (as defined in the Seller Confidentiality Agreement)) made available to Purchaser, its Affiliates or Representatives in any virtual data room, confidential information memorandum, management presentations, offering materials, site tours or visits, diligence calls or meetings or any documents prepared by, or on behalf of, Seller, the other Seller Entities or any of their respective Affiliates or Representatives, or Purchaser or its Affiliates or Representatives with respect to the transactions contemplated by this Agreement or the other Transaction Documents. Each of Seller and the other Seller Entities and their respective Affiliates disclaims any and all representations and warranties, whether express or implied, except for the representations and warranties contained in this Article III or in the other Transaction Documents. Notwithstanding anything in this Agreement to the contrary, none of Seller, the other Seller Entities or any of their respective Affiliates makes any express or implied representation or warranty with respect to the Excluded Assets or the Retained Liabilities.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF THE PURCHASER PARTIES
Except as set forth in the Purchaser Disclosure Schedules, Purchaser and Parent hereby represent and warrant to Seller as follows:
Section 4.1    Organization and Standing. Parent is a corporation duly organized, validly existing and in good standing under the Laws of the State of Missouri. Purchaser is a limited liability company duly organized, validly existing and in good standing under the Laws of the State of Delaware.
Section 4.2    Authority; Enforceability.
(a)    Each of Parent and Purchaser has all requisite corporate or other similar applicable power and authority to execute and deliver this Agreement and each other Transaction Document to which it will be a party and to perform its obligations hereunder and thereunder. The execution and delivery by Parent and Purchaser of this Agreement and each other Transaction Document to which it will be a party, and the performance by Parent and Purchaser of their respective obligations hereunder and thereunder, have been, or will be as of the Closing, duly authorized by all requisite corporate or other similar applicable action.
(b)    Each of Parent and Purchaser has, or will have as of the Closing, all requisite corporate or other similar applicable power and authority to carry on its business as it is now being conducted and to own, lease and operate its properties and assets, except where the failure to have such power and authority would not (i) have a Parent Material Adverse Effect or (ii) materially impair, prevent or materially delay the ability of the Purchaser Parties to consummate the Transaction or the other transactions contemplated hereby or by the other Transaction Documents.
(c)    This Agreement has been duly executed and delivered by Parent and Purchaser and, assuming this Agreement has been duly executed and delivered by Seller, constitutes a valid and binding obligation of Parent and Purchaser, and each other Transaction Document will be, as of the Closing, duly executed and delivered by Parent or Purchaser and will, assuming such Transaction Document has been duly executed and delivered by each Seller Entity that will be a party thereto, constitute a valid and binding obligation of Parent or Purchaser, as applicable, in each case enforceable against Parent or Purchaser in accordance with its terms, except as enforcement may be limited by bankruptcy, insolvency, reorganization, fraudulent conveyance, moratorium or similar Laws affecting creditors’ rights generally or by general principles of equity (regardless of whether enforcement is sought in a proceeding in equity or law).

Section 4.3    No Conflicts; Consents. The execution, delivery and performance by Parent and Purchaser of this Agreement, and the consummation of the Transaction and the other transactions contemplated hereby or by the other Transaction Documents by Parent and Purchaser, do not and will not (a) violate in any material respect any provision of the articles of incorporation, bylaws or other organizational documents of Parent, Purchaser or any of their respective Affiliates, (b) conflict with, constitute a default under, or result in the breach of or give rise to a right of termination, cancellation or acceleration (whether after the giving of notice or the lapse of time or both) of any right or obligation of Parent, Purchaser or any of their respective Affiliates, or to a loss of any benefit under any material Contract to which Parent, Purchaser or any of their respective Affiliates is a party or is subject or (c) assuming compliance with the matters set forth in Section 3.4 and Section 4.4, violate or result in a breach of or constitute a default under any Law or other restriction of any Governmental Entity or arbitration tribunal to which Parent or Purchaser or any of their respective Affiliates is subject in any material respect; except, with respect to clause (b), as would not (i) have a Parent Material Adverse Effect or (ii) materially impair, prevent or materially delay the ability of Parent and Purchaser to consummate the Transaction or the other transactions contemplated hereby or by the other Transaction Documents. No vote of any shareholders or other equity holders of Parent or Purchaser or any of their respective Affiliates is required for the execution of this Agreement or the consummation of the Transaction or the other transactions contemplated hereby or by the other Transaction Documents.
Section 4.4    Governmental Authorizations. The execution, delivery and performance of this Agreement by Parent and Purchaser does not require any Approval of, or Filing with, any Governmental Entity, except for (a) the expiration or early termination of the applicable waiting period under the HSR Act, (b) the Filing by Parent of any reports required under the Exchange Act and any Filings required by the rules of the NYSE, including the notice or application to the NYSE for the issuance of the Parent Shares constituting the Share Issuance for trading thereon and (c) Approvals and Filings which if not obtained or made would not materially impair, prevent or materially delay the ability of Parent or Purchaser to consummate the Transaction or the other transactions contemplated hereby or by the other Transaction Documents, including the Share Issuance.
Section 4.5    Capitalization; Parent Shares.
(a)    As of the date of this Agreement, (i) the authorized capital stock of Parent consists of: 300,000,000 shares of Parent Common Stock and 50,000,000 shares of preferred stock, $0.01 par value, of Parent (the “Parent Preferred Stock”); (ii) as of the two (2) Business Days immediately prior to the date of this Agreement, the issued and outstanding equity interests of Parent consisted solely of 58,935,743 shares of Parent Common Stock and (iii) no shares of Parent Preferred Stock are issued and outstanding. All issued and outstanding shares of Parent Common Stock have been duly authorized and validly issued, are fully paid and are non-assessable and are not subject to and were not issued in violation of any preemptive rights.
(b)    As of the date of this Agreement, except as set forth in Section 4.5(b) of the Purchaser Disclosure Schedules, there are no (i) outstanding warrants, options, agreements, subscriptions, convertible, exchangeable securities or other commitments pursuant to which Parent or any of its Subsidiaries is or may become obligated to issue, sell, purchase, return, redeem or otherwise acquire any equity or voting interests of Parent or (ii) rights of first refusal, rights of first offer, voting trusts, shareholder agreements or proxies to which Parent is a party with respect to the sale or voting of the securities of Parent.

(c)    The Parent Shares, when issued, sold and delivered, will be duly authorized and validly issued and free and clear of all Liens and will not have been issued in violation of any preemptive or similar rights created under Parent’s organizational documents (as in effect at the time of such issuance) or the laws of its jurisdiction or incorporation. The Parent Shares to be issued pursuant to this Agreement shall rank pari passu with all other Parent Common Stock issued by Parent.
(d)    There are no securities or instruments issued by or to which Parent is a party containing anti-dilution or similar provisions that will be triggered by the issuance of the Parent Shares, that have not been or will not be validly waived at or prior to the Closing.
Section 4.6    Proceedings.
(a)    Except as set forth in Section 4.6(a) of the Purchaser Disclosure Schedules, since September 30, 2019, there has not been any Proceeding pending or, to the Knowledge of Parent, threatened against Parent or any of its Subsidiaries before any Governmental Entity or arbitration tribunal other than Proceedings which, if determined adversely to Parent or any of its Subsidiaries, would not, individually or in the aggregate (i) reasonably be expected to be material to Parent and its Subsidiaries, taken as a whole, or (ii) materially impair, prevent or materially delay the ability of the Purchaser Parties to consummate the Transaction or the other transactions contemplated hereby or by the other Transaction Documents.
(b)    Except as set forth in Section 4.6(b) of the Purchaser Disclosure Schedules, none of Parent or any of its Subsidiaries is subject to any outstanding Judgment of any Governmental Entity or arbitration tribunal other than those which would not, individually or in the aggregate (i) reasonably be expected to be material to Parent and its Subsidiaries, taken as a whole, or (ii) materially impair, prevent or materially delay the ability of the Purchaser Parties to consummate the Transaction or the other transactions contemplated hereby or by the other Transaction Documents.
Section 4.7    Parent SEC Reports; Undisclosed Liabilities.
(a)    Since September 30, 2019, Parent has timely filed or furnished, as applicable, all Parent SEC Reports. Each Parent SEC Report complied, as of its filing date (or, if amended or superseded by a filing prior to the date of this Agreement, on the date of such amended or superseding filing) or in the case of registration statements, on the date of effectiveness thereof, in all material respects with the then applicable requirements of the Securities Act, the Exchange Act, the Sarbanes-Oxley Act, to the extent applicable, and the listing standards and rules of the securities exchange on which the Parent Common Stock was listed at the time of such filing, as the case may be, each as in effect on the date that such Parent SEC Report was filed. As of its filing date (or, if amended or superseded by a filing prior to the date of this Agreement, on the date of such amended or superseded filing) or in the case of registration statements, on the date of effectiveness thereof, each Parent SEC Report did not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading. Parent is, and since September 30, 2019 has been, in compliance in all material respects with the applicable provisions and requirements of the Securities Act, the Exchange Act, the Sarbanes-Oxley Act and the listing standards and rules of the NYSE. Since the filing date of Parent’s most recent Form 10-K or Form 10-Q, no events, facts or circumstances have occurred such that management would not be able to complete its assessment of the effectiveness of Parent’s internal control over financial reporting in compliance with the requirements of Section 404 of the Sarbanes-Oxley Act when next due, and conclude, after such assessment, that such system was effective. There are no outstanding or unresolved comments received from the SEC with respect to the Parent SEC Reports or any registration statement filed by Parent and to the Knowledge of Parent, none of the Parent SEC Reports is the subject of ongoing SEC review or investigation. No Subsidiary of Parent is, or since September 30, 2019 has been, required to file any forms, reports or documents with the SEC, except BellRing Brands, Inc. and Post Holdings Partnering Corporation.

(b)    The consolidated financial statements (including any related notes and schedules) of Parent and its Subsidiaries filed with the Parent SEC Reports (i) complied, as of their respective dates of filing with the SEC, in all material respects with the published rules and regulations of the SEC with respect thereto during the periods and at the dates indicated (except as may be indicated in the notes thereto or as otherwise permitted by Form 10-Q with respect to any financial statements filed on Form 10-Q); (ii) were prepared in accordance with GAAP (except as may be indicated in the notes thereto or as otherwise permitted by Form 10-Q with respect to any financial statements filed on Form 10-Q) applied on a consistent basis during the periods involved; and (iii) fairly present, in all material respects, the consolidated financial position and consolidated results of operations and cash flows of Parent and its consolidated Subsidiaries as of the dates thereof or for the periods then ended (subject, in the case of the unaudited financial statements, to normal and recurring year-end adjustments described therein). None of Parent or its Subsidiaries is a party to, or has any obligation or other commitment to become a party to, any “off balance sheet arrangement” (as defined in Item 303(a) of Regulation S-K promulgated by the SEC) that has not been so described in the Parent SEC Reports.
(c)    Parent has established and maintains “disclosure controls and procedures” and “internal control over financial reporting” (in each case as defined pursuant to Rule 13a-15 and Rule 15d-15 promulgated under the Exchange Act). Parent’s disclosure controls and procedures are designed to ensure that (i) all material information required to be disclosed by Parent in the reports and other documents that it files or furnishes pursuant to the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC; and (ii) such material information is accumulated and made known to the Chief Executive Officer and Chief Financial Officer of Parent, as appropriate to allow timely decisions regarding required disclosure and to make the certifications required under the Exchange Act and Sections 302 and 906 of the Sarbanes-Oxley Act. Since September 30, 2019, the principal executive officer and principal financial officer of Parent have made all certifications required by Rules 13a-14 and 15d-14 under the Exchange Act and Sections 302 and 906 of the Sarbanes-Oxley Act, and the statements contained in any such certifications were true, correct and complete as of their filing dates. Neither Parent nor its principal executive officer or principal financial officer has received notice from any Governmental Entity challenging or questioning the accuracy, completeness, form or manner of filing of such certifications.

(d)    Parent has established and maintains a system of internal controls over financial reporting (as defined in Rules 13a-15(f) and 15d-15(f) under the Exchange Act) that are designed to ensure reasonable assurance regarding the reliability of Parent’s financial reporting and the preparation of Parent’s financial statements for external purposes in accordance with GAAP. Since September 30, 2019, neither Parent nor Parent’s independent registered public accounting firm has identified or been made aware of (A) any material weakness in the system of internal control over financial reporting, including the design and operation thereof, used by Parent and its Subsidiaries that has not been subsequently remediated; (B) any fraud or illegal act that involves Parent’s management or other employees who have a role in the preparation of financial statements or the internal control over financial reporting utilized by Parent and its Subsidiaries; or (C) any claim or allegation regarding any of the foregoing and Parent has disclosed based on its most recent evaluation of Parent’s internal control over financial reporting prior to the date hereof, to Parent’s auditors and the audit committee of Parent’s board of directors, all matters described by the immediately preceding clauses (A) through (C). To the Knowledge of Parent, since September 30, 2019, neither Parent nor any of its Affiliates has identified or been made aware of any material illegal act or fraud related to the business of Parent or its Subsidiaries.
(e)    Neither Parent nor any of its Subsidiaries has any Liabilities or obligations of any nature (whether accrued, absolute, contingent, fixed or otherwise) required to be reflected or reserved against on the balance sheet prepared in accordance with GAAP or notes thereto, other than Liabilities or obligations (i) reflected or otherwise adequately reserved against in the consolidated balance sheet (or the notes thereto) of Parent and its Subsidiaries as of September 30, 2022 or in the consolidated financial statements of Parent and its Subsidiaries included in Parent SEC Reports or described in the notes thereto; (ii) arising pursuant to this Agreement or the other Transaction Documents or incurred in connection with the Transaction or the other transactions contemplated by the Transaction Documents; (iii) incurred in the ordinary course of business consistent with past practice on or after September 30, 2022; or (iv) that has not had, and would not reasonably be expected to have a Parent Material Adverse Effect.
Section 4.8    Absence of Changes or Events. Except in connection with or in preparation for the Transaction and the other transactions contemplated by this Agreement or the other Transaction Documents, since September 30, 2022 through the date of this Agreement:
(a)    Parent’s business and that of its Affiliates has been conducted in all material respects in the Ordinary Course of Business (with, for this purpose, Parent and its Subsidiaries, taken as a whole, substituted for “the Business” in the definition thereof, mutatis mutandis);
(b)    there has not occurred any action or event that, had it occurred after the date hereof and prior to Closing, would constitute a violation of Section 5.3(a)(ii), Section 5.3(a)(iv), Section 5.3(a)(vii) or, solely to the extent relating to any of the foregoing clauses of Section 5.3(a), Section 5.3(a)(ix); and

(c)    there has not been any Parent Material Adverse Effect.
Section 4.9    Listing and Maintenance Requirements. The Parent Common Stock is registered pursuant to Section 12(b) of the Exchange Act and listed on the New York Stock Exchange (the “NYSE”), and Parent has taken no action that has had, or is reasonably likely to have, the effect of terminating the registration of the Parent Common Stock under the Exchange Act or delisting the Parent Common Stock from the NYSE, nor has Parent received any notification that the SEC or the NYSE is contemplating terminating such registration or listing.
Section 4.10    Compliance with Applicable Laws; Permits.
(a)    Except as, individually or in the aggregate, (i) is not and would not reasonably be expected to be material to Parent and its Subsidiaries, taken as a whole, or (ii) would not materially impair, prevent or materially delay the ability of the Purchaser Parties to consummate the Transaction or the other transactions contemplated hereby or by the other Transaction Documents, (A) Parent and its Subsidiaries are, and since September 30, 2019, have been, in compliance with all applicable Laws, and (B) since September 30, 2019, neither Parent nor its Subsidiaries have received any written notice from any Governmental Entity alleging any noncompliance with respect to any applicable Law and to the Knowledge of Parent, none of Parent or its Subsidiaries is currently under investigation with respect to any such noncompliance.
(b)    Except as is not and would not reasonably be expected to be, individually or in the aggregate, material to Parent and its Subsidiaries, taken as a whole, (i) within two (2) years prior to the date of this Agreement, none of Parent or any of its Subsidiaries nor, to the Knowledge of Parent, any of their respective officers or directors has made or accepted any gift, bribe, payoff or kickback to or from any Person in violation of Anti-Corruption Laws, as amended, and (ii) none of Parent nor any of its Subsidiaries, has received any written notice from a Governmental Entity regarding, or to the Knowledge of Parent, is under Governmental Entity investigation for, any violation of any Anti-Corruption Laws.
(c)    Except as would not (i) have a Parent Material Adverse Effect or (ii) individually or in the aggregate, materially impair, prevent or materially delay the ability of the Purchaser Parties to consummate the Transaction or the other transactions contemplated hereby or by the other Transaction Documents, Parent and its Subsidiaries hold all Permits that are material to Parent and its Subsidiaries, taken as a whole, and necessary for the conduct of their businesses as presently conducted (the “Parent Permits”). All of the Parent Permits are valid and in full force and effect, except, in each case, as would not materially impair the conduct of such businesses as presently conducted. Parent and its Subsidiaries are in compliance with the terms of the Parent Permits.
(d)    Except as would not (i) have a Parent Material Adverse Effect or (ii) individually or in the aggregate, materially impair, prevent or materially delay the ability of the Purchaser Parties to consummate the Transaction or the other transactions contemplated hereby or by the other Transaction Documents, there is no pending Proceeding by or before any Governmental Entity or arbitration tribunal to revoke, cancel, rescind, suspend, modify, limit or refuse to renew any Parent Permit, and to the Knowledge of the Purchaser Parties, no event has occurred that, with or without notice or lapse of time or both, would reasonably be expected to result in any such revocation, cancellation, rescission, suspension, modification, limitation or refusal to renew.

Section 4.11    Product Recalls. Except as set forth in Section 4.11 of the Purchaser Disclosure Schedules or as is not and would not reasonably be expected to be material to Parent and its Subsidiaries, taken as a whole, (a) there have been no voluntary or involuntary Recalls by Parent or any of its Affiliates or, to the Knowledge of Parent, with respect to the products of its businesses, the third Persons that manufacture, process, package, supply ingredients or packaging materials for or distribute the products of such businesses since September 30, 2019, and, to the Knowledge of Parent, nothing has occurred relating to any product of Parent or any of its Affiliates which would reasonably be expected to result in a Recall of any products of Parent or any of its Affiliates, (b) there have been no labeling or marketing claims on products of Parent or any of its Affiliates since September 30, 2019, and to the Knowledge of Parent, nothing has occurred relating to any product of Parent or any of its Affiliates which would reasonably be expected to result in a labeling or marketing claim, and (c) there are no claims with respect to any products sold or distributed by Parent or any of its Affiliates that such products violate the terms of any Contract or other express written warranty currently pending or, to the Knowledge of Parent, threatened against Parent or any of its Affiliates, and Parent and its Affiliates have not received any such claims since September 30, 2019.
Section 4.12    Parent’s Business. To Purchaser’s Knowledge, there is no fact relating to Parent’s or any of its Affiliates’ businesses, operations, financial condition or legal status that would or would reasonably be expected to: (a) prevent or prohibit the obtaining of, impose any material delay in the obtaining of or increase the risk of not obtaining the Regulatory Approvals prior to the Outside Date, (b) have a Parent Material Adverse Effect or (c) materially impair, prevent or materially delay the ability of the Purchaser Parties to consummate the Transaction or the other transactions contemplated hereby or by the other Transaction Documents.
Section 4.13    Financial Ability to Perform. The Purchaser Parties have available to it as of the date hereof, and will have available to it at the Closing and at all times prior to the Closing, funds sufficient to enable the Purchaser Parties to satisfy all of the Purchaser Parties’ obligations under this Agreement, including the payment of the Closing Cash Purchase Price, the Final Cash Purchase Price, any fees and expenses of or payable by Parent, Purchaser or any of their Affiliates, and for any repayment or refinancing of any outstanding indebtedness of Parent or any of its Affiliates contemplated by, or required in connection with the transactions contemplated by, this Agreement or the other Transaction Documents. The Purchaser Parties expressly acknowledge and agree that their obligations under this Agreement to consummate the Transaction or any of the other transactions contemplated by this Agreement or the other Transaction Documents are not subject to, or conditioned on, the receipt or availability of any funds or financing.
Section 4.14    Brokers. Other than Barclays Capital Inc. and Evercore Group L.L.C. (each of whose fees and expenses will be borne by the Purchaser Parties), no broker, investment banker or financial advisor is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the Transaction and the other transactions contemplated by this Agreement based upon arrangements made by or on behalf of Parent or its Affiliates.

Section 4.15    Solvency. Immediately after the Closing, assuming the conditions set forth in Section 8.1 and Section 8.2 are satisfied and after giving effect to the transactions contemplated by this Agreement and the other Transaction Documents, Parent and its Subsidiaries will be Solvent. No transfer of property is being made, and no obligation is being incurred, in connection with the transactions contemplated by this Agreement or the other Transaction Documents with the intent to hinder, delay or defraud either present or future creditors of Parent, Purchaser, any Seller Entity or any of their respective Subsidiaries.
Section 4.16    Acknowledgment of No Other Representations or Warranties.
(a)    The Purchaser Parties acknowledge and agree that, except for the representations and warranties contained in Article III and in the other Transaction Documents, none of Seller, the other Seller Entities or any of their respective Affiliates, Representatives or any other Person makes any express or implied representation or warranty with respect to Seller, the other Seller Entities, or any of their respective Subsidiaries or Affiliates, the Purchased Assets, the Business or with respect to any other information provided, or made available, to the Purchaser Parties or any of its Affiliates or Representatives in connection with the Transactions and the other transactions contemplated by this Agreement or the other Transaction Documents. The Purchaser Parties acknowledge and agree that none of Seller, the other Seller Entities or any of their respective Affiliates, Representatives or any other Person will have, or be subject to, any Liability or other obligation to the Purchaser Parties, their Affiliates or Representatives or any other Person resulting from the sale and purchase of the Purchased Assets or the Business to Purchaser or its Affiliates or the Purchaser Parties’ use of, or the use by any of its Affiliates or Representatives of, any information, including information, documents, projections, forecasts, business plans or other material (including any Confidential Information (as defined in the Seller Confidentiality Agreement)) made available to the Purchaser Parties, their Affiliates or Representatives in any virtual data room, confidential information memorandum, management presentations, offering materials, site tours or visits, diligence calls or meetings or any documents prepared by, or on behalf of, Seller, the other Seller Entities or any of their respective Affiliates or Representatives, or the Purchaser Parties or their Affiliates or Representatives. Each of Parent and Purchaser acknowledges and agrees that it is not relying on any representation or warranty of Seller, the other Seller Entities, or any of their Affiliates or Representatives or any other Person, other than those representations and warranties specifically set forth in Article III and in the other Transaction Documents. The Purchaser Parties acknowledge and agree that each of Seller and the other Seller Entities and their respective Affiliates disclaims any and all representations and warranties, whether express or implied, except for the representations and warranties contained in Article III or in the other Transaction Documents. The Purchaser Parties acknowledge and agree that none of Seller, the other Seller Entities or any of their respective Affiliates makes any express or implied representation or warranty with respect to the Excluded Assets or the Retained Liabilities.

(b)    Each of the Purchaser Parties has such knowledge and experience in financial and business matters, and is capable of evaluating the merits and risks of the transactions contemplated hereby or by the other Transaction Documents and acknowledges that it has conducted to its satisfaction an independent investigation of the financial condition, results of operations and projected operations of the Business and the nature and condition of its properties, assets, liabilities and businesses and, in making the determination to proceed with the transactions contemplated hereby or by the other Transaction Documents, has relied solely on the results of its own independent investigation and the representations and warranties set forth in Article III and in the other Transaction Documents. In light of these inspections and investigations and the representations and warranties made to the Purchaser Parties by Seller in Article III hereof and in the other Transaction Documents, the Purchaser Parties are relinquishing any right to any claim based on any representations and warranties other than those specifically included in Article III and in the other Transaction Documents.
(c)    Each of the Purchaser Parties acknowledges that neither Seller nor any of its Affiliates has made any warranty, express or implied, as to the prospects of the Business or its profitability for the Purchaser Parties, or with respect to any forecasts, projections or business plans or other information (including any Confidential Information (as defined in the Seller Confidentiality Agreement)) delivered to the Purchaser Parties or any of their Affiliates or Representatives in connection with the Purchaser Parties’ review of the Business and the negotiation and execution of this Agreement, including as to the accuracy or completeness thereof or the reasonableness of any assumptions underlying any such forecasts, projections or business plans or other information.
Section 4.17    No Other Representations or Warranties. Except for the representations and warranties contained in this Article IV and the other Transaction Documents, none of Parent, Purchaser or any of their respective Affiliates, Representatives or any other Person makes any express or implied representation or warranty with respect to Purchaser, Parent, or any of their respective Subsidiaries, Affiliates or businesses, the Parent Common Stock, the Share Issuance, or with respect to any other information provided, or made available, to Seller or any of its Affiliates or Representatives in connection with the Transaction and the other transactions contemplated by this Agreement or the other Transaction Documents. None of Parent, Purchaser or any of their respective Affiliates, Representatives or any other Person has made any express or implied representation or warranty with respect to the prospects of the business of Parent, Purchaser, or any of their respective Subsidiaries or Affiliates, their respective businesses or the profitability thereof, or with respect to any forecasts, projections or business plans or other information (including any Confidential Information (as defined in the Purchaser Confidentiality Agreement)) delivered to Seller or any of its Affiliates or Representatives in connection with Seller’s review of the businesses of Parent, Purchaser and their respective Subsidiaries and Affiliates and the negotiation and execution of this Agreement, including as to the accuracy or completeness thereof or the reasonableness of any assumptions underlying any such forecasts, projections or business plans or other information. Except for the representations and warranties contained in this Article IV and the other Transaction Documents, none of Parent, Purchaser or any of their respective Affiliates, Representatives or any other Person will have, or be subject to, any Liability or other obligation to Seller or any of its Affiliates or Representatives or any other Person resulting from the Share Issuance or the sale and purchase of the Parent Common Stock or Seller’s use of, or the use by any of its Affiliates or Representatives of, any information, including information, documents, projections, forecasts, business plans or other material (including any Confidential Information (as defined in the Purchaser Confidentiality Agreement)) made available to Seller, its Affiliates or Representatives in any virtual data room, confidential information memorandum, management presentations, offering materials, site tours or visits, diligence calls or meetings or any documents prepared by, or on behalf of, Parent, Purchaser or any of their respective Affiliates or Representatives, or Seller, the other Seller Entities or any of their Affiliates or Representatives, with respect to the transactions contemplated by this Agreement or the other Transaction Documents. Each of Parent, Purchaser and their respective Affiliates disclaims any and all representations and warranties, whether express or implied, except for the representations and warranties contained in this Article IV or in the other Transaction Documents.

ARTICLE V
COVENANTS
Section 5.1    Efforts.
(a)    Subject to the terms and conditions of this Agreement and except as otherwise expressly provided in this Agreement, Purchaser, Parent and Seller shall, and shall cause their respective Affiliates to, use their respective reasonable best efforts to promptly take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or advisable under any applicable Law to consummate and make effective in the most expeditious manner possible the Transaction and the other transactions contemplated by this Agreement and the other Transaction Documents, including (i) the preparation and filing of all forms, registrations, Filings and notices required to be filed to satisfy the conditions precedent to this Agreement (including those set forth in Section 8.1) and to consummate the Transaction and the other transactions contemplated by this Agreement and the other Transaction Documents as soon as practicable and (ii) the execution and delivery of any additional instruments necessary to consummate the Transaction and the other transactions contemplated by this Agreement and the other Transaction Documents and to fully carry out the purposes of this Agreement and the other Transaction Documents. Without limiting the foregoing, except as otherwise expressly provided in this Agreement, Purchaser, Parent and Seller shall, and shall cause their respective Affiliates to, promptly take all actions reasonably necessary to obtain (and shall cooperate with each other in obtaining) any Regulatory Approvals (which actions shall include furnishing all information required in connection with such Regulatory Approvals) required to be obtained or made by Purchaser, Parent, Seller, the other Seller Entities or any of their respective Affiliates in connection with the Transaction or the other transactions contemplated by this Agreement and the other Transaction Documents. Additionally, Purchaser, Parent and Seller shall not, and shall cause their respective Affiliates not to, take any action after the date of this Agreement that would reasonably be expected to impair or materially delay the obtaining of, or result in not obtaining, any Regulatory Approval necessary to be obtained prior to the Closing.

(b)    Prior to the Closing, the Purchaser Parties and Seller shall each keep the other apprised of the status of matters relating to the completion of the Transaction and the other transactions contemplated by this Agreement and the other Transaction Documents and consult and cooperate in all respects with each other, and consider in good faith the views of the other Parties with respect to obtaining all required Regulatory Approvals. In that regard, prior to the Closing, subject to the Confidentiality Agreements and Section 5.4, each Party shall promptly consult with the other Parties to provide any necessary information with respect to (and, in the case of correspondence, provide the other Parties (or its counsel) copies of) all Filings made by such Party or any of its Affiliates with any Governmental Entity or any other information supplied by such Party or any of its Affiliates to, or correspondence with, a Governmental Entity in connection with this Agreement, the Transaction and the other transactions contemplated by this Agreement and the other Transaction Documents. Subject to the Confidentiality Agreements and Section 5.4, each Party shall promptly inform the other Parties, and if in writing, furnish the other Parties with copies of (or, in the case of oral communications, advise the other Parties orally of) any communication received by such Party or any of its Affiliates or Representatives from any Governmental Entity regarding the Transaction and the other transactions contemplated by this Agreement, and permit the other Parties to review and discuss in advance, and consider in good faith the views of the other Parties in connection with, any proposed communication with any such Governmental Entity. If any Party or any Affiliate or Representative of such Party receives a request for additional information or documentary material from any Governmental Entity with respect to the Transaction or the other transactions contemplated by this Agreement and the other Transaction Documents, then such Party will make, or cause to be made, promptly and after consultation with the other Parties, an appropriate response in compliance with such request. None of Parent, Purchaser or Seller, or any of their respective Affiliates or Representatives, shall participate in any meeting with any Governmental Entity in connection with this Agreement and the Transaction or the other transactions contemplated by this Agreement and the other Transaction Documents (or make oral submissions at meetings or in telephone or other conversations) unless it consults with the other Parties in advance and, to the extent not prohibited by such Governmental Entity, gives the other Parties the opportunity to attend and participate thereat. Subject to the Confidentiality Agreements and Section 5.4, each Party shall furnish the other Parties with copies of all correspondence and Filings (and memoranda setting forth the substance thereof) between it or any of its Affiliates or Representatives, on the one hand, and any Governmental Entity, on the other hand, with respect to this Agreement and the Transaction or the other transactions contemplated by this Agreement and the other Transaction Documents, and furnish the other Parties with such necessary information and reasonable assistance as the other Parties may reasonably request in connection with its preparation of Filings to any such Governmental Entity. Parent, Purchaser and Seller may, as each deems advisable and necessary, reasonably designate any competitively sensitive material provided to the other under this Agreement as “outside counsel only” (including documents filed pursuant to Item 4(c) and Item 4(d) of the HSR Notification and Report Form). Such materials and the information contained therein shall be given only to the outside legal counsel and will not be disclosed by such outside counsel to employees, officers or directors of the recipient unless express permission is obtained in advance from the source of the materials (Parent, Purchaser or Seller, as the case may be). Materials provided pursuant to this Agreement may be redacted (i) to remove references concerning the valuation of or future plans for the Business or the Sale Process or any Party’s negotiating objectives, strategies or purchase price expectations, (ii) as necessary to comply with contractual obligations or applicable Law and (iii) as necessary to address reasonable privilege concerns.
(c)    Without limiting the foregoing, Parent, Purchaser and Seller shall, and shall cause their respective Affiliates to, file, as promptly as practicable, but in any event no later than ten (10) days after the date of this Agreement, notifications under the HSR Act (the filing fees of any such Filings to be borne by the Purchaser Parties, except that Seller shall be responsible for any filing fees in connection with any Filings under the HSR Act relating to its acquisition of Parent Shares).

(d)    In furtherance of the foregoing, and with the exceptions noted below, Purchaser shall, and shall cause its Affiliates to, promptly take all action as may be reasonably necessary to avoid or eliminate each and every impediment under any applicable Law with respect to the transactions contemplated hereby and by the other Transaction Documents and to resolve such objections, if any, as any Governmental Entity or any other Person may assert under any applicable Law with respect to the transactions contemplated hereby, so as to enable the Closing to occur as soon as reasonably possible (and in any event so as to enable the Closing to occur prior to the Outside Date). Notwithstanding the foregoing, the Purchaser Parties shall not be required to (i) proffer to and agree to sell, divest, lease, license, transfer, dispose of or otherwise encumber or hold separate, before or after the Closing, any assets, licenses, operations, rights, product lines, businesses or interests therein of the Business or of Parent or its Affiliates (and shall not be required to consent to any sale, divestiture, lease, license, transfer, disposition or other encumbering by the Seller Entities of any assets of the Business or to any agreement by any of the Seller Entities to take any of the foregoing actions), nor (ii) agree to make any changes (including through a licensing arrangement) or restriction on, or other impairment of Parent’s or Purchaser’s ability to own, retain, operate or grow (by acquisition or otherwise), any such assets, licenses, product lines, businesses or interests therein or Parent’s or Purchaser’s ability to vote, transfer, receive dividends, or otherwise exercise full ownership rights with respect to ownership interests in the Business or of Parent, Purchaser or their Affiliates; provided, however, that, to the extent required to satisfy the condition set forth in Section 8.1(a), Purchaser and Parent shall take any of the foregoing actions set forth above in this Section 5.1(d) with respect to any Business Brand(s) that in the aggregate contributed less than $50 million in aggregate revenue to the Business for the preceding twelve (12) month period ending on the date of this Agreement. Notwithstanding anything to the contrary set forth in this Agreement, the Purchaser Parties shall not be required to defend, contest, resist, or participate in any Proceeding or investigation, whether judicial or administrative, or to take any action to have vacated, lifted, reversed or overturned any Judgment, whether temporary, preliminary or permanent, in connection with the transactions contemplated by this Agreement and the other Transaction Documents. Notwithstanding anything in this Agreement to the contrary, Seller and its Affiliates shall not be obligated to take or agree or commit to take any action (i) that is not conditioned on the Closing or (ii) that relates to any assets or businesses of Seller; and in no event shall Seller or any of its Affiliates be required to be the licensing, selling, divesting, leasing, transferring, disposing or encumbering party under any such agreements, and, in any case, Seller and its Affiliates shall have no direct or indirect obligation or Liability in respect of any such agreements, transactions or relationships, including any indemnification obligations, for which Seller and its Affiliates are not fully indemnified by the Purchaser Parties.
(e)    Each of the Purchaser Parties agrees to provide such security and assurances as to financial capability, resources and creditworthiness as may be reasonably requested by any Governmental Entity or other third party whose Approval is sought in connection with the Transaction and the other transactions contemplated by this Agreement and the other Transaction Documents. Whether or not the Transaction is consummated, the Purchaser Parties shall be responsible for all fees and payments (including filing fees and legal and professional fees) to any third party or any Governmental Entity that are incurred in order to obtain any Approvals pursuant to this Agreement, other than the fees of and payments to Seller’s legal and professional advisors and any filing fees that are the responsibility of Seller pursuant to Section 5.1(c) or any of the other Transaction Documents. Notwithstanding anything in this Agreement to the contrary, except for payment of filing fees required pursuant to Section 5.1(c) and as set forth and subject to the limitations in Section 5.1(d), Purchaser shall not under any circumstance be required to pay or commit to pay any amount or incur any obligation in favor of or offer or grant any accommodation (financial or otherwise, regardless of any provision to the contrary in the underlying Contract, including any requirements for the securing or posting of any bonds, letters of credit or similar instruments, or the furnishing of any guarantees) to any Person to obtain any Approval.

(f)    Notwithstanding anything in this Agreement to the contrary, none of Seller, the other Seller Entities or any of their respective Affiliates shall under any circumstance be required to pay or commit to pay any amount or incur any obligation in favor of or offer or grant any accommodation (financial or otherwise, regardless of any provision to the contrary in the underlying Contract, including any requirements for the securing or posting of any bonds, letters of credit or similar instruments, or the furnishing of any guarantees) to any Person to obtain any Approval. None of Seller, the other Seller Entities or any of their respective Affiliates shall have any Liability whatsoever to the Purchaser Parties or any of their Affiliates arising out of or relating to the failure to obtain any Approvals that may be required in connection with the Transaction and the other transactions contemplated by this Agreement or the other Transaction Documents or because of the termination of any Contract or any default under, or acceleration or termination of or loss of any benefit under, any Contract or other Purchased Asset as a result thereof. The Purchaser Parties acknowledge that no representation, warranty or covenant of Seller contained herein shall be breached or deemed breached, and no condition to the Purchaser Parties’ obligations to consummate the transactions contemplated by this Agreement or the other Transaction Documents (other than as a result of the failure to satisfy a condition expressly set forth in Section 8.1(a) or Section 8.1(b)) shall be deemed not satisfied solely as a result of (i) the failure to obtain any Approval, (ii) any such termination, default, acceleration or loss of benefit, or (iii) any Proceeding commenced or threatened by or on behalf of any Person arising out of or relating to the failure to obtain any such Approval or any of the foregoing. For the avoidance of doubt, Seller’s and its Affiliates’ obligations under this Section 5.1 shall be subject in all respects to the applicable provisions of Section 2.10.
Section 5.2    Covenants Relating to Conduct of Business.
(a)    From the date of this Agreement to the earlier of the Closing or the date, if any, on which this Agreement is validly terminated pursuant to Section 9.1, except (i) as set forth in Section 5.2(a) of the Seller Disclosure Schedules, (ii) to the extent required by applicable Law or as otherwise contemplated by the terms of this Agreement or the other Transaction Documents, (iii) for any actions taken in good faith to respond to the actual or anticipated effects of Covid-19 and any Covid-19 Measures or sanctions or similar restrictions imposed in connection with the current dispute between the Russian Federation and Ukraine, (iv) solely to the extent related to the Excluded Assets, the Retained Liabilities or the Retained Businesses (which, for the avoidance of doubt, does not include any portion of any Shared Contract to the extent relating to the Business) or (v) as Parent or Purchaser may otherwise consent to (such consent not to be unreasonably withheld, conditioned or delayed), Seller shall, and shall cause each of its Subsidiaries to (A) conduct the Business in all material respects in the Ordinary Course of Business, (B) use commercially reasonable efforts to maintain and preserve in all material respects relationships and goodwill with customers, suppliers, key employees and others having business dealings with the Business and (C) use commercially reasonable efforts to maintain and preserve in all material respects the current assets of the Business in the Ordinary Course of Business; provided, however, that no action by Seller or its Subsidiaries with respect to matters specifically addressed by any other provision of this Section 5.2 shall be deemed a breach of this Section 5.2(a) unless such action would constitute a breach of such other provision.

(b)    Without limiting the generality of the foregoing Section 5.2(a), except (i) as set forth in Section 5.2(b) of the Seller Disclosure Schedules, (ii) to the extent required by applicable Law or as otherwise contemplated by the terms of this Agreement or the other Transaction Documents, (iii) for any actions taken in good faith to respond to the actual or anticipated effects of Covid-19 and any Covid-19 Measures or sanctions or similar restrictions imposed in connection with the current dispute between the Russian Federation and Ukraine, (iv) solely to the extent related to the Excluded Assets, the Retained Liabilities or the Retained Businesses (which, for the avoidance of doubt, does not include any portion of any Shared Contract to the extent relating to the Business) or (v) as Parent or Purchaser may otherwise consent to (such consent not to be unreasonably withheld, conditioned or delayed), Seller shall not, and shall cause each of its Subsidiaries not to, in each case solely with respect to the Business, do any of the following:
(i)    except (A) as may be required under applicable Law, the Collective Bargaining Agreement or any Benefit Plan (as is in effect at the signing of this Agreement), (B) in the Ordinary Course of Business with respect to employees subject to a Collective Bargaining Agreement or (C) in connection with any action that applies uniformly to Business Employees and other similarly situated employees of Seller or its Affiliates and is in the Ordinary Course of Business, (x) grant to any Business Employee any material increase in compensation or benefits or (y) adopt, enter into or materially amend any Benefit Plan with respect to Business Employees;
(ii)    incur, create or assume any Lien, other than Permitted Liens, with respect to any Purchased Assets other than those that shall be discharged at or prior to the Closing;
(iii)    acquire any material assets or cause the Business to commit to or incur any capital expenditures that would constitute Assumed Liabilities, other than (A) in the Ordinary Course of Business, (B) transactions where the total consideration paid or transferred in connection with such transactions would not exceed $500,000 in the aggregate (excluding amounts paid for in full prior to the Closing) or (C) transactions solely between Seller, a Seller Entity or any of their Subsidiaries;
(iv)    materially reduce or fail to make any material capital expenditures set forth in Section 5.2(b)(iv) of the Seller Disclosure Schedules;
(v)    sell, lease, license, abandon, assign or otherwise dispose of any material Purchased Asset, in each case, except sales of Inventory in the Ordinary Course of Business;

(vi)    make loans or advances to any Person by or on behalf of the Business in excess of $500,000 in the aggregate, other than those that shall be settled at or prior to the Closing;
(vii)    cause or permit any of the Business to hire any employee with an annual base salary in excess of $250,000;
(viii)    (A) amend any material term of, or waive or accelerate any material right under, voluntarily terminate or cancel (other than upon expiration in accordance with its terms) or renew on any materially different terms (or, solely in the case of any Material Contract that is a Business Contract, renew for a period of more than one (1) year), any Material Contract or, to the extent relating to the Business, any Shared Contract, or (B) enter into any Contract that, if in effect on the date hereof, would be a Material Contract, other than, in each case of clauses (A) and (B), in the Ordinary Course of Business;
(ix)    make any material change in any method of financial accounting or financial accounting practice or policy applicable to the Business, other than such changes as are required by GAAP or applicable Law;
(x)    waive any material claims or rights of material value that would constitute a Purchased Asset;
(xi)    enter into, adopt, amend or renew, or waive or accelerate any material right under, any Collective Bargaining Agreement;
(xii)    (A) implement any layoffs or terminations of any Business Employees except in the Ordinary Course of Business, including any “plant closing” or “mass layoff” (as those terms are defined under the U.S. Worker Adjustment and Retraining Notification Act (together with the rules and regulations promulgated thereunder, together with any similar local, state or foreign Laws, the “WARN Act”)) affecting any site of employment or facility relating to the Business, or (B) transfer within Seller or its Affiliates the employment of (1) any Business Employee as of the date hereof such that such individual does not constitute a Business Employee as of the Closing or (2) any employee who is not a Business Employee as of the date hereof such that such individual constitutes a Business Employee as of the Closing;
(xiii)    abandon or cancel any material registered Business Intellectual Property or otherwise permit any of its rights to any such material registered Business Intellectual Property to lapse or expire (other than at the end of its statutory term, ordinary, non-extendible term or otherwise in Seller’s or any Seller Entity’s reasonable business judgment), or fail to take reasonable steps to maintain the confidentiality of any material Trade Secrets included in the Purchased Assets;
(xiv)    enter into any settlement of any pending or threatened material Proceeding, or enter into any amendment of any existing settlement agreement, for an amount in excess of $500,000 or involving material nonmonetary remedies that would bind the Business from and after the Closing;

(xv)    reduce the scope or level of, fail to maintain, abandon, or cancel, in each case, in any material respect, any material quality and food safety programs, including material environmental monitoring and finished product testing, at any of the Production Facilities, except (i) in the Ordinary Course of Business, (ii) as required by applicable Law or (iii) in connection with changes to policies generally applicable to the Retained Business; or
(xvi)    authorize any of, or commit or agree to take, whether in writing or otherwise, or do any of, the foregoing actions.
(c)    Nothing contained in this Agreement shall be construed to give to Parent or Purchaser, directly or indirectly, rights to control or direct the Business’s operations prior to the Closing. Prior to the Closing, Seller (and its Subsidiaries) shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision of the operations of the Business. Notwithstanding anything in this Agreement to the contrary, the Parties acknowledge and agree that nothing in this Section 5.2 shall be deemed to limit the transfer of the Excluded Assets or the Retained Liabilities (other than the portion of any Shared Contract relating to the Business) prior to, at or after the Closing.
Section 5.3    Covenants Relating to Conduct of Purchaser’s and Parent’s Business.
(a)    From the date of this Agreement to the earlier of the Closing or the date, if any, on which this Agreement is validly terminated pursuant to Section 9.1, except (i) as set forth in Section 5.3(a) of the Purchaser Disclosure Schedules, (ii) to the extent required by applicable Law or as otherwise contemplated by the terms of this Agreement or the other Transaction Documents, (iii) for any actions taken in good faith to respond to the actual or anticipated effects of Covid-19 and any Covid-19 Measures or sanctions or similar restrictions imposed in connection with the current dispute between the Russian Federation and Ukraine or (iv) as Seller may otherwise consent to (such consent not to be unreasonably withheld, conditioned or delayed), Purchaser and Parent shall not do any of the following:
(i)    amend, adopt any amendment or otherwise change (whether by merger, consolidation or otherwise) the articles of incorporation and bylaws of Parent as in effect as of the date hereof in a manner that would adversely affect the Seller in a manner disproportionate to Parent and its shareholders or in a manner that would impair, prevent or delay the ability of Purchaser or Parent to consummate the Transaction or the other transactions contemplated hereby or by the other Transaction Documents, including the Share Issuance;
(ii)    adopt or enter into a plan of, or any Contract in respect of, complete or partial liquidation, dissolution, amalgamation, consolidation or recapitalization of Purchaser or Parent;
(iii)    other than payments on any convertible debt securities, authorize, declare, set aside, make or pay any dividends on its outstanding shares of Parent Common Stock or securities convertible or exchangeable into Parent Common Stock (whether in cash, securities or property);

(iv)    split, combine, subdivide or reclassify any of its capital stock or issue or authorize or propose the issuance of any other securities in respect of, in lieu of, or in substitution for, shares of its capital stock;
(v)    redeem, repurchase or otherwise acquire, or authorize any such redemptions, repurchases or acquisitions of, shares of Parent Common Stock (it being understood, for the avoidance of doubt, that any share repurchases conducted pursuant to an authorization by the board of directors of Parent existing as of the date hereof shall not be restricted);
(vi)    issue, sell, pledge, dispose of, grant, transfer or encumber, or authorize the issuance, sale, pledge, disposition, grant, transfer or encumbrance of, any shares of Parent Common Stock or securities convertible or exchangeable into Parent Common Stock, other than the issuance of shares of Parent Common Stock upon the exercise or settlement of any stock option, stock appreciation right, restricted stock unit, or nonqualified plan participant’s notional investment outstanding as of the date hereof pursuant to the terms of a Benefit Plan (for this purpose only, applying the definition of “Benefit Plan” by replacing “Seller” in such definition with “Parent” and “Business Employee” in such definition with “employee or other service provider of Parent or its Affiliates”) as in effect as of the date hereof;
(vii)    acquire (by merger, consolidation, acquisition of equity interests or assets, joint venture or otherwise), sell or dispose of any business or corporation, partnership, limited liability company, joint venture or other business organization or division thereof, merge or consolidate with any other Person or otherwise enter into any agreement with respect to any such acquisition, sale, merger or consolidation if such transaction or entry into such agreement could reasonably be expected to, in the good faith judgment of Parent, (A) impose any material delay in the obtaining of, or materially increase the risk of not obtaining, any authorization or Judgment from any Governmental Entity necessary to consummate the Transaction or the other transactions contemplated hereby or by the other Transaction Documents, including the Share Issuance, or the expiration or termination of any applicable waiting period, (B) materially increase the risk of not being able to remove any such Judgment on appeal or otherwise or (C) otherwise materially impair, prevent or delay the consummation of the Transaction or the other transactions contemplated hereby or by the other Transaction Documents, including the Share Issuance;
(viii)    take any actions that would reasonably be expected to prevent Purchaser from making available the Purchase Price as of the Closing; or
(ix)    authorize any of, or commit or agree to take, whether in writing or otherwise, or do any of, the foregoing actions.
Notwithstanding the foregoing, this Section 5.3(a) shall not restrict Parent from taking any action described in Section 5.3(a)(vi) from and after April 28, 2023 if the following conditions are met: (i) such action is or would not be restricted pursuant to any other provision of Section 5.3(a), (ii) all of the conditions to the Closing, other than the condition set forth in Section 8.2(c), shall have been satisfied or waived or shall be capable of being satisfied at such time and (iii) the condition set forth in Section 8.2(c) is not satisfied at the time of such action.

(b)    Nothing contained in this Agreement shall be construed to give to Seller, directly or indirectly, rights to control or direct Parent’s and its Subsidiaries’ operations and Parent (and its Subsidiaries) shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision of the operations of their businesses.
Section 5.4    Confidentiality.
(a)    Each of Purchaser and Parent acknowledges that the information being provided to it in connection with the Transaction and the other transactions contemplated hereby or by the other Transaction Documents is subject to the terms of that certain confidentiality agreement between Parent and Seller, dated as of October 11, 2022 (the “Seller Confidentiality Agreement”), the terms of which are incorporated herein by reference in their entirety and shall survive the Closing. Effective upon, and only upon, the Closing, the Seller Confidentiality Agreement shall terminate with respect to information relating solely to the Business; provided, however, that each of Purchaser and Parent acknowledges that its obligations of confidentiality and non-disclosure with respect to any and all other information provided to it by or on behalf of Seller, the other Seller Entities or any of their respective Affiliates or Representatives, concerning the Retained Businesses, Seller, the other Seller Entities or any of their respective Affiliates (other than solely with respect to the Business) shall continue to remain subject to the terms and conditions of the Seller Confidentiality Agreement, any termination of the Seller Confidentiality Agreement that has occurred or would otherwise occur notwithstanding. The Parties expressly agree that, notwithstanding any provision of the Seller Confidentiality Agreement to the contrary, including with respect to termination thereof, if, for any reason, the Closing does not occur and this Agreement is terminated, the Seller Confidentiality Agreement shall continue in full force and effect in accordance with its terms, and this Agreement shall constitute the requisite consent of the Parties to amend the Seller Confidentiality Agreement accordingly.
(b)    Seller acknowledges that the information being provided to it in connection with the Transaction and the other transactions contemplated hereby or by the other Transaction Documents is subject to the terms of that certain confidentiality agreement between Parent and Seller, dated as of December 22, 2022 (the “Purchaser Confidentiality Agreement,” and together with the Seller Confidentiality Agreement, the “Confidentiality Agreements”), the terms of which are incorporated herein by reference in their entirety and shall survive the Closing. Seller, Purchaser and Parent expressly agree that, notwithstanding any provision of the Purchaser Confidentiality Agreement to the contrary, including with respect to termination thereof, if, for any reason, the Closing does not occur and this Agreement is terminated, the Purchaser Confidentiality Agreement shall continue in full force and effect in accordance with its terms.

(c)    From and after the Closing until the date that is three (3) years after the Closing Date, Seller shall, and shall cause its Subsidiaries and Representatives to, keep confidential any and all Business Confidential Information, except, to the extent Seller or its Subsidiaries retains information constituting a Trade Secret included in the Purchased Assets, Seller shall, and shall cause its Subsidiaries and Representatives to, keep such information confidential for so long as such information constitutes a Trade Secret under applicable Law; provided, however, that Seller shall not be liable hereunder with respect to any disclosure to the extent such disclosure is determined by Seller to be required (i) with the advice of counsel, by any applicable Law or Judgment, including applicable rules of any securities exchange, (ii) for the purpose of any post-Closing obligations of Seller and the other Seller Entities pursuant to this Agreement and the Transaction Documents. Furthermore, the provisions of this Section 5.4(c) will not prohibit any retention of copies of records or any disclosures as may be necessary or appropriate in the Ordinary Course of Business of the Retained Businesses, in connection with the preparation and filing of Tax Returns of Seller or its Affiliates or in connection with the enforcement of any right or remedy relating to this Agreement, the other Transaction Documents, the Transaction or the other transactions contemplated hereby and thereby, including, for the avoidance of doubt, Seller’s right to pursue or collect any and all accounts receivable and other receivables relating to the operation of the Business prior to the Closing that are Excluded Assets. In the event that Seller or any of its Affiliates or Representatives are required by any applicable Law or Judgment to disclose any Business Confidential Information, Seller shall, (A) to the extent permissible by such applicable Law or Judgment, provide the Purchaser Parties with prompt written notice of such requirement, (B) disclose only that portion of such Business Confidential Information that Seller determines (with the advice of counsel) is required by such applicable Law or Judgment to be disclosed and (C) use reasonable efforts to preserve the confidentiality of such Business Confidential Information, at the Purchaser Parties’ sole cost and expense, including by, at the Purchaser Parties’ request, reasonably cooperating with the Purchaser Parties to obtain an appropriate protective order or other reliable assurance that confidential treatment will be accorded such Business Confidential Information so disclosed.
Section 5.5    Access to Information.
(a)    Seller shall, and shall cause the other Seller Entities to, afford to the Purchaser Parties reasonable access, upon reasonable notice during normal business hours, consistent with applicable Law and in accordance with the procedures established by Seller, including applicable logistical restrictions or limitations as a result of Covid-19 or any Covid-19 Measures, during the period prior to the Closing, and solely in furtherance of the consummation of the Transaction and the other transactions contemplated by this Agreement and the other Transaction Documents, to the properties, books, Contracts, records and personnel of Seller and its Subsidiaries, and such other information, including financial and operating data, as the Purchaser Parties or their Representatives may reasonably request, in each case, solely to the extent related to the Business, the Purchased Assets or the Assumed Liabilities, including such information reasonably requested by Purchaser to make the offers of employment contemplated by Article VI and otherwise prepare for the transition of Scheduled Business Employees (who would become Transferred Employees); provided, however, that (i) neither Seller nor any of its Affiliates shall be required to violate any obligation of confidentiality to which it or any of its Affiliates may be subject in discharging their obligations pursuant to this Section 5.5; (ii) Seller shall make available, or cause its Subsidiaries to make available, Business Employee personnel files only after the Closing Date and, with respect to any Business Employees, if and when Purchaser provides Seller with notice that the applicable Business Employees have provided Purchaser with a release permitting transfer of those files (provided that Seller shall not make, or cause to be made, available medical records, workers compensation records or the results of any drug testing; and that the Purchaser Parties shall indemnify and hold Seller and its Affiliates (including the other Seller Entities) harmless from any Liabilities arising out of or relating to the access to or transfer of such personnel files); provided that Seller shall, or shall cause the other Seller Entities to, deliver to Purchaser all employee, payroll and Benefit Plan data as is reasonably requested by Purchaser and to the extent permissible under applicable Law in order to effectuate, as of the Closing Date, payroll and employment benefit plan enrollment for Business Employees who are intended to become Transferred Employees and (iii) prior to the Closing Date, the Purchaser Parties shall not conduct any Phase I or Phase II Environmental Site Assessment or conduct any invasive testing or any sampling of soil, sediment, surface water, ground water or building material at, on, under or within any facility on the Owned Real Property or the Leased Real Property, or any other property of Seller, the other Seller Entities, or any of their respective Affiliates, without the prior written consent of Seller, which may be withheld in its sole discretion.

(b)    The Purchaser Parties agree that any investigation undertaken pursuant to the access granted under Section 5.5(a) shall be conducted in such a manner as not to unreasonably interfere with the operation of the Business, and none of Parent, Purchaser or any of their Affiliates or Representatives shall communicate with any of the employees of the Business without the prior written consent (including via email) of Seller. Notwithstanding anything in this Agreement to the contrary, neither Seller nor any of its Affiliates shall be required to provide access to or disclose information where, in the reasonable judgment of Seller, such access or disclosure would jeopardize attorney-client or other applicable privilege or protection, or contravene any Laws, fiduciary duties or contractual obligations (provided that Seller will use commercially reasonable efforts to provide such access or disclosure in a manner that would not jeopardize such privilege or protection or contravene such Laws, fiduciary duties or contractual obligations), or such information concerns valuation of or the future plans for the Business or the Sale Process. The Purchaser Parties shall indemnify, defend and hold harmless Sellers and their Affiliates and each of their respective employees, directors and officers from and against all Losses resulting from or relating to the activities of the Purchaser Parties or any of its Affiliates or Representatives under this paragraph.
(c)    For a period of five (5) years following the Closing or such longer time as may be required by applicable Law, and subject to Section 5.4, each of the Parties shall preserve all records (including, for the avoidance of doubt, any loss run information with respect to occurrence-based insurance policies) and any information or statutory records possessed by such Party to the extent relating to the Business, the Purchased Assets or the Assumed Liabilities as of the Closing Date. For a period of five (5) years following the Closing or such longer time as may be required by applicable Law, each Party shall provide to the other Parties reasonable access, upon reasonable notice during normal business hours, consistent with applicable Law and in accordance with the procedures established by the providing Party, including applicable logistical restrictions or limitations as a result of Covid-19 or any Covid-19 Measures, to such records relating to the Business, the Purchased Assets or the Assumed Liabilities; provided, however, that nothing herein shall require any Party to take any action or provide any access pursuant to this Section 5.5(c) if doing so would (i) be reasonably likely to jeopardize any attorney-client privilege or other applicable privilege or protection, or (ii) contravene any applicable Laws, fiduciary duties or contractual obligations (including any confidentiality agreement by which such Party is bound) (it being understood that such Party shall cooperate in any commercially reasonable efforts and requests for waivers that would otherwise enable the requested disclosure to the other Parties without jeopardizing such privilege or protection or contravening such Laws, duties or contractual obligations). Each Party may request access under this Section 5.5(c) for any reasonable purpose in connection with the operation of the Business, audits, accounting, financial reporting, litigation, federal, foreign, or state securities disclosure or other business purposes of the Party requesting access. Notwithstanding the foregoing, following the fifth (5th) anniversary of the Closing Date or such longer time as may be required by applicable Law, any and all such records may be destroyed by a Party if such destroying Party provides the other Parties written notice of its intent to destroy such records, specifying in reasonable detail the contents of the records to be destroyed, and the other Party does not notify the destroying Party that such other Party desires to obtain possession of such records within sixty (60) days following delivery of such notice. In the event the other Party provides such notice of its desire to obtain possession of such records within sixty (60) days following delivery of the destroying Party’s notice, the destroying Party must give the requesting Party a reasonable opportunity, at the requesting Party’s expense, to segregate and transfer the records. In addition, following the Closing, each Party agrees to provide, and shall cause its Affiliates and their respective Representatives to provide, such cooperation and assistance to the other Party, its Affiliates and their respective Representatives (including, for the avoidance of doubt, such Party’s auditors) as may be reasonably requested by such other Party upon reasonable advance written notice in connection with the audit, accounting, financial reporting, litigation, federal, foreign or state securities disclosure or other needs of such requesting Party; provided that such cooperation and assistance shall be provided at the requesting Party’s expense.

(d)    Notwithstanding the foregoing, cooperation and access to information with respect to Tax matters shall be governed exclusively by Section 7.1.
(e)    In addition to and without limiting the foregoing, within fifteen (15) days after the end of each fiscal month commencing with the first fiscal month ending after the date hereof and continuing through the end of the fiscal month immediately preceding the Closing Date, Seller shall deliver to Purchaser a report detailing key performance indicators (including volume, net sales, gross profit and program marketing) tracked for the Business and the Business Brands for the most recently completed fiscal month, in substantially the form included in Section 5.5(e) of the Seller Disclosure Schedules (the “Monthly KPI Reports”).
(f)    As promptly as reasonably practicable upon the occurrence of any event described in clause (a) or clause (b) of the definition of an Adverse Facilities Matter, Seller shall provide Purchaser written notice thereof including, to the extent known, reasonable detail as to the specifics and causes of such event.
Section 5.6    Publicity. Prior to the Closing (but, for the avoidance of doubt, not after the Closing) no Party nor any Affiliate or Representative of such Party shall issue or cause the publication of any press release or public announcement in respect of this Agreement, the Transaction or the other transactions contemplated by this Agreement or the other Transaction Documents without the prior written consent of the other Parties (which consent shall not be unreasonably withheld, conditioned or delayed), except as may be required by Law or stock exchange rules and regulations, in which case the Party required to publish such press release or public announcement shall use reasonable efforts to provide the other Parties a reasonable opportunity to comment on such press release or public announcement in advance of such publication; provided that the foregoing shall not apply to any press release or public announcement so long as any statements contained therein concerning the Transaction or the other transactions contemplated by this Agreement and the other Transaction Documents are materially consistent with previous releases or announcements made by the applicable Party with respect to which such Party has complied with the provisions of this Section 5.6.

Section 5.7    Financial Obligations. The Purchaser Parties further agree that, except with respect to any amounts that constitute Retained Liabilities hereunder, to the extent Seller or any of its Affiliates incurs any cost or expense, or is required to make any payment, or is subject to any claim or Proceeding, in connection with any outstanding letters of credit, surety bonds, guarantees, advance payment guarantees and other contractual obligations entered into by or on behalf of Seller or any of its Affiliates in connection with or relating to the Business, the Purchased Assets or the Assumed Liabilities and which are set forth on Section 5.7 of the Seller Disclosure Schedules (together, the “Business Guarantees”) on or after the Closing, the Purchaser Parties shall indemnify and hold harmless Seller and its Affiliates against, and reimburse Seller and its Affiliates for, any and all Liabilities or amounts paid, including costs or expenses in connection with such amounts, including Seller’s and any of its Affiliates’ expenses in maintaining such Business Guarantees after the Closing Date, whether or not any such Business Guarantee is drawn upon or required to be performed, and shall in any event promptly and in no event later than ten (10) Business Days after written demand therefor from Seller, reimburse Seller and any of its Affiliates to the extent that any Business Guarantee is called upon and Seller or any of its Affiliates makes any payment or incurs any Liability in respect of any such Business Guarantee (other than with respect to any amounts that constitute Retained Liabilities hereunder). Without limiting the foregoing, neither Purchaser nor any of its Affiliates shall extend or renew any Contract containing or underlying a Business Guarantee unless, prior to or concurrently with such extension or renewal, Purchaser or its Affiliates are substituted in all respects for Seller and its Affiliates, and Seller and its Affiliates are fully released, in respect of all Liabilities under such Business Guarantees.
Section 5.8    Use of Marks. Purchaser hereby acknowledges that all right, title and interest in and to the “Smucker,” “Big Heart,” and “Ainsworth” Marks, together with all variations and derivatives thereof and all Marks, Internet domain names, company names and other identifiers of source or goodwill containing, incorporating or associated with any of the foregoing or in the reasonable judgment of Seller, is similar to any of the foregoing (collectively, the “Retained Names and Marks”) are, and shall, following the Closing, continue to be, owned exclusively by Seller or its Affiliates. Except as expressly provided in the Transition Services Agreements neither Purchaser nor any of its Affiliates shall use, or have or acquire the right to use or any other rights in, the Retained Names and Marks and nothing hereunder permits Purchaser or its Affiliates to use, or have or acquire the right to use or any other rights in, the Retained Names and Marks.
Section 5.9    Insurance. From and after the Closing, the Business, the Purchased Assets, the Assumed Liabilities, and the operations and assets and Liabilities in respect thereof, shall cease to be insured by Seller’s or its Affiliates’ insurance policies or by any of their self-insured programs, and neither Parent, Purchaser nor their Affiliates (including the Business) shall have any access, right, title or interest to or in any such insurance policies (including to all claims and rights to make claims and all rights to proceeds) to cover the Business, the Purchased Assets, the Assumed Liabilities, or the operations or assets or Liabilities in respect thereof. Seller or its Affiliates may amend any insurance policies in the manner it deems appropriate to give effect to this Section 5.9. From and after the Closing, the Purchaser Parties shall be responsible for securing all insurance they consider appropriate for the Business, the Purchased Assets, the Assumed Liabilities, and the operations and assets and Liabilities in respect thereof, including maintenance of project-specific insurance policies. The Purchaser Parties further covenant and agree not to seek to assert or to exercise any rights or claims of, or in respect of, the Business, the Purchased Assets, the Assumed Liabilities, and the operations and assets and Liabilities in respect thereof, under or in respect of any past or current insurance policy under which any of the foregoing is a named insured.

Section 5.10    Litigation Support. Subject to Section 10.4, in the event that and for so long as Seller or any of its Affiliates is prosecuting, contesting or defending any Proceeding, investigation, charge, claim or demand by or against a third party in connection with any fact, situation, circumstance, status, condition, activity, practice, plan, occurrence, event, incident, action, failure to act, or transaction relating to, in connection with or arising from the Business, the Purchased Assets, the Assumed Liabilities, Excluded Assets or Retained Liabilities (including the Transaction or any other transaction contemplated under this Agreement or the other Transaction Documents), Purchaser shall, and shall cause its Affiliates (and its and their officers and employees and Representatives) to, reasonably cooperate with, as reasonably requested by, Seller and its counsel in such prosecution, contest or defense, including making available its personnel, and providing such testimony and access to its books and records and other information (in each case, solely to the extent relating to the Purchased Assets or Assumed Liabilities) as shall be reasonably necessary in connection with such prosecution, contest or defense. Seller shall reimburse Purchaser or its applicable Affiliates for their reasonable out-of-pocket costs and expenses in performing its obligations under this Section 5.10. For the avoidance of doubt, and notwithstanding anything in this Agreement to the contrary, Seller shall retain full control of prosecuting, contesting, defending, compromising, settling or taking any other action related to or in connection with any Proceeding, investigation, charge, claim or demand by or against a third party related to any Retained Businesses, Excluded Asset or Retained Liability, whether arising before or after the Closing, and neither Purchaser nor its Affiliates shall have any rights in connection therewith, other than the right to indemnification for Retained Liabilities pursuant to Article X.
Section 5.11    Payments.
(a)    Seller shall, or shall cause its applicable Affiliate to, promptly pay or deliver to Purchaser (or its designated Affiliates) any monies or checks that have been sent to Seller or any of its Affiliates after the Closing Date by customers, suppliers or other contracting parties of the Business to the extent that they constitute a Purchased Asset and are the property of Purchaser hereunder.
(b)    Purchaser shall, or shall cause its applicable Affiliate to, promptly pay or deliver to Seller (or its designated Affiliates) any monies or checks that have been sent to Purchaser or any of its Affiliates (including the Business) after the Closing Date to the extent that they constitute an Excluded Asset and are the property of Seller or its Affiliates hereunder.

Section 5.12    Non-Solicitation of Employees.
(a)    For a period of two (2) years from the Closing Date, without the prior written consent of Purchaser or Parent, as to any Business Employee with a title of “Manager” or above as of immediately prior to the Closing who shall have become employed by Parent or its Subsidiaries as of immediately following the Closing (a “Seller Covered Person”), Seller agrees that none of Seller or any of its Subsidiaries will directly or indirectly solicit for employment or hire any Seller Covered Person; provided that Seller and its Subsidiaries shall not be precluded from soliciting, or taking any other action with respect to, any such individual (i) whose employment with the Business ceased more than six (6) months prior to commencement of employment discussions between Seller or its Subsidiaries and such individual or (ii) who responds to solicitation not specifically targeted at employees of the Purchaser Parties or any of their Affiliates (including by a search firm or recruiting agency), including advertisements in any newspaper, magazine, trade publication, electronic medium or other media; and provided, further, that Seller and its Affiliates shall not be restricted in engaging in solicitations or advertising not targeted at any such Persons described above.
(b)    For a period of two (2) years from the Closing Date, without the prior written consent of Seller, as to any employee of Seller or its Subsidiaries with a title of “Manager” or above as of immediately prior to the Closing (other than any Business Employee who becomes employed by Parent or its Subsidiaries as of immediately following the Closing) (a “Purchaser Covered Person”), the Purchaser Parties agree that none of Parent or any of its Subsidiaries will directly or indirectly solicit or hire for employment any Purchaser Covered Person; provided that Parent and its Subsidiaries shall not be precluded from soliciting, or taking any other action with respect to, any such individual (i) whose employment with Seller or its Subsidiaries ceased more than six (6) months prior to commencement of employment discussions between Parent or its Subsidiaries and such individual or (ii) who responds to solicitation not specifically targeted at employees of Seller or any of its Affiliates (including by a search firm or recruiting agency), including advertisements in any newspaper, magazine, trade publication, electronic medium or other media; and provided, further, that the Purchaser Parties and their Affiliates shall not be restricted in engaging in solicitations or advertising not targeted at any such Persons described above.
Section 5.13    Receivables Cooperation. Purchaser agrees that from and after the Closing, Purchaser shall, and shall cause its applicable Affiliates to, at the sole cost and expense of Seller, use commercially reasonable efforts as reasonably requested by Seller to cooperate with Seller to collect any and all accounts receivable and other receivables relating to the Business prior to the Closing and promptly transfer and convey such amounts to Seller in accordance with Section 5.14.
Section 5.14    Misallocated Assets.
(a)    Subject to Section 2.10, if, at any time after the Closing, any asset, right or property held by Purchaser or any of its Affiliates is ultimately determined to be an Excluded Asset or Purchaser or any of its Affiliates is found subject to a Retained Liability, (i) Purchaser shall return or transfer and convey (without further consideration) to Seller or the appropriate Affiliate of Seller such Excluded Asset or Retained Liability; (ii) Seller shall, or shall cause its appropriate Affiliate to, assume (without further consideration) such Retained Liability; and (iii) Seller and the Purchaser Parties shall, and shall cause their appropriate Affiliates to, execute such documents or instruments of conveyance or assumption and take such further acts as are reasonably necessary or desirable to effect the transfer of such Excluded Asset or Retained Liability back to Seller or its appropriate Affiliate, in each case such that each Party is put into the same economic position as if such action had been taken on or prior to the Closing Date.

(b)    Subject to Section 2.10, if, at any time after the Closing, any asset, right or property held by Seller or any of its Affiliates is ultimately determined to be a Purchased Asset or Seller or any of its Affiliates is found to be subject to an Assumed Liability, (i) Seller shall, and shall cause the other Seller Entities to, transfer and convey (without further consideration) to Purchaser such Purchased Asset or Assumed Liability; (ii) Purchaser shall assume (without further consideration) such Assumed Liability; and (iii) Seller and the Purchaser Parties shall, and shall cause their appropriate Affiliates to, execute such documents or instruments of conveyance or assumption and take such further acts as are reasonably necessary or desirable to effect the transfer of such Purchased Asset or Assumed Liability to Purchaser, in each case such that each Party is put into the same economic position as if such action had been taken on or prior to the Closing Date.
Section 5.15    Bulk Transfer Laws. The Purchaser Parties hereby waive compliance by the Seller Entities with the provisions of any so-called “bulk transfer laws” of any jurisdiction in connection with the sale of the Purchased Assets to Purchaser; provided that any Liability for any failure to comply with such laws shall constitute a Retained Liability hereunder.
Section 5.16    Contact with Suppliers and Other Business Relations. During the period from the date of this Agreement until the earlier of the Closing or the termination of this Agreement in accordance with its terms, the Purchaser Parties hereby agree that they are not authorized to and shall not (and shall not permit any of its employees, agents, Representatives or Affiliates to) contact any employee (excluding executive officers of Seller Entities), supplier, distributor, customer or other material business relation of Seller, regarding Seller, the Business or the transactions contemplated by this Agreement and the other Transaction Documents without the prior written consent of Seller, not to be unreasonably withheld, conditioned, or delayed; provided, however, that the Purchaser Parties shall be permitted to deliver any communications required by Law.
Section 5.17    UPC Codes.
(a)    Purchaser covenants to convert, in each case within eighteen (18) months from the Closing Date, (i) to Purchaser, or one or more of its respective Affiliates as determined by Purchaser in its discretion, the owner’s/manufacturer’s name and contact information associated with each Universal Product Code or Global Trade Item Number associated with the finished goods inventory of the Business bearing GS1 Company Prefix Codes 0071190 and 0730521 such that Purchaser may keep the applicable prefix numbers in place with respect to such products manufactured and sold by the Business; and (ii) to Purchaser, or one or more of its respective Affiliates as determined by Purchaser in its discretion, each Universal Product Code or Global Trade Item Number associated with the finished goods inventory of the Business but bearing a Universal Product Code prefix number shared by products manufactured and sold by Seller or its Affiliates in connection with the Retained Businesses (being those products bearing GS1 Company Prefix Code 079100, 829274, 071802055 and 0570001) such that Purchaser establishes new Global Trade Item Numbers for the products of the Business using a Global Trade Item Number scheme comprised of a GS1 Company Prefix owned by Purchaser so that Seller may keep the applicable prefix number in place with respect to the Retained Business. Purchaser shall pay for all costs and expenses incurred in connection with such conversion and will indemnify and hold Seller and its Affiliates harmless for any Losses arising out of or associated with such conversion, including any delay thereof, and Seller will, and will cause its Affiliates to, reasonably cooperate in connection with such conversions referenced in (i) and (ii) hereof at Purchaser’s reasonable request and sole cost and expense.

(b)    Seller covenants to convert, in each case within eighteen (18) months from the Closing Date, to Seller or one or more of its respective Affiliates as determined by Seller in its discretion each Universal Product Code or Global Trade Item Number associated with the products manufactured and sold by Seller or its Affiliates in connection with the Retained Businesses (being those products bearing GS1 Company Prefix Codes 0071190 and 0730521) such that Seller establishes new Global Trade Item Numbers for the products of the Retained Businesses using a Global Trade Item Number scheme comprised of a GS1 Company Prefix owned by Seller so that Purchaser may keep the applicable prefix numbers in place with respect to products manufactured and sold by the Business. Seller shall pay for all costs and expenses incurred in connection with such conversion and will indemnify and hold Purchaser and its Affiliates harmless for any Losses arising out of or associated with such conversion, including any delay thereof, and Purchaser will, and will cause its Affiliates to, reasonably cooperate in connection with such conversion at Seller’s reasonable request and sole cost and expense.
Section 5.18    NYSE Listing of Shares. Parent shall promptly prepare and submit to the NYSE a listing application with respect to the Parent Shares to be acquired by Seller hereunder, and shall use reasonable best efforts to obtain within twenty (20) Business Days after the date hereof (and in any event prior to the Closing) approval of the listing of such Parent Shares on the NYSE, subject to official notice of issuance, and Seller shall reasonably cooperate with Parent with respect to such listing. Parent shall not voluntarily delist the Parent Common Stock from the NYSE. In the event that the Parent Common Stock is delisted from the NYSE, Parent shall use its reasonable best efforts to take, or cause to be taken, all actions necessary to have such shares of the Parent Common Stock to be promptly listed for trading on any of the Nasdaq, the NYSE or any other United States national securities exchange.
Section 5.19    Restrictive Legends. The book entry representing the Parent Shares acquired by Seller hereunder shall bear the following legends until such legends are no longer required under applicable provisions of the Securities Act:
“THE SECURITIES REPRESENTED HEREBY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR ANY STATE SECURITIES LAWS AND NEITHER THE SECURITIES NOR ANY INTEREST THEREIN MAY BE OFFERED, SOLD, TRANSFERRED, PLEDGED, HYPOTHECATED OR OTHERWISE DISPOSED OF EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT OR SUCH LAWS OR AN EXEMPTION FROM REGISTRATION UNDER THE SECURITIES ACT OR SUCH LAWS WHICH IS AVAILABLE.”

“THE SECURITIES REPRESENTED HEREBY ARE SUBJECT TO CERTAIN RESTRICTIONS ON TRANSFER PURSUANT TO THE PROVISIONS OF A REGISTRATION RIGHTS AGREEMENT BETWEEN THE ISSUER AND THE ORIGINAL HOLDER OF THESE SECURITIES, AS SUCH AGREEMENT MAY BE AMENDED AND MODIFIED FROM TIME TO TIME. A COPY OF THE REGISTRATION RIGHTS AGREEMENT MAY BE OBTAINED FROM THE ISSUER. SUCH TRANSFER RESTRICTIONS ARE BINDING ON TRANSFEREES OF THESE SECURITIES TO THE EXTENT PROVIDED THEREIN AND ANY TRANSFER IN VIOLATION OF THE REGISTRATION RIGHTS AGREEMENT IS VOID AND OF NO EFFECT.”
Section 5.20    Further Assurances. From time to time after the Closing, without further consideration, (a) Seller will, and will cause its Affiliates to, execute and deliver, or cause to be executed and delivered, such documents to the Purchaser Parties and take such other action as Purchaser may reasonably request in order to vest in Purchaser good title to the Purchased Assets and to otherwise evidence consummation of the Transaction, including transferring to Purchaser any asset contemplated by this Agreement and the other Transaction Documents to be transferred to Purchaser and which was not so transferred at the Closing, (b) the Purchaser Parties will execute and deliver or cause to be executed and delivered such documents to Seller and take such other action as Seller may reasonably request in order to more effectively evidence the consummation of the Transaction, and (c) at the request of any Party hereto, each other Party hereto shall execute and deliver such further certificates, instruments and other documents and take, or cause to be taken, such other action as such Party may reasonably request to carry out the transactions contemplated hereby or by the Transaction Documents or as may be necessary, proper or advisable under applicable Law.
Section 5.21    Intellectual Property Licenses.
(a)    Patent License to Purchaser. Effective as of the Closing, and subject to the provisions hereof, Seller and its Subsidiaries (“Seller Licensors”) hereby grant, and agree to grant, to Purchaser and its Subsidiaries (“Purchaser Licensees”) a worldwide, irrevocable, non-exclusive, fully paid, royalty-free, non-transferable (except as provided pursuant to Section 5.21(f)) license under the Seller Licensed Patents to make, have made, import, use, offer to sell, sell, and otherwise provide any product or service of the Business, including to practice any method, process or procedure claimed in any of the Seller Licensed Patents, in each case, solely with respect to the Business.
(b)    Patent License to Seller. Effective as of the Closing and subject to the provisions hereof, Purchaser and its Subsidiaries (“Purchaser Licensors”) hereby grant, and agree to grant, to Seller and its Subsidiaries (“Seller Licensees”) a worldwide, irrevocable, non-exclusive, fully paid, royalty-free, non-transferable (except as provided pursuant to Section 5.21(f)) license under the Business Patent to make, have made, import, use, offer to sell, sell, and otherwise provide any product or service, including to practice any method, process or procedure claimed in any of the Business Patent, in each case solely with respect to the Retained Businesses.

(c)    License of Other Intellectual Property Rights to Purchaser. Effective as of the Closing, and subject to the provisions hereof, Seller Licensors hereby grant, and agree to grant, to Purchaser Licensees a worldwide, irrevocable, non-exclusive, fully paid, royalty-free, non-transferable (except as provided pursuant to Section 5.21(f)) license under all Intellectual Property Rights (other than Patents, Marks or Internet Properties) that are owned or licensed by the Seller Licensors and that are used in and related to the Business, to use, reproduce, distribute, disclose, make, modify, improve, display and perform, create derivative works of and otherwise exploit the tangible Purchased Assets, in each case, solely with respect to the Business; it being understood that the foregoing license does not and shall not require the delivery or disclosure to Purchaser of any tangible or intangible assets that are not Purchased Assets.
(d)    License Term. The Patent licenses granted under Section 5.21(a) and Section 5.21(b) with respect to each Patent will expire upon the expiration of the term of such Patent. The license granted under Section 5.21(c) will continue until the expiration of the last-to-expire of the Intellectual Property Rights licensed under such license.
(e)    Sublicensing. The licenses set forth in Section 5.21(a), Section 5.21(b) and Section 5.21(c) are not sublicenseable by the Purchaser Licensees or Seller Licensees, as applicable (such party its capacity as the licensee, a “Licensee Party”), except as provided in Section 5.21(g).
(f)    Transfer of Licenses. Except as expressly set forth herein, neither Licensee Party may assign or transfer the licenses granted to it pursuant to this Section 5.21 directly or indirectly, in whole or in part, whether voluntarily or involuntarily or by operation of law or otherwise, without the other Parties’ prior written consent (which consent shall not be unreasonably conditioned, delayed or withheld). Notwithstanding the foregoing, a Licensee Party may assign such licenses to a third party, or permit a third party to assume such license, in connection with the acquisition of such Licensee Party (whether by equity or asset sale or merger or otherwise) or the sale of substantially all of the assets of such Licensee Party to which this Agreement relates, to such third party. Any assignment in violation of this Section 5.21(f) shall be null and void ab initio.
(g)    Rights to Subsidiaries.
(i)    Subject to Section 5.21(e), any rights or licenses granted under this Section 5.21 extend to each entity that is a Party’s Subsidiary but only for so long as such entity is a Subsidiary and, accordingly, except as provided in Section 5.21(g)(ii) the license to such entity shall terminate upon such entity ceasing to be a Subsidiary of such Party.
(ii)    Notwithstanding the limitations on sublicensing set forth in Section 5.21(e), if a Licensee Party divests a Subsidiary or business unit (including in a sale to a third party or in a public offering) such that such entity is no longer a Subsidiary (a “Divested Entity”), upon providing written notice of such divestiture to the other Parties, Licensee Party may grant the Divested Entity a sub-license under the licenses granted to the Licensee Party pursuant to Section 5.21, but only in connection with the products and services offered by such Divested Entity at the time it ceased to become a Subsidiary or business unit of the Licensee Party, and natural evolutions of such products or services that are of the same general type. Such sublicense grant to the Divested Entity in accordance with the foregoing shall not affect or limit the licenses granted to the Licensee Party or the obligations and duties of the Licensee Party hereunder.

(h)    Rights in Bankruptcy. All rights and licenses granted to a Party as licensee hereunder are, for purposes of section 365(n) of the United States Bankruptcy Code (the “Bankruptcy Code”), licenses of intellectual property within the scope of section 101 of the Bankruptcy Code. The licensor acknowledges that the licensee, as a licensee of such rights and licenses hereunder, will retain and may fully exercise all of its rights and elections under the Bankruptcy Code. Each Party irrevocably waives all arguments and defenses arising under 11 U.S.C. § 365(c)(1) or successor provisions to the effect that applicable Law excuses such Party from accepting performance from or rendering performance to an entity other than the debtor or debtor-in-possession as a basis for opposing assumption of this Agreement in a case under Chapter 11 of the Bankruptcy Code to the extent that such consent is required under 11 U.S.C. § 365(c)(1) or any successor statute.
(i)    All other rights not expressly set forth in this Section 5.21 in the Business Patent and the Seller Licensed Patents are reserved by the respective Seller Licensors or Purchaser Licensors, as the case may be.
Section 5.22    Exclusivity. Prior to the Closing, other than with respect to the transactions contemplated hereby and in the Transaction Documents, Seller will not, and will cause Seller’s Affiliates and its and their respective Representatives not to, (a) solicit, initiate or encourage any offer or other proposal that constitutes, or would reasonably be expected to lead to, an Alternative Transaction, (b) enter into any negotiations or discussions regarding, or deliver or make available to any Person any nonpublic information for the purpose of soliciting or otherwise in connection with, any offer that constitutes, or would reasonably be expected to lead to, an Alternative Transaction, or (c) agree to or approve any Alternative Transaction. Seller shall, and shall cause its Affiliates and its and their respective Representatives to, immediately cease any and all existing activities, discussions or negotiations with any parties conducted heretofore with respect to any of the foregoing.
Section 5.23    Notification of Certain Matters. Prior to the Closing, Seller shall promptly notify the Purchaser Parties and the Purchaser Parties shall promptly notify Seller, in accordance with Section 11.7, of any occurrence of which it is aware that has resulted in, or would reasonably be expected to result in, the failure of any of the conditions set forth in Article VIII being satisfied; provided, however, that any failure by a Party to provide such notice shall not, in and of itself, constitute a breach or default of this Section 5.23 or a failure to satisfy the conditions precedent set forth in Article VIII. The receiving Party’s receipt of information pursuant to this Section 5.23 shall not operate as a waiver or otherwise affect any representation, warranty or agreement given or made in this Agreement and shall not be deemed to amend or supplement the Seller Disclosure Schedules or the Purchaser Disclosure Schedules.
Section 5.24    Financial Statement Deliveries.
(a)    Seller shall, at its sole cost and expense (except as otherwise provided in, and without limiting, Section 5.24(c)), use reasonable best efforts to deliver, and cause the Independent Audit Firm (as defined below) to assist in delivering, to Parent, as soon as reasonably practicable, but at least fifteen (15) days prior to the last date on which Parent may timely file the Required Financial Information pursuant to the requirements of Item 9.01 of Form 8-K for a business acquisition required to be described in answer to Item 2.01 of Form 8-K:

(i)    (x) audited statements of assets acquired and liabilities assumed of the Business as of April 30, 2022, and the related audited statement of revenues and direct expenses of the Business for the fiscal year ended April 30, 2022 (including the accompanying notes to the foregoing financial statements), in each case containing an unqualified audit opinion by Ernst & Young LLP or another accounting firm of national standing registered with the Public Company Accounting Oversight Board (such accounting firm, the “Independent Audit Firm”) and (y) an unaudited statement of assets acquired and liabilities assumed of the Business as of January 31, 2023, and related unaudited statements of revenues and direct expenses of the Business for the nine (9) months ended January 31, 2023 (including the accompanying notes to the foregoing financial statements), which financial statements described in clauses (x) and (y) above shall, subject to Section 5.24(a)(iv), satisfy the presentation requirements for abbreviated statements set forth in paragraph (e)(2) of Rule 3-05 under Regulation S-X;
(ii)    unaudited statements of revenues and direct expenses of the Business prepared in the same manner as the unaudited financial statements required to be delivered as provided in Section 5.24(a)(i) above, for each of the three (3) month periods ended July 31, 2022 and 2021;
(iii)    in the event that the Closing shall occur after April 30, 2023, in addition to the financial statements required to be delivered pursuant to Section 5.24(a)(i), (x) an audited statement of assets acquired and liabilities assumed of the Business as of the last day of the most recently completed fiscal year ended prior to the Closing Date, and the related audited statement of revenues and direct expenses of the Business for such fiscal year (including the accompanying notes to the foregoing financial statements), in each case, containing an unqualified audit opinion by the Independent Audit Firm, and (y) an unaudited statement of assets acquired and liabilities assumed of the Business and a statement of revenues and direct expenses for the Business as of and for each subsequent fiscal quarter ended prior to the Closing Date (but excluding the fourth quarter of any fiscal year), which financial statements described in clauses (x) and (y) above shall, subject to Section 5.24(a)(iv), satisfy the presentation requirements for abbreviated statements set forth in paragraph (e)(2) of Rule 3-05 under Regulation S-X; provided that if any unaudited financial statements for any subsequent fiscal quarter that ended prior to the Closing Date were not delivered as provided above, then Seller shall use reasonable best efforts to deliver such financial statements to Parent within forty (40) days following the date of such fiscal quarter-end (the financial statements required pursuant to Section 5.24(a)(i), Section 5.24(a)(ii) and Section 5.24(a)(iii), collectively, the “Required Financial Information”); and
(iv)    in the event that Seller determines that, as of the Closing, the Business does not meet all of the qualifying conditions set forth in paragraph (e)(1) of Rule 3-05 under Regulation S-X, then, in lieu of the abbreviated financial statements described in Section 5.24(a)(i), Section 5.24(a)(ii) and Section 5.24(a)(iii) above, audited or unaudited, as the case may be, balance sheets of the Business, and related audited or unaudited, as the case may be, statements of earnings, comprehensive income, shareholders’ equity and cash flows of the Business as of and for the periods described in Section 5.24(a)(i), Section 5.24(a)(ii) and Section 5.24(a)(iii) above (including the accompanying notes to the foregoing financial statements), in each case meeting the requirements of Regulation S-X for a Form S-1 registration statement (other than Rules 3-10 and 3-16 of Regulation S-X) and otherwise satisfying the requirements set forth in Section 5.24(a)(i), Section 5.24(a)(ii) and Section 5.24(a)(iii) above (except for the requirement that such financial statements satisfy the presentation requirements for abbreviated statements set forth in paragraph (e)(2) of Rule 3-05 under Regulation S-X).

(b)    Without limiting or modifying its obligations under Section 5.24(a), Seller shall use reasonable best efforts to (i) keep Parent reasonably informed as to the status of the Required Financial Information and the other financial statements to be delivered by Seller pursuant to this Section 5.24, including the expected timing for the delivery thereof and (ii) reasonably cooperate with Purchaser and provide such information with respect to the Business (including unaudited statements described in Section 5.24(a)(ii) for subsequent quarterly periods), to the extent required by Parent to prepare (A) any customary “comfort letter” with respect to any of the foregoing financial statements (including customary “negative assurances”) in connection with a customary securities offering or (B) pro forma financial information in connection with the transactions contemplated hereby; provided that with respect to interim period financial information contained in the Required Financial Information, such information shall have been reviewed in accordance with AU Section 722 Interim Financial Information.
(c)    Purchaser shall promptly reimburse Seller for all out-of-pocket costs and expenses incurred by Seller, including the same from Ernst & Young LLP or such other accounting firm engaged by Seller, in connection with Seller’s performance of its obligations under this Section 5.24.
(d)    Notwithstanding the foregoing, the time periods in which the deliveries under this Section 5.24 are required to be made shall be tolled to the extent, and only for so long as, Seller is prevented from completing such deliveries due to a Force Majeure Event or a financial restatement by Seller. Seller shall promptly notify Purchaser, in writing, upon learning of the occurrence or pendency of a Force Majeure Event or a financial restatement by Seller. During the duration of a Force Majeure Event or if a financial restatement by Seller has occurred or will be required, Seller shall use all commercially reasonable efforts to avoid or remove such Force Majeure Event and shall use all commercially reasonable efforts to resume its performance under this Section 5.24 with the least practicable delay.
Section 5.25    Title Commitments, Title Policies, Surveys and Zoning Letters. Seller has delivered to Purchaser (or will deliver promptly after the execution of this Agreement), with respect to each parcel of Owned Real Property, at Seller’s sole cost: (a) a binding commitment for title insurance from a nationally recognized title insurance company (the “Title Company”) for each parcel of the Owned Real Property, pursuant to which the Title Company shall issue to Purchaser a Title Policy (as defined below), in the amount of the Purchase Price allocated to such parcel, (b) an ALTA/NSPS survey map, prepared by surveyors reasonably acceptable to Purchaser, reflecting the matters disclosed on the Title Commitment related thereto, including such Table A items reasonably requested by Purchaser, and certified to Purchaser and Title Company, and (c) third party zoning reports certified to Purchaser for each parcel of Owned Real Property regarding the zoning designation, permitted uses and compliance of each such parcel. Seller shall deliver at the Closing an owner’s affidavit of title with respect to each parcel of Owned Real Property, in the form set forth on Exhibit G, or as otherwise reasonably and customarily required by the Title Company in order that Purchaser may obtain from the Title Company at Closing a 2006 ALTA owner’s policy of title insurance (extended coverage, including mechanic’s lien and parties in possession coverage) on each parcel of the Owned Real Property insuring marketable fee simple title free and clear of all Liens other than Permitted Liens (each a “Title Policy” and collectively the “Title Policies”) substantially in the form as shall insure fee simple title to the Owned Real Property, free and clear of all Liens other than Permitted Liens. Purchaser shall bear the costs of the title insurance premium and any endorsements thereto for any and all Title Policies. Each of Seller and the Purchaser Parties shall, and Seller shall cause each Seller Entity to, use all commercially reasonable efforts to satisfy or accomplish all requirements of policy issuance reasonably required by the Title Company to issue the Title Policies (it being agreed that such efforts and other requirements under this paragraph shall not require Seller, any Seller Entity or the Purchaser Parties to incur any cost, issue any indemnity or otherwise bear any incremental Liability not otherwise expressly set forth in this Agreement). For the avoidance of doubt, the Parties’ obligations under this Agreement, including their obligations to close the Transaction, shall not be conditioned in any way on the issuance of the Title Policies by the Title Companies (and for the avoidance of doubt, nothing in this sentence shall reduce or increase Seller’s obligations under this Section 5.25).

Section 5.26    Production Replacement.
(a)    From the date of this Agreement to the earlier of the Closing or the date, if any, on which this Agreement is validly terminated pursuant to Section 9.1, on a monthly basis, Seller shall provide to Purchaser a daily production and shipping report (each, a “Pre-Closing Production Report”) detailing by ton and brand all product production and shipments of “9LIVES”-branded dry cat food products, “GRAVY TRAIN”-branded dry dog food products and “KIBBLES ‘N BITS” branded dog food products manufactured by or on behalf of Seller for the monthly period covered by such Pre-Closing Production Report. Each Pre-Closing Production Report also shall set forth a calculation of the Aggregate Production Amount as of the last day covered by such Pre-Closing Production Report. Seller shall provide to Purchaser, within three (3) Business Days prior to a Scheduled Closing Date (i) a good faith estimate of the Aggregate Production Amount and the Closing Production Percentage, in each case, as of such Scheduled Closing Date and (ii) a Pre-Closing Production Report with respect to the then-current calendar month, through the date that is five (5) Business Days before such Scheduled Closing Date.
(b)    In the event that, as of immediately prior to a Scheduled Closing Date, the Aggregate Production Amount does not equal or exceed the 95% Production Target but is equal to or greater than eighty percent (80%) of the Total Production Target, then following the Closing (i) Seller shall use commercially reasonable efforts to produce and deliver to Purchaser an additional amount of “9LIVES”-branded dry cat food products or “GRAVY TRAIN”-branded dry dog food products, in Seller’s discretion, equal to the amount necessary for the Aggregate Production Amount to reach the 95% Production Target (the “Post-Closing Production Commitment”); (ii) all products produced by Seller for Purchaser under this Section 5.26(b) shall be purchased by Purchaser from Seller at the Applicable Fee and shall be subject to the terms and conditions set forth in the Seller Contract Manufacturing Agreement (including Section 4(e) thereof), except as superseded by this Section 5.26(b); (iii) Seller shall use commercially reasonable efforts to complete such production within eight (8) weeks following the Closing Date, which period shall be extended by an additional two and a half (2.5) weeks for each additional month after April 30, 2023 during which the Closing did not occur (the “Production Deadline”); and (iv) anything in the Seller Contract Manufacturing Agreement to the contrary notwithstanding, if such production is not completed by the Production Deadline, Seller shall, on or prior to the fifth (5th) Business Day following the Production Deadline, pay to Purchaser, by wire transfer to a bank account designated in writing by Purchaser, an amount equal to the product of (A) seventy-five million Dollars ($75 million) multiplied by (B) the quotient resulting from (x) the remaining percentage amount of the applicable Post-Closing Production Commitment (i.e., the percentage between 80% and 95% that remains to be produced), divided by (y) fifteen percent (15%) (the “Post-Closing Adjustment Amount”); provided, that in no event shall the Post-Closing Adjustment Amount be greater than seventy-five million Dollars ($75 million) (for purposes of illustration, if the Aggregate Production Amount as of the Production Deadline was 92% of the Total Production Target, then the Post-Closing Adjustment Amount payable by Seller to Purchaser would equal $15,000,000 ($75,000,000 x 3/15)). Due to the difficulty of ascertaining the actual damages Purchaser would sustain for Seller’s failure to satisfy the Post-Closing Production Commitment by the Production Deadline, the Post-Closing Adjustment Amount shall be the Purchaser Parties’, or any of their Affiliates’, sole and exclusive remedy under this Agreement with respect to such production, shall be deemed to be liquidated damages for any and all losses or damages suffered or incurred by the Purchaser Parties of any of their Affiliates due to such failure and, when paid as provided in this Section 5.26(b), shall be deemed to satisfy all obligations of Seller under this Section 5.26(b), and shall be in lieu of any claim for indemnification or otherwise by the Purchaser Indemnified Parties, including under Article X in connection therewith. From and after the Closing Date until the Production Deadline, on a weekly basis no later than the second Business Day of each week, Seller shall provide to Purchaser a daily production and shipping report (each, a “Post-Closing Production Report”) with respect to the immediately preceding week (i) detailing all production and shipments of “9LIVES”-branded dry cat food products and “GRAVY TRAIN”-branded dry dog food products manufactured by or on behalf of Seller for the weekly period covered by such Post-Closing Production Report, and (ii) indicating the additional amount of such products required to be produced and shipped prior to the Production Deadline in order to satisfy the Post-Closing Production Commitment. For the avoidance of doubt, the obligations under this Section 5.26(b) are in addition to Seller’s or its Affiliate’s obligations under, and Seller’s compliance herewith shall not excuse compliance with any provision of, the Seller Contract Manufacturing Agreement.

(c)    Notwithstanding anything to the contrary in this Agreement, in the event that, as of immediately prior to a Scheduled Closing Date, the Aggregate Production Amount does not equal or exceed eighty percent (80%) of the Total Production Target, then all references in this Agreement to the Parent Shares shall be deemed to refer to the Adjusted Parent Shares; provided, however, that Seller may, at its sole discretion, by written notice to Purchaser at least one (1) Business Day prior to such Scheduled Closing Date, delay the Closing so that it and its Affiliates can produce an additional amount of “9LIVES”-branded dry cat food products, “GRAVY TRAIN”-branded dry dog food products or “KIBBLES ’N BITS”-branded dog food products, in Seller’s discretion, prior to the Closing. In the event Seller elects to delay the Closing pursuant to the foregoing, the Closing shall occur on the next Scheduled Closing Date immediately following (i) the date on which the Aggregate Production Amount is equal to or greater than eighty percent (80%) of the Total Production Target or (ii) the date on which Seller provides written notice to Purchaser that it wishes to effect the Closing with all references in this Agreement to Parent Shares being deemed to refer to the Adjusted Parent Shares; provided that if, following the period beginning on the date Seller delivers notice to delay the Closing pursuant to this Section 5.26(c) and ending on the date that is immediately before the last Scheduled Closing Date that is no more than seventy-five (75) days after such notice is delivered, the Closing has not occurred and neither clause (i) or (ii) of the foregoing has been satisfied, then the Closing shall occur on such last Scheduled Closing Date and all references in this Agreement to the Parent Shares shall be deemed to refer to the Adjusted Parent Shares, and, notwithstanding anything to the contrary in this Agreement, including Article X, the delivery of such Adjusted Parent Shares in lieu of the Parent Shares shall be the Purchaser Parties’, or any of their Affiliates’, sole and exclusive remedy under this Agreement or any other agreement with respect to such production. Notwithstanding the foregoing, in the event the Closing occurs after April 28, 2023 (such period between April 28, 2023 and the Closing, the “Extended Period”), Purchaser and Seller shall negotiate in good faith to agree upon the amount by which the Total Production Target shall be increased to reflect such Extended Period, which amount shall be no less than 34,000 tons per month for each additional full calendar month that begins and ends during the Extended Period.

Section 5.27    Shelf Registration Statement. Following the date of this Agreement and prior to the Closing, if at any time Parent ceases to have an “automatic shelf registration statement” as defined in Rule 405 promulgated under the Securities Act (an “Automatic Shelf”) that is effective, or if such Automatic Shelf is not eligible to be used on or after the Closing Date in accordance with the Securities Act, Parent shall file as promptly as reasonably practicable, but in any event prior to the Closing Date, a registration statement in accordance with and pursuant to Rule 415 promulgated under the Securities Act on Form S-3 (a “Form S-3 Shelf”) (it being agreed that the Form S-3 Shelf shall be an Automatic Shelf if Parent is a Well-Known Seasoned Issuer). Parent represents and warrants that it is a Well-Known Seasoned Issuer as of the date hereof. If such Form S-3 Shelf is not immediately effective, Parent shall use reasonable best efforts to cause the Form S-3 Shelf to be declared or otherwise become effective prior to the Closing Date.
Section 5.28    Canadian Transition Services. Following the date of this Agreement and prior to the Closing, the Parties shall negotiate in good faith to agree upon a form of Canadian Transition Services Agreement to be executed at the Closing, which shall be substantially in the form of Exhibit A hereto, except solely with respect to Exhibit A therein, the Monthly Service Fee, Tax-related provisions and Canadian Law-related provisions; provided, that the Parties’ obligations under this Agreement, including their obligations to close the Transaction, shall not be conditioned in any way on their agreement to the form of Canadian Transition Services Agreement.

ARTICLE VI
EMPLOYEE MATTERS
Section 6.1    Transfer of Business Employees.
(a)    Offers to Certain Business Employees. Parent shall, or shall cause one of its Subsidiaries to, make a written offer of employment, (i) to each Scheduled Business Employee (excluding any such employee listed as a Leave Employee) who is added to Section 3.19(b) of the Seller Disclosure Schedules two (2) or fewer weeks prior to the Closing, as soon as reasonably practicable prior to the Closing, and (ii) to each Scheduled Business Employee (excluding any such employee listed as a Leave Employee) who is included on Section 3.19(b) of the Seller Disclosure Schedules more than two (2) weeks prior to the Closing, no later than ten (10) days prior to the Closing, with all such offers to be effective as of the Closing, and on terms and conditions consistent with the requirements of this Article VI and applicable Law. Such offer of employment shall be contingent on such Scheduled Business Employee remaining employed with Seller or its Affiliate until the Closing. Each such offer shall be subject to the reasonable prior review and approval of Seller. Prior to the Closing, the Seller or its Affiliate shall provide, upon reasonable request by the Purchaser, the required employee, payroll and Benefit Plan data necessary to effectuate benefits and payroll processing for Scheduled Business Employees. For purposes of this Agreement, any Business Employee whose employment transfers pursuant to this Section 6.1 shall be referred to as a “Transferred Employee.” Subject to any applicable Collective Bargaining Agreement, the Purchaser shall have no obligation to employ any Transferred Employee other than on an “at will” basis. The Parent covenants in Section 6.2(a) and Section 6.2(b) shall be subject to employment eligibility verification through (i) Forms I-9 and E-Verify, and (ii) any other applicable work visas being current on the Closing Date.
(b)    Leave Employees. If any Scheduled Business Employee who is not subject to a Collective Bargaining Agreement is listed on Section 3.19(a) of the Seller Disclosure Schedules as receiving short-term or long-term disability benefits as of the Closing Date is, within six (6) months following the Closing Date, able to return to work and presents himself or herself to Parent, Parent or its Subsidiary shall offer employment to such Scheduled Business Employee on terms consistent with those applicable to Business Employees generally under this Article VI. Parent shall, or shall cause one of its Subsidiaries to, offer employment to any inactive Scheduled Business Employee listed on Section 3.19(a) of the Seller Disclosure Schedules as receiving short-term or long-term disability benefits as of the Closing Date, who is subject to a Collective Bargaining Agreement, and who subsequently becomes able to return to work and presents himself or herself to return to work within the period provided in the Collective Bargaining Agreement that applied to him or her immediately prior to the Closing Date, on terms that meet the requirements of such Collective Bargaining Agreement and are otherwise consistent with those applicable to Business Employees who are subject to such Collective Bargaining Agreement generally under this Article VI.
Section 6.2    Compensation and Employee Benefits.

(a)    Compensation and Benefits Comparability. For a period of one (1) year following the Closing, or such longer period as required by applicable Law, Parent shall, or shall cause its Affiliates to, provide to each Transferred Employee during his or her employment with Parent and its Affiliates within such applicable period (and, with respect to any Parent or Affiliate compensation or benefits that apply following a termination of employment, the applicable period thereafter) (i) the same base salary or wage rate as in effect for such Business Employee immediately prior to the Closing, (ii) equity and annual cash incentive compensation opportunities (including a holiday bonus in the amount of two percent (2%) of annualized base salary or wage rate as in effect as of November 15, 2023, and payable in December 2023, but not including transaction-related bonuses, retention bonuses or awards, or special or “spot” bonuses, and not accounting for the value of any acceleration or payout of any Seller or Seller Affiliate equity or incentive awards) that are no less favorable, in the aggregate, than those in effect for such Business Employee immediately prior to the Closing, (iii) employee benefits that, in the aggregate, are substantially comparable (excluding for the purposes of this determination, any Seller or Seller Affiliate benefits or opportunities related to employee stock purchase plans, health retirement accounts or retiree medical or life insurance, nonqualified deferred compensation plans or defined benefit pension plans) to those in effect for such Business Employee immediately prior to the Closing; provided, however, that Parent (or its Affiliate) shall be permitted to supplement such employee benefits with cash compensation, at its discretion, to satisfy this Section 6.2(a)(iii), (iv) severance benefits that are no less favorable than those outlined in Section 6.2(a)(iv) of the Seller Disclosure Schedules and as in effect with at the execution of this Agreement, and as applicable to the particular groups of Scheduled Business Employees, taking into account such Business Employee’s additional period of service and increases (but not decreases) in compensation following the Closing, and (v) Parent-required or Parent Affiliate-required work or office location that is not located 50 or more miles from such Business Employee’s work or office location immediately prior to the Closing (unless such Business Employee consents to such relocation, and further, provided that Parent may satisfy this covenant by requiring Transferred Employees to work from home). This Section 6.2(a) shall not be construed as requiring Parent or its Affiliate to maintain employment for any specific period of time or to provide or maintain any specific incentive opportunity or benefit plan for any Transferred Employee. Notwithstanding the foregoing, with respect to any Business Employee covered by a Collective Bargaining Agreement, Parent shall provide for such compensation and benefits as are required to be provided to such Business Employee pursuant to the terms of the applicable Collective Bargaining Agreement. Parent covenants in this Section 6.2(a) are subject to the information provided in Section 3.19(b) of the Seller Disclosure Schedules as disclosed as of the execution of this Agreement.
(b)    Severance or Other Termination Liabilities. Provided that Parent complies with its obligations under this Article VI (including for the avoidance of doubt Section 6.1 and Section 6.2(a)) and applicable Law, Seller and its Affiliates shall be solely responsible for any severance, termination indemnity, redundancy or similar termination payments or benefits that may become payable to any Business Employee or Former Business Employee before, or arising out of or in connection with the transactions contemplated by this Agreement (“Termination Payments”). Parent or its Affiliates shall be solely responsible for (i) any Termination Payments that may arise as a result of Parent or its Affiliates not complying with any of their obligations under this Article VI (including for the avoidance of doubt Section 6.1 and Section 6.2(a)) or applicable Law, and (ii) any severance, termination indemnity, redundancy or similar termination payments or benefits that may become payable to any Transferred Employee in connection with any termination of employment that is initiated and that occurs after the Closing.

(c)    Service Credit. For all purposes (including purposes of vesting, eligibility to participate, eligibility for employer contributions, and level of benefits) except for purposes of benefit accrual under any defined benefit or post-retirement medical or life, under the employee benefit plans of Parent and its Affiliates providing benefits to any Transferred Employee after the Closing (the “New Plans”), each Transferred Employee shall be credited with his or her years of service prior to the Closing with Seller and its Affiliates and their respective predecessors, to the same extent as such Business Employee was entitled, prior to the Closing, to credit for such service under any similar Benefit Plan in which such Transferred Employee participated or was eligible to participate immediately prior to the Closing; provided that the foregoing shall not apply to the extent that its application would result in a duplication of benefits for the same period of service. In addition, and without limiting the generality of the foregoing, each Transferred Employee shall be immediately eligible to participate, without any waiting time, in any and all New Plans to the extent coverage under such New Plan is comparable to a Benefit Plan in which such Business Employee participated immediately before the Closing (such plans, collectively, the “Old Plans”), and provided, further, this Section 6.2(c) shall not be construed as to require Parent or its Affiliate to offer a Transferred Employee the opportunity to participate in a defined benefit plan or post-retirement medical or life plan, or to require that the Parent or its Affiliate a Transferred Employee an opportunity to immediately participate in a nonqualified deferred compensation plan that does not specifically provide for mid-year enrollment.
(d)    Welfare Plans. For purposes of each New Plan providing medical, dental, pharmaceutical and/or vision benefits to any Transferred Employee, (i) Parent shall (or in the case of vision benefits, shall use its reasonable best efforts to) cause all pre-existing condition exclusions and actively-at-work requirements of such New Plan to be waived for such employee and his or her covered dependents, unless such conditions would not have been waived under the comparable Benefit Plans in which such employee participated immediately prior to the Closing, and (ii) Parent shall cause any eligible expenses incurred by such employee and his or her covered dependents during the portion of the plan year of the Old Plans ending on the date such employee’s participation in the corresponding New Plan begins (regardless of when such expenses are paid) to be taken into account under such New Plan for purposes of satisfying all deductible, coinsurance and maximum out-of-pocket requirements applicable to such employee and his or her covered dependents for the applicable plan year as if such amounts had been paid in accordance with such New Plan; provided that Parent’s obligations under this Section 6.2(d)(ii) shall be conditioned upon Parent (or its insurance carrier, as applicable) receiving a list or lists setting forth all amounts of eligible expenses as described in the immediately preceding sentence applicable to each Transferred Employee.
(e)    Annual Bonus. If the Closing Date occurs after April 30, 2023, Seller shall pay each Transferred Employee (i) an annual bonus in respect of Seller’s fiscal year ending on April 30, 2023 based on actual performance when annual bonuses in respect of such fiscal year are generally paid to Seller’s employees, and (ii) an annual bonus in respect of Seller’s fiscal year ending on April 30, 2024, based on target performance and pro-rated for the portion of such fiscal year that has passed as of the Closing Date. If the Closing Date occurs prior to April 30, 2023, Seller shall pay each Transferred Employee an annual bonus in respect of Seller’s fiscal year ending on April 30, 2023 when annual bonuses in respect of such fiscal year are generally paid to Seller’s employees, based on actual performance and pro-rated for the portion of such fiscal year that has passed as of the Closing Date. Each Transferred Employee who was, immediately prior to the Closing, eligible for an annual bonus with Seller or its Affiliate, shall be eligible to participate, beginning on the Closing Date, in an annual bonus program of Parent or its Affiliate for the remainder of Parent’s fiscal year, according to the complete terms of such Parent or Affiliate annual bonus program (subject to pro-ration for the time remaining in Parent’s fiscal year from Closing Date through the end of the fiscal year).

(f)    Vacation/PTO. Seller shall pay each salaried Transferred Employee and each hourly non-union Transferred Employee for any unused vacation (and if and as required by applicable Law, non-vacation PTO) accrued prior to the Closing Date in accordance with its usual practices and applicable policies in connection with terminations of employment, with payment occurring on or as soon as practicable following the Closing Date or within the time required by applicable Law. With respect to Leave Employees who become Transferred Employees following the Closing Date, Seller shall pay each such salaried Transferred Employee and each such hourly non-union Transferred Employee, as applicable, for any unused vacation (and if required by applicable Law, non-vacation PTO) accrued as of such employee’s last day of employment in accordance with its usual practices and applicable policies in connection with terminations of employment. Following the Closing, for each Transferred Employee covered by a Collective Bargaining Agreement (i) Parent or its Affiliate shall honor any allotted and unused vacation and personal days, and (ii) Seller shall remit payment to Parent or its Affiliate of a prorated portion of each Transferred Employee’s annual vacation and personal day allotment based on the number of days elapsed in calendar year 2023, plus any Transferred Employee-purchased vacation, through the date immediately preceding the Closing Date, less any vacation and personal days already used in such year as of the date immediately preceding the Closing Date. Such payment shall be made within thirty (30) days following the Closing Date. Seller further agrees to provide Parent an accounting, with respect to each Business Employee who is covered by a Collective Bargaining Agreement, of unused and accrued vacation time or other paid-time-off, no later than five business days following the Closing Date. Seller shall pay any Business Employee covered by a Collective Bargaining Agreement who does not become a Transferred Employee for unused and available vacation and personal days, according to the terms of the Collective Bargaining Agreement and applicable Seller policy, and paid within the time required by applicable Law and the Collective Bargaining Agreement.
Section 6.3    Benefit Plans. From and after the Closing, the Transferred Employees shall cease to be active participants in the Benefit Plans; provided, however, any Transferred Employee who has a vested benefit in any Benefit Plan that is a defined benefit plan or post-retirement medical or life plan shall remain eligible to receive such benefits according to the terms of the applicable Benefit Plan.
Section 6.4    U.S. Defined Contribution Plans.
(a)    Effective as of the Closing, Parent shall create or designate one or more defined contribution plans (collectively, the “Parent DC Plans”) for the benefit of the U.S. Transferred Employees who participated in one or more of the defined contribution plans maintained by Seller or its Affiliates that are intended to be qualified under Section 401(a) of the Code immediately prior to the Closing (collectively, the “Seller DC Plans”). Such U.S. Transferred Employees are referred to hereinafter as the “U.S. DC Employees.” The applicable Parent DC Plans are intended to be tax-qualified as are the corresponding Seller DC Plans, and Parent shall provide Seller the most current determination letter(s) for such Parent DC Plan(s).

(b)    Each Parent DC Plan will provide for the receipt from the Seller DC Plan of “eligible rollover distributions” (as such term is defined under Section 402 of the Code) initiated by U.S. DC Employees.
Section 6.5    Immigration Compliance.
(a)    From and after the date hereof and following the Closing, Parent shall, or shall cause its applicable Affiliates to, take all reasonable action necessary to process and support visa, green card or similar applications in process as of the Closing Date in respect of Transferred Employees for whom such application is indicated in Section 3.19(b) of the Seller Disclosure Schedules as of the date this Agreement is executed, provided such visa, green card, or similar applications/documentations, including without limitation labor condition applications and H-1B petitions (“Immigration Documentation”), is furnished by Seller upon Parent’s request following execution of this Agreement, with any updates furnished by Seller as soon as reasonably practicable after Seller or its Affiliate receives them, and prior to Closing.
(b)    If, despite Parent’s compliance with Section 6.5(a), any such visa, green card or similar application needed in order for a Scheduled Business Employee to be employed by Parent or its Affiliate is not approved as of the date before the Closing Date, any offer of employment as required by Section 3.19(b) to an affected Schedule Business Employee shall be effective as soon as administratively practicable after such visa, green card, or similar application is approved.
Section 6.6    Communications. Prior to the Closing, any employee notices or communication materials (including website postings) from Parent or its Affiliates to the Business Employees, including notices or communication materials with respect to employment, compensation or benefits matters addressed in this Agreement or related, directly or indirectly, to the transactions contemplated by this Agreement or employment thereafter, shall be subject to the prior reasonable review and comment of Seller.
Section 6.7    Workers’ Compensation. Parent and its Affiliates shall be responsible for all workers’ compensation benefits payable to or on behalf of the Transferred Employees arising on or after the Closing Date. Seller or its Affiliate, as applicable, shall bear the cost and expense of Business Employees’ and Former Business Employees’ workers’ compensation claims arising out of events occurring prior to the Closing Date.
Section 6.8    Benefit Claims. Seller or its Affiliate, as applicable, shall retain responsibility for and continue to pay all medical, dental, life insurance, disability and other welfare plan expenses and benefits required to be paid under applicable Benefit Plans for each Business Employee under applicable benefit plans for each and Former Business Employee, and for any officer, director, member or independent contractor (each such service provider who is not an employee, a “Service Provider”) of the Business with respect to claims incurred by such Persons (or their covered dependents) prior to the Closing, and with respect to Former Business Employees and former Service Providers, under applicable benefit plans whenever such claims are incurred. For purposes of this Section 6.8, a medical, dental or similar claim is deemed incurred when the services that are the subject of the claim are performed and any other claim is deemed incurred when the event occurs that entitles the Person to benefits. Additionally, without limiting the foregoing, Seller or its Affiliate, as applicable, shall retain responsibility for any claims by Business Employees or Former Business Employees for post-retirement medical or life benefits, defined benefit pension benefits, or non-qualified deferred compensation benefits furnished or promised by Seller or its Affiliate to such Business Employees or Former Business Employees, no matter when such claims are incurred. Seller shall retain responsibility for and cause to be paid all amounts under each retention bonus agreement in effect as of the Closing in accordance with their terms in effect as of the Closing.

Section 6.9    COBRA. In accordance with Treasury Regulations Section 54.4908B-9, Seller or its Affiliate shall remain responsible for all liabilities and obligations in connection with claims for post-employment medical, vision and dental benefits that may be required under Code Section 4980B (or similar state law) in connection with (i) all of its employees who do not become Transferred Employees as of the Closing (or, with respect to each Leave Employee who accepts an offer of employment from Parent or one of its Subsidiaries, as of the date of hire with Parent or such Subsidiary), or (ii) any “M&A qualified beneficiary” (within the meaning of Treasury Regulations Section 54.4908B-9) including any Business Employee offered employment with Parent or one of its Subsidiaries.
Section 6.10    Wage Reporting. With respect to employment Tax matters, (i) Parent shall not assume Seller’s obligation to prepare, file or furnish IRS Form W-2s with respect to the Transferred Employees for the year including the Closing Date, and (ii) Seller and Parent shall agree to utilize the “standard procedure” with respect to each Transferred Employee pursuant to the procedure prescribed by Section 4 of Revenue Procedure 2004-53.
Section 6.11    Third-Party Beneficiary Rights. This Article VI is included for the sole benefit of the Parties to this Agreement and their respective transferees and permitted assigns and does not and shall not create any right in any Person, including any current or former employee of Seller or any of its Affiliates, any Business Employee, any Former Business Employee or any Transferred Employee, who is not a party to this Agreement. Nothing contained in this Agreement (express or implied) is intended to confer upon any individual any right to employment for any period of time, or any right to a particular term or condition of employment. No current or former employee of Seller or any of its Affiliates, nor any Business Employee, Former Business Employee or Transferred Employee, including any beneficiary or dependent thereof, or any other Person not a party to this Agreement, shall be entitled to assert any claim against Purchaser, Seller or any of their respective Affiliates under this Article VI.
Section 6.12    Non-Competition Agreements. Seller agrees that it shall not consider Parent or its Affiliates to be a “Conflicting Organization” as defined in the Restrictive Covenant Agreement that may be part of a Transferred Employees’ restricted stock agreement or performance-based restricted stock agreement issued by Seller (“Seller Equity Agreement”), and that it shall not consider the Business’ products to be “Conflicting Products” with respect to such Seller Equity Agreements. Furthermore, Seller agrees that to the extent it has entered into non-competition agreements (that are not part of the Seller Equity Agreements) with Business Employees, Seller shall not consider a Business Employee accepting employment with Parent or its Affiliate as a result of this Transaction to be a violation of such non-competition agreement.

Section 6.13    Nonqualified Deferred Compensation. Seller agrees that it will not apply the “same-desk” rule under Code Section 409A to the nonqualified deferred compensation benefits applicable to any Transferred Employee.
Section 6.14    Required Seller Actions. Seller shall, and shall cause each of its Subsidiaries to, take the actions set forth in Section 6.14 of the Seller Disclosure Schedules.
ARTICLE VII
CERTAIN TAX MATTERS
Section 7.1    Cooperation and Exchange of Information. Each Party shall, and shall cause its Affiliates to, provide to the other Parties such cooperation, documentation and information as either of them may reasonably request in connection with (a) preparing any Tax Return, amended Tax Return or claim for refund, (b) determining a liability for Taxes or a right to refund or credit in respect of Taxes or (c) conducting any Tax Proceeding, in the case of each of clauses (a) through (c), with respect to Taxes of or relating to the Business, the Purchased Assets or the Assumed Liabilities. Each Party shall make its employees reasonably available on a mutually convenient basis at its cost to provide an explanation of any documents or information so provided. Notwithstanding anything to the contrary in this Agreement, in no event shall Seller or any of its Affiliates be required to provide any Person with a copy of, or otherwise disclose the contents of, its Tax Returns.
Section 7.2    Tax Treatment of Payments. Except to the extent otherwise required pursuant to a “determination” (within the meaning of Section 1313(a) of the Code or any similar provision of state, local or foreign Law), Seller, Purchaser and their respective Affiliates shall treat (i) any and all payments under Section 2.9, Section 6.14 of the Seller Disclosure Schedules (to the extent such payments did not result in an adjustment to the Closing Cash Purchase Price), and Article X as an adjustment to the consideration for Tax purposes, and (ii) any Post-Closing Adjustment Amount paid by Seller to Purchaser as a reduction of the consideration for Tax purposes.
Section 7.3    Property Taxes. In the case of any property or similar ad valorem Taxes on real, tangible or intangible property for any Straddle Period, such Taxes shall be Excluded Business Taxes in an amount equal to the product of (i) the amount of such Taxes for the entire Straddle Period and (ii) a fraction, the numerator of which is the number of days in such Straddle Period ending before the Closing Date and the denominator of which is the total number of days in such Straddle Period; all remaining amounts of such property Taxes for any Straddle Period shall be Assumed Liabilities.
Section 7.4    Transfer Taxes. Notwithstanding anything in this Agreement to the contrary, (a) Seller and Purchaser shall each pay, when due, and be responsible for fifty percent (50%) of any sales, use, transfer (including real estate transfer, such portion of which shall be paid at Closing by wire transfer of immediately available funds to an account or accounts designated in writing by the Title Company), registration, documentary, conveyancing, stamp or similar Taxes (other than value added, goods and services, Québec sales, harmonized sales or similar Taxes (collectively “VAT”)) and related fees and costs imposed on or payable in connection with the sale and transfer of the Purchased Assets, the Assumed Liabilities and the Business pursuant to this Agreement, together with any penalties, interest and additions to Tax imposed with respect thereto (“Transfer Taxes”), and (b) Purchaser shall be responsible for any VAT and related fees and costs imposed on or payable in connection with the sale and transfer of the Purchased Assets, the Assumed Liabilities and the Business (to the extent relating to Inventory located in Canada at the Effective Time) pursuant to this Agreement. The Party responsible under applicable Law for filing the Tax Returns with respect to such Transfer Taxes or VAT shall prepare, at such Party’s own expense, and timely file such Tax Returns and promptly provide a copy of such Tax Returns to the other Parties. Seller and Purchaser shall, and shall cause their respective Affiliates to, cooperate to timely prepare and file any Tax Returns or other filings relating to such Transfer Taxes or VAT, including providing to the other Party prior to the Closing or to the relevant Governmental Entity any claim for exemption or exclusion from the application or imposition of any Transfer Taxes or VAT (including any purchase exemption certificate, proof of Tax registration, Tax registration number and other documentation or information reasonably required by the other Party to support the non-application of any Transfer Taxes or VAT); provided that, notwithstanding any of the foregoing, none of the Parties or any of their respective Affiliates shall be required to, and the other Parties shall not, file any claim for exemption or exclusion from the application or imposition of any Transfer Taxes or VAT, or any claim for any reduction thereof, if such Party determines in its sole discretion that the filing of such claim or any related action would have an adverse effect on such Party or any of its Affiliates.
ARTICLE VIII
CONDITIONS PRECEDENT
Section 8.1    Conditions to Each Party’s Obligations to Close. The respective obligations of Seller, Parent and Purchaser to effect the Closing are subject to the satisfaction or (to the extent permitted by Law) waiver in writing by Seller, Parent and Purchaser (in each such Party’s sole discretion) at or prior to the Closing of the following conditions:
(a)    Antitrust Approval. The waiting period required under the HSR Act (and any extensions thereof) for the consummation of the Transaction and the other transactions contemplated hereby and by the other Transaction Documents, including the Share Issuance, shall have expired or been terminated.
(b)    No Injunctions or Restraints. No Judgment issued by any Governmental Entity of competent jurisdiction shall have been entered and remain in effect which prevents the consummation of the Closing.
Section 8.2    Conditions to Obligations of the Purchaser Parties to Close. The obligation of the Purchaser Parties to effect the Closing is subject to the satisfaction (or waiver by the Purchaser Parties, in the Purchaser Parties’ sole discretion) at or prior to the Closing of the following additional conditions:

(a)    Representations and Warranties. The representations and warranties of Seller contained in Article III (other than as set forth in the following two sentences) shall be true and correct as of the Closing Date as if made on and as of the Closing Date (or, in the case of representations and warranties that are made as of a specific date, as of such date), except where the failure of such representations and warranties to be true and correct as of such date (without regard to any qualification as to materiality or Business Material Adverse Effect included therein) would not have a Business Material Adverse Effect. The Seller Fundamental Representations and the Seller Surviving Representations shall be true and correct in all material respects as of the Closing Date as if made on and as of the Closing Date (or, in the case of representations and warranties that are made as of a specific date, as of such date). The representation and warranty of Seller set forth in Section 3.7(c) shall be true and correct in all respects as of the Closing Date as if made on and as of the Closing Date.
(b)    Performance of Obligations of Seller. Each of the covenants and agreements of Seller to be performed on or before the Closing Date in accordance with this Agreement shall have been performed in all material respects.
(c)    Adverse Facilities Matter. There shall not have occurred and be continuing any Adverse Facilities Matter.
(d)    Business Material Adverse Effect. Since the date of this Agreement, no Business Material Adverse Effect shall have occurred that is continuing.
(e)    Closing Certificate. The Purchaser Parties shall have received a certificate, dated as of the Closing Date and signed on behalf of Seller by an executive officer of Seller, stating that the conditions specified in Section 8.2(a) , Section 8.2(b), Section 8.2(c) and Section 8.2(d) have been satisfied (the “Seller’s Closing Certificate”).
Section 8.3    Conditions to Obligations of Seller to Close. The obligation of Seller to effect the Closing is subject to the satisfaction (or waiver by Seller, in Seller’s sole discretion) at or prior to the Closing of the following additional conditions:
(a)    Representations and Warranties. The representations and warranties of Purchaser and Parent contained in Article IV (other than as set forth in the following two sentences) shall be true and correct as of the Closing Date as if made on and as of the Closing Date (or, in the case of representations and warranties that are made as of a specific date, as of such date), except where the failure of such representations and warranties to be true and correct as of such date (without regard to any qualification as to materiality or Parent Material Adverse Effect included therein) would not have, a Parent Material Adverse Effect. The Purchaser Parties Fundamental Representations shall be true and correct in all material respects as of the Closing Date as if made on and as of the Closing Date (or, in the case of representations and warranties that are made as of a specific date, as of such date). The representation and warranty of Purchaser and Parent set forth in Section 4.8(c) shall be true and correct in all respects as of the Closing Date as if made on and as of the Closing Date.

(b)    Performance of Obligations of Purchaser and Parent. Each of the covenants and agreements of Purchaser and Parent to be performed on or before the Closing Date in accordance with this Agreement shall have been performed in all material respects.
(c)    Parent Material Adverse Effect. Since the date of this Agreement, no Parent Material Adverse Effect shall have occurred that is continuing.
(d)    NYSE Listing. The Parent Shares to be issued in the Share Issuance shall have been approved for listing on the NYSE, subject to official notice of issuance.
(e)    Closing Certificate. Seller shall have received a certificate, dated as of the Closing Date and signed on behalf of each of Purchaser and Parent by an executive officer of each of Purchaser and Parent, stating that the conditions specified in Section 8.3(a), Section 8.3(b) and Section 8.3(c) have been satisfied (the “Purchaser Parties’ Closing Certificate”).
Section 8.4    Frustration of Closing Conditions. Neither the Purchaser Parties nor Seller may rely as a basis for terminating this Agreement on the failure of any condition set forth in this Article VIII to be satisfied if such failure was caused by the Purchaser Parties’ or Seller’s (as the case may be) failure to act in good faith or to use the efforts to cause the Closing to occur as required by this Agreement, including Section 5.1.
ARTICLE IX
TERMINATION; EFFECT OF TERMINATION
Section 9.1    Termination. Notwithstanding anything to the contrary in this Agreement, this Agreement may be terminated and the Transaction and the other transactions contemplated by this Agreement and the other Transaction Documents abandoned at any time prior to the Closing:
(a)    by mutual written consent of Seller and the Purchaser Parties;
(b)    by Seller, if Parent or Purchaser shall have materially breached any of its representations, warranties, covenants or agreements contained in this Agreement, and such breach would give rise to the failure of a condition set forth in Section 8.3(a) or Section 8.3(b) and (i) such breach has not been cured by the earlier of (x) the date that is forty-five (45) days after the date that Seller has notified Parent or Purchaser, as applicable, of such breach stating Seller’s intention to terminate this Agreement pursuant to this Section 9.1(b) and the basis for such termination and (y) the Outside Date, or (ii) such breach is incapable of being cured prior to the Outside Date; provided that Seller shall not be permitted to terminate this Agreement pursuant to this Section 9.1(b) if Seller has materially breached any of its representations, warranties, covenants or agreements contained in this Agreement and such breach would give rise to the failure of a condition set forth in Section 8.2(a) or Section 8.2(b);

(c)    by the Purchaser Parties, if Seller shall have materially breached any of its representations, warranties, covenants or agreements contained in this Agreement, and such breach would give rise to the failure of a condition set forth in Section 8.2(a) or Section 8.2(b) and (i) such breach has not been cured by the earlier of (x) the date that is forty-five (45) days after the date that the Purchaser Parties has notified Seller of such breach stating the Purchaser Parties’ intention to terminate this Agreement pursuant to this Section 9.1(c) and the basis for such termination and (y) the Outside Date, or (ii) such breach is incapable of being cured prior to the Outside Date; provided that the Purchaser Parties shall not be permitted to terminate this Agreement pursuant to this Section 9.1(c) if either of the Purchaser Parties has materially breached any of its representations, warranties, covenants or agreements contained in this Agreement and such breach would give rise to the failure of a condition set forth in Section 8.3(a) or Section 8.3(b);
(d)    by Seller or by the Purchaser Parties, subject to Section 11.8, if the Closing shall not have occurred on or prior to November 7, 2023 (the “Outside Date”); provided that if all of the conditions to the Closing, other than (x) the conditions set forth in Section 8.1(a) and Section 8.1(b) (to the extent that the Judgment is in respect of the condition set forth in Section 8.1(a)) or (y) the condition set forth in Section 8.2(c), shall have been satisfied or waived or shall be capable of being satisfied on such date, the Outside Date shall be automatically extended to the date that is three (3) months after the Outside Date, which date shall thereafter be deemed to be the Outside Date; provided, further, that if the Outside Date is extended in accordance with the foregoing proviso and all of the conditions to the Closing, other than the condition set forth in Section 8.2(c), shall have been satisfied or waived or shall be capable of being satisfied on such new Outside Date, such Outside Date shall be automatically extended further to the date that three (3) months after such new Outside Date, which date shall thereafter be deemed to be the Outside Date; provided, further, that the right to terminate this Agreement pursuant to this Section 9.1(d) shall not be available to (i) (a) Seller if its failure to perform any covenant or agreement under this Agreement has been the cause of, or resulted in, the failure of the Closing to occur on or before such date or (b) the Purchaser Parties if Parent’s or Purchaser’s failure to perform any covenant or agreement under this Agreement has been the cause of, or resulted in, the failure of the Closing to occur on or before such date or (ii) any Party during the pendency of any Proceeding brought by any other Party for specific performance of this Agreement;
(e)    by Seller or by the Purchaser Parties, if a permanent Judgment issued by a Governmental Entity of competent jurisdiction shall have become final and nonappealable, preventing the consummation of the Transaction; provided that the right to terminate this Agreement pursuant to this Section 9.1(e) shall not be available to (i) Seller if its failure to perform any covenant or agreement under this Agreement has been the cause of, or resulted in, the issuance of such Judgment or (ii) the Purchaser Parties if Parent’s or Purchaser’s failure to perform any covenant or agreement under this Agreement has been the cause of, or resulted in, the issuance of such Judgment; or
(f)    by the Purchaser Parties, if an Adverse Facilities Matter has occurred for seventy-five (75) consecutive days and is continuing.

Section 9.2    Effect of Termination. If this Agreement is terminated and the Transaction is abandoned as described in Section 9.1, this Agreement shall become null and void and of no further force and effect, without any Liability or obligation on the part of any Party or its Affiliates, managers, directors, officers or employees; provided that the provisions of the second sentence of Section 5.1(e), the indemnity obligations in Section 5.5(a), the last sentence of Section 5.5(b), Section 5.4, Section 5.6, Section 5.24(c), this Section 9.2, and Article XI shall remain in full force and effect; and provided, further, that nothing in this Section 9.2 shall release or relieve any Party from any Liability for any willful and material breach by such Party of any covenant or agreement in this Agreement. Notwithstanding the foregoing, nothing in this Section 9.2 shall release or relieve any Party from any Liability in respect of reimbursement or similar obligations with respect to the other Parties (or their respective Affiliates) expressly set forth in this Agreement.
Section 9.3    Notice of Termination. In the event of termination by Seller or the Purchaser Parties pursuant to Section 9.1, written notice of such termination shall be given by Seller to the Purchaser Parties and the Purchaser Parties to Seller, as applicable.
ARTICLE X
INDEMNIFICATION
Section 10.1    Survival.
(a)    Subject to the limitations and other provisions of this Agreement, (i) solely with respect to the Bloomsburg Facility (as defined in the Seller Disclosure Schedules), the representations and warranties of Seller set forth in Section 3.8(a) and Section 3.8(b) (the “Seller Surviving Representations”) shall survive the Closing and remain in full force and effect for a period of twelve (12) months, and (ii) none of the other representations and warranties contained in this Agreement and in any certificate delivered pursuant to this Agreement shall survive the Closing.
(b)    The covenants and agreements contained in this Agreement that require performance in full at or prior to the Closing (and any rights arising out of any breach of such covenants and agreements and any related Liability), in each case, shall survive the Closing and remain in full force and effect for a period of six (6) months, and the covenants and agreements in this Agreement that by their terms apply or are to be performed, in whole or in part, after the Closing (and any rights arising out of any breach of such covenants and agreements), in each case, shall survive the Closing for the period provided in such covenants and agreements, if any, or until fully performed. For the avoidance of doubt, the obligation of Seller to retain, and indemnify and hold harmless the Purchaser Indemnified Parties in accordance with Section 10.2 and the obligation of Purchaser to assume, and indemnify and hold harmless the Seller Indemnified Parties in accordance with Section 10.3, as well as any covenants and agreements of the Parties that by their terms provide for indemnification or reimbursement or allocate fees, payments, costs or expenses as between the Parties, shall survive the Closing indefinitely.

Section 10.2    Indemnification by Seller.
(a)    Subject to the provisions of this Article X, effective as of and after the Closing, Seller shall indemnify and hold harmless Parent, Purchaser and their Affiliates (collectively, the “Purchaser Indemnified Parties”), from and against any and all Covered Losses incurred or suffered by any of the Purchaser Indemnified Parties to the extent arising out of or resulting from:
(i)    any inaccuracy in or breach of any of the Seller Surviving Representations; provided, however, that for purposes of this Section 10.2(a)(i), such Seller Surviving Representations shall be deemed to have been made on and as of the Closing Date;
(ii)    any breach of any covenant, agreement or obligation by Seller contained in this Agreement that by its terms is required to be performed or complied with by Seller at or prior to the Closing; and
(iii)    any Retained Liability.
(b)    Notwithstanding anything in this Agreement to the contrary, Seller shall not be liable to the Purchaser Indemnified Parties for indemnification under Section 10.2(a)(i) until the aggregate amount of all Covered Losses in respect of indemnification under Section 10.2(a)(i) exceeds five million Dollars ($5,000,000) (the “Basket Amount”), in which event Seller shall be required to pay or be liable for all such Covered Losses only in excess of the Basket Amount. The aggregate amount of all Covered Losses for which Seller shall be liable pursuant to Section 10.2(a)(i) shall not exceed twenty million Dollars ($20,000,000) (the “Cap Amount”).
Section 10.3    Indemnification by the Purchaser Parties.
(a)    Subject to the provisions of this Article X, effective as of and after the Closing, the Purchaser Parties shall indemnify and hold harmless Seller and its Affiliates (collectively, the “Seller Indemnified Parties”) from and against any and all Covered Losses incurred or suffered by any of the Seller Indemnified Parties to the extent arising out of or resulting from:
(i)    any breach of any covenant, agreement or obligation by Purchaser or Parent contained in this Agreement that by its terms is required to be performed or complied with by Purchaser or Parent, as applicable, at or prior to the Closing; and
(ii)     any Assumed Liability.
Section 10.4    Procedures.
(a)    Any Person entitled to be indemnified under this Article X (the “Indemnified Party”) shall promptly give written notice to the Party from whom indemnification may be sought (the “Indemnifying Party”) of any pending or threatened Proceeding against the Indemnified Party that has given or would reasonably be expected to give rise to such right of indemnification with respect to such Proceeding (a “Third Party Claim”), indicating, with reasonable specificity to the extent reasonably practicable, the nature of such Third Party Claim, the basis therefor, a copy of any documentation received from the third party, the amount and calculation of the Covered Losses for which the Indemnified Party is entitled to indemnification under this Article X (or a good faith estimate of any such future Covered Losses relating thereto), and the provision(s) of this Agreement in respect of which such Covered Losses shall have occurred, and the Indemnified Party shall promptly deliver to the Indemnifying Party any information or documentation related to the foregoing reasonably requested by the Indemnifying Party. A failure by the Indemnified Party to give notice and to tender the defense of the Proceeding in a timely manner pursuant to this Section 10.4(a) shall not limit the obligations of the Indemnifying Party under this Article X, except to the extent such Indemnifying Party is prejudiced thereby.

(b)    With respect to any Third Party Claim, the Indemnifying Party under this Article X shall have the right, but not the obligation, to participate in, or by giving written notice to the Indemnified Party, to assume the control and defense of, at its own expense and by counsel of its own choosing, such Third Party Claim and any Third Party Claims related to the same or a substantially similar set of facts so long as: (i) the Indemnifying Party has notified the Indemnified Party of the Indemnifying Party’s intention to undertake to defend any such claim or Proceeding; (ii) the Third Party Claim does not relate to any criminal proceeding, action, indictment, allegation or investigation; and (iii) settlement of, or an adverse judgment with respect to, the Third Party Claim is not, in the good faith judgment of the Indemnified Party, likely to establish a precedential custom or practice materially adverse to the continuing business interests or the reputation of the Indemnified Party. If the Indemnifying Party so undertakes to control and defend any such Third Party Claim, it shall notify the Indemnified Party of its intention to do so, and the Indemnified Party shall cooperate in good faith with the Indemnifying Party and its counsel in the defense against, and settlement of, any such Third Party Claim; provided, however, that the Indemnifying Party shall not settle any such Third Party Claim without the written consent of the Indemnified Party (not to be unreasonably withheld, conditioned or delayed) unless (x) such settlement does not involve any injunctive relief against or any finding or admission of any violation of Law or wrongdoing by or on the part of the Indemnified Party, (y) any money damages are borne solely by the Indemnifying Party and (z) such settlement provides, in customary form, for the unconditional release of each Indemnified Party from all liabilities and obligations in connection with such Third Party Claim. Subject to the foregoing, the Indemnified Party shall have the right to employ separate legal counsel and to participate in but not control the defense of such Proceeding at its own cost and expense; provided that, subject to the provisions of this Article X, the Indemnifying Party shall bear the reasonable fees of one firm of legal counsel (and one additional firm of legal counsel in each jurisdiction implicated in such Proceeding) representing all Indemnified Parties in such Proceeding and all related Proceedings, if, but only if, the defendants in such Proceeding include both an Indemnified Party and the Indemnifying Party, and such Indemnified Party shall have reasonably concluded, based on the advice of legal counsel, that there is a material conflict of interest between the Indemnifying Party and the Indemnified Party with respect to such Proceeding. In any event, the Indemnified Party shall cause its legal counsel to cooperate with the Indemnifying Party and its legal counsel and shall not assert any position in any Proceeding inconsistent with that asserted by the Indemnifying Party. The Indemnifying Party shall keep counsel for the Indemnified Party reasonably informed as to the status of, and other matters related to, such Third Party Claim. No Indemnified Party may settle any Third Party Claim without the written consent of the Indemnifying Party (not to be unreasonably withheld, conditioned or delayed). Without limiting, and subject to, the foregoing, if the Indemnifying Party does not assume the control and defense of a Third Party Claim, fails to notify the Indemnified Party in writing of its election to defend as provided in this Agreement, fails to diligently prosecute the defense of such Third Party Claim in good faith, or if any of the other conditions set forth above in accordance with this Section 10.4(b)(ii) or (iii) is or becomes unsatisfied, then the Indemnified Party may defend such Third Party Claim. In such event, the Indemnifying Party shall nevertheless be entitled to participate in the defense of such Third-Party Claim at its own cost and expense, and the Indemnified Party shall cooperate in good faith with the Indemnifying Party and its counsel in the defense against, and settlement of, any such Third Party Claim, except if, in the reasonable opinion of counsel to the Indemnified Party, there is a material conflict of interest between the Indemnifying Party and the Indemnified Party with respect to such Proceeding that cannot be waived.

(c)    In the event that any Indemnified Party has or may have an indemnification claim against any Indemnifying Party under this Article X that does not involve a Third Party Claim, the Indemnified Party shall promptly give written notice thereof to the Indemnifying Party indicating, with reasonable specificity to the extent reasonably practicable, the nature of such claim, the basis therefor, the amount and calculation of the Covered Losses for which the Indemnified Party is entitled to indemnification under this Article X (or a good-faith estimate of any such future Covered Losses relating thereto), and the provision(s) of this Agreement in respect of which such Covered Losses shall have occurred, and the Indemnified Party shall promptly deliver to the Indemnifying Party any information or documentation related to the foregoing reasonably requested by the Indemnifying Party. A failure by the Indemnified Party to give notice in a timely manner pursuant to this Section 10.4(c) shall not limit the obligations of the Indemnifying Party under this Article X, except to the extent such Indemnifying Party is prejudiced thereby. If the Indemnifying Party disputes its liability with respect to such claim, the Indemnifying Party and the Indemnified Party shall proceed in good faith to negotiate a resolution of such dispute and, if not resolved through negotiations, the Indemnified Party or Indemnifying Party may pursue any such remedies available to it pursuant to, on the terms of and subject to the provisions of this Agreement.
Section 10.5    Exclusive Remedy and Release.
(a)    The Purchaser Parties and Seller acknowledge and agree that, except (i) with respect to any breach of any covenant or agreement required to be performed or fulfilled following the Closing, (ii) as expressly set forth in any other Transaction Document or (iii) in the case of fraud by a Party, the indemnification provisions of Section 10.2 and Section 10.3 shall be the sole and exclusive remedies of the Purchaser Parties and Seller, respectively, and any of their respective Affiliates, for any Liabilities (including in respect of any claims for breach of contract (including for breach of any representation, warranty, covenant or agreement), warranty, tortious conduct (including negligence), under Law or otherwise and whether predicated on common law, statute, strict liability, or otherwise) that each Party may at any time suffer or incur, or become subject to, as a result of or in connection with this Agreement, the Transaction or the other transactions contemplated by this Agreement. In furtherance of the foregoing, from and after the Closing, the Parties hereby waive, on behalf of themselves and their Affiliates, to the fullest extent permitted by applicable Law, any and all other rights, claims and causes of action (including rights of contribution, if any) known or unknown, foreseen or unforeseen, which exist or may arise in the future, that they may have against Seller or any of its Affiliates, or the Purchaser Parties or any of their Affiliates, as the case may be, as a result of or in connection with this Agreement, the Transaction or the other transactions contemplated by this Agreement, whether arising under or based upon breach of contract (including for breach of any representation, warranty, covenant or agreement), warranty, tortious conduct (including negligence), under Law or otherwise and whether predicated on common law, statute, strict liability, or otherwise; provided, however, that nothing contained in this Section 10.5(a) shall release, waive, discharge, relinquish or otherwise affect the rights or obligations of any Party under this Agreement (including pursuant to this Article X) following the Closing with respect to those provisions of this Agreement that survive the Closing or under any Contract entered into between the Parties at or following the Closing (including any other Transaction Document).

(b)    From and after the Closing, each of the Purchaser Parties, on behalf of itself, its Affiliates and its and their Affiliates’ respective officers, directors, employees, members, partners, stockholders, other equity holders and other Representatives and agents, and their respective successors and assigns (collectively, and excluding for all purposes herein, the Purchaser and Parent, the “Purchaser Related Parties”) hereby waives, to the fullest extent permitted by Law, any and all rights, claims and causes of action against each of Seller’s Affiliates and its Affiliates’ respective officers, directors, employees, members, partners, stockholders, other equity holders and other Representatives and agents, and their respective successors and assigns (excluding for all purposes herein, the Seller and its Subsidiaries) (such released Persons, the “Seller Releasees”), and hereby releases and forever discharges, and shall have no recourse of any kind to, the Seller Releasees, in each case, under any theory of law or equity, including under any control person liability theory, with respect to all demands, proceedings, causes of action, suits, Contracts, losses and Liabilities whatsoever of every name and nature relating to or arising from any actual or alleged breach of any representation, warranty, covenant or agreement set forth in this Agreement (or any certificate or other document delivered hereunder) or in connection with this Agreement or the transactions contemplated hereby, including by virtue of or based upon any alleged misrepresentation or inaccuracy in or breach of any of the representations, warranties, covenants or obligations set forth in this Agreement (or any certificate or other document delivered hereunder), the subject matter of this Agreement, the ownership, operation, management, use or control of the Purchased Assets or the Business prior to the Closing, any of their respective assets or liabilities, or any actions or omissions at or prior to the Closing, whether by the enforcement of any assessment or by any legal or equitable proceeding, or by virtue of any statute, regulation or other applicable Law. The Purchaser Parties shall not make, and the Purchaser Parties shall not permit any Purchaser Related Party to make, any claim or demand, or commence any proceeding asserting any claim or demand, including any claim of contribution or any indemnification, against any of the Seller Releasees with respect to any losses or Liabilities released pursuant to this Section 10.5(b).

(c)    From and after the Closing, Seller, on behalf of itself, its Affiliates and its and their Affiliates’ respective officers, directors, employees, members, partners, stockholders, other equity holders and other Representatives and agents, and their respective successors and assigns (collectively, and excluding for all purposes herein, the Seller, the “Seller Related Parties”) hereby waives, to the fullest extent permitted by Law, any and all rights, claims and causes of action against each of the Purchaser Parties’ Affiliates and its Affiliates’ respective officers, directors, employees, members, partners, stockholders, other equity holders and other Representatives and agents, and their respective successors and assigns (excluding for all purposes herein, Parent and its Subsidiaries) (such released Persons, the “Purchaser Releasees”), and hereby releases and forever discharges, and shall have no recourse of any kind to, the Purchaser Releasees, in each case, under any theory of law or equity, including under any control person liability theory, with respect to all demands, proceedings, causes of action, suits, Contracts, losses and Liabilities whatsoever of every name and nature relating to or arising from any actual or alleged breach of any representation, warranty, covenant or agreement set forth in this Agreement (or any certificate or other document delivered hereunder) or in connection with this Agreement or the transactions contemplated hereby, including by virtue of or based upon any alleged misrepresentation or inaccuracy in or breach of any of the representations, warranties, covenants or obligations set forth in this Agreement (or any certificate or other document delivered hereunder), the subject matter of this Agreement, any of their respective assets or liabilities, or any actions or omissions at or prior to the Closing, whether by the enforcement of any assessment or by any legal or equitable proceeding, or by virtue of any statute, regulation or other applicable Law. Seller shall not make, and Seller shall not permit any Seller Related Party to make, any claim or demand, or commence any proceeding asserting any claim or demand, including any claim of contribution or any indemnification, against any of the Purchaser Releasees with respect to any losses or Liabilities released pursuant to this Section 10.5(c).
Section 10.6    Additional Indemnification Provisions. With respect to each indemnification obligation contained in this Agreement, all Covered Losses shall be (a) reduced by any Tax benefits actually realized by the Indemnified Party or its Affiliates through a reduction in Taxes otherwise due as a result of the incurrence of such Covered Loss and (b) net of any third-party insurance or indemnity, contribution or similar proceeds that have actually been recovered by the Indemnified Party or its Affiliates in connection with the facts giving rise to the right of indemnification (it being agreed that if third-party insurance or indemnification, contribution or similar proceeds in respect of such facts are recovered by the Indemnified Party or its Affiliates subsequent to the Indemnifying Party’s making of an indemnification payment in satisfaction of its applicable indemnification obligation, such proceeds shall be promptly remitted to the Indemnifying Party to the extent of the indemnification payment made). Upon making any payment to the Indemnified Party for any indemnification claim pursuant to this Article X, the Indemnifying Party shall be subrogated, to the extent of such payment, to any rights which the Indemnified Party may have against any third parties with respect to the subject matter underlying such indemnification claim, and the Indemnified Party shall assign any such rights to the Indemnifying Party and otherwise cooperate with the Indemnifying Party in seeking recovery thereunder.
Section 10.7    Effect of Investigation. The representations, warranties and covenants of the Indemnifying Party, and the Indemnified Party’s right to indemnification with respect thereto (if any), shall not be affected or deemed waived by reason of any investigation made by or on behalf of the Indemnified Party (including by any of its Representatives) or by reason of the fact that the Indemnified Party or any of its Representatives knew or should have known that any such representation or warranty is, was or might be inaccurate.

Section 10.8    Mitigation. Each of the Parties agrees to use, and to cause its Affiliates to use, its commercially reasonable efforts to mitigate its respective Covered Losses to the extent required under applicable Law upon and after becoming aware of any event or condition that would reasonably be expected to give rise to any Covered Losses that are indemnifiable hereunder. The Parties acknowledge and agree that indemnification under this Article X shall not be available to any Party or any Indemnified Party with respect to any Covered Loss to the extent such Covered Loss relates to, results from or arises out of, in whole or in part, a failure by such Person or its Affiliates to use commercially reasonable efforts to mitigate such Covered Loss as provided in this Section 10.8.
ARTICLE XI
GENERAL PROVISIONS
Section 11.1    Entire Agreement. This Agreement and the other Transaction Documents, and the Schedules and Exhibits hereto and thereto, and the Confidentiality Agreements, along with the Seller Disclosure Schedules and Purchaser Disclosure Schedules, constitute the entire agreement and understanding between the Parties with respect to the subject matter hereof and thereof and supersede all prior agreements and understandings, whether written or oral, relating to such subject matter. In the event of a conflict between the terms of this Agreement and the terms of any Transaction Document, the terms of this Agreement shall control.
Section 11.2    Disclosure Schedules.
(a)    The Seller Disclosure Schedules and the Purchaser Disclosure Schedules, and all schedules attached thereto, and all Exhibits attached to this Agreement shall be construed with and as an integral part of this Agreement to the same extent as if the same had been set forth verbatim herein. Any capitalized terms used in any Exhibit or in the Seller Disclosure Schedules or the Purchaser Disclosure Schedules but not otherwise defined therein shall be defined as set forth in this Agreement. Any information, item or other disclosure set forth in any Section of the Seller Disclosure Schedules or the Purchaser Disclosure Schedules, as the case may be, shall be deemed to be disclosed with respect to any other Section of this Agreement (or to have been set forth in any other Section of the Seller Disclosure Schedules or the Purchaser Disclosure Schedules, as the case may be), if the relevance of such disclosure to such other Section is reasonably apparent on its face notwithstanding the omission of a reference or a cross-reference with respect thereto and notwithstanding any reference to a Section of the Seller Disclosure Schedules or the Purchaser Disclosure Schedules, as applicable, in such Section of this Agreement.
(b)    Prior to the Closing, Seller may supplement or amend the Seller Disclosure Schedules to this Agreement with respect to the representations and warranties of Seller contained in Article III to the extent that Seller becomes aware of any matter first arising after the date of this Agreement (i) which arose or otherwise occurred beyond the control of Seller, and (ii) which, if existing or occurring prior to or at the date of this Agreement, would have been required to be set forth or described in such Seller Disclosure Schedules or that is otherwise necessary to correct any information in such Seller Disclosure Schedules that has been rendered inaccurate thereby (updates to which must be delivered no later than two (2) Business Days prior to the Closing Date). For the avoidance of doubt, except with respect to the definitions of “Shared Contract” and “Business Contracts,” the delivery of the supplements or amendments to the Purchaser Parties prior to the Closing Date shall not have the effect of curing any breach of any representations and warranties of this Agreement arising out of or relating to any information disclosed in such amendments or supplements provided pursuant to this Section 11.2(b). Notwithstanding the foregoing, Section 1.1(h), Section 2.4(a), Section 3.19(a) and Section 3.19(b) of the Seller Disclosure Schedules shall be supplemented or amended according to the schedules set forth in Section 1.1(h), Section 2.4(a), Section 3.19(a) and Section 3.19(b), respectively, of this Agreement.

(c)    Prior to the Closing, the Purchaser Parties may supplement or amend the Purchaser Disclosure Schedules to this Agreement with respect to the representations and warranties of the Purchaser Parties contained in Article IV to the extent that the Purchaser Parties become aware of any matter first arising after the date of this Agreement (i) which arose or otherwise occurred beyond the control of the Purchaser Parties, and (ii) which, if existing or occurring prior to or at the date of this Agreement, would have been required to be set forth or described in such Purchaser Disclosure Schedules or that is otherwise necessary to correct any information in such Purchaser Disclosure Schedules that has been rendered inaccurate thereby. For the avoidance of doubt, the delivery of the supplements or amendments to Seller prior to the Closing Date shall not have the effect of curing any breach of any representations and warranties of this Agreement arising out of or relating to any information disclosed in such amendments or supplements provided pursuant to this Section 11.2(c).
Section 11.3    Parent Guaranty. Parent shall cause Purchaser to perform and discharge all obligations, covenants and agreements of Purchaser to Seller under this Agreement and the Transaction Documents, including with respect to the consummation of the Transaction and the other transactions contemplated hereby and the payment of the consideration therefor. Parent hereby unconditionally and irrevocably guarantees to Seller the payment and performance of all of Purchaser’s obligations, covenants and agreements under this Agreement, including, without limitation, any obligation of Purchaser with respect to any claim brought by Seller arising out of or related to this Agreement, and shall be liable for any breach by Purchaser of any such obligation, covenant or agreement. Parent’s obligations are unconditional irrespective of any circumstances which might otherwise constitute, by operation of law, a discharge of a guarantor and it shall not be necessary for Seller to institute or exhaust any remedies or causes of action against Purchaser as a condition to the obligations of Parent hereunder.
Section 11.4    Assignment. Neither this Agreement nor any of the rights and obligations hereunder may be assigned or transferred by any Party (whether by operation of Law or otherwise) without the prior written consent of the other Parties. Any attempted assignment in violation of this Section 11.4 shall be void. Subject to the two preceding sentences, this Agreement shall be binding upon and shall inure to the benefit of the Parties and their respective successors and assigns. In the event that Parent, Purchaser or any of their Affiliates transfers its interest in the Business to any of Parent’s or Purchaser’s Affiliates, such Affiliates shall expressly assume the Liabilities and obligations of Parent or Purchaser hereunder by executing a joinder to this Agreement acceptable to Seller; provided that any such transfer shall not relieve Parent or Purchaser of its Liabilities or obligations hereunder.

Section 11.5    Amendments and Waivers. This Agreement may not be modified or amended except by an instrument in writing signed on behalf of each of the Parties. By an instrument in writing, the Purchaser Parties, on the one hand, or Seller, on the other hand, may waive compliance by the other with any term or provision of this Agreement that the other Party was or is obligated to comply with or perform. Such waiver or failure to insist on strict compliance with such term or provision shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure of compliance. No failure or delay by any Party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege.
Section 11.6    No Third-Party Beneficiaries. Except for Section 10.2, Section 10.3 and Section 10.5, in each case which are intended to benefit, and to be enforceable by, the applicable indemnified or released parties specified therein, this Agreement, together with the other Transaction Documents and the Exhibits and Schedules hereto and thereto, are not intended to confer in or on behalf of any Person not a party to this Agreement (and their successors and assigns) any rights, benefits, causes of action or remedies with respect to the subject matter or any provision hereof.
Section 11.7    Notices. All notices and other communications provided for herein or given hereunder shall be in writing and shall be deemed given and received if delivered personally on the date delivered, if sent by overnight courier, on the date following deposit with the overnight courier or if sent via electronic mail with confirmed receipt, on the date sent via electronic mail, as applicable, to the Parties at the following addresses (or at such other address for a Party as shall be specified by like notice):
(a)    if to the Purchaser Parties:
Post Holdings, Inc.
2503 S. Hanley Road
St. Louis, MO 63144

Attention:     Diedre J. Gray
Email: diedre.gray@postholdings.com

with a copy (which shall not constitute notice) to:

Lewis Rice LLC
600 Washington Ave., Suite 2500
St. Louis, MO 63101
Attention:    Tom W. Zook, Esq.
    Alfred J. Ludwig, Esq.
Email:     tzook@lewisrice.com
    aludwig@lewisrice.com

(b)    if to Seller:
    The J. M. Smucker Company
    One Strawberry Lane
Orrville, Ohio 44667

Attention:     Peter Farah
Email: Peter.Farah@jmsmucker.com

with a copy (which shall not constitute notice) to:

Wachtell, Lipton, Rosen & Katz
51 West 52nd Street
New York, New York 10019

Attention: Steven A. Rosenblum, Esq.
    Ronald C. Chen, Esq.
Email: SARosenblum@wlrk.com
RCChen@wlrk.com
Section 11.8    Specific Performance. The Parties agree that irreparable damage, for which monetary damages (even if available) would not be an adequate remedy, would occur in the event that the Parties do not perform any provision of this Agreement in accordance with its specified terms or otherwise breach such provisions. Accordingly, the Parties acknowledge and agree that each of the Parties shall be entitled to an injunction, specific performance and other equitable relief to prevent breaches or threatened breaches of this Agreement and to enforce specifically the terms and provisions hereof, in addition to any other remedy to which such Party is entitled in Law or in equity. Each of the Parties agrees that it will not oppose the granting of an injunction, specific performance and other equitable relief on the basis that the other Parties have an adequate remedy at Law or that any such award is not an appropriate remedy for any reason at Law or in equity. Any Party seeking an injunction or injunctions to prevent breaches or threatened breaches of this Agreement or to enforce specifically the terms and provisions of this Agreement shall not be required to provide any bond or other security in connection with such remedy. The foregoing is in addition to any other remedy to which any Party is entitled at law, in equity or otherwise. The Parties acknowledge and agree that the limitations on remedies of the Parties following termination of this Agreement set forth in Section 9.2 shall not limit the right of any Party to obtain specific performance pursuant to this Section 11.8 and that each Party is entitled to seek specific performance under this Agreement. The Parties further agree that nothing set forth in this Section 11.8 shall require any Party hereto to institute any Proceeding for (or limit any Party’s right to institute any Proceeding for) specific performance under this Section 11.8 prior or as a condition to exercising any termination right under Article IX (and pursuing damages after such termination). If any Party brings any Proceeding to enforce specifically the performance of the terms and provisions hereof by any other Party, the Outside Date shall automatically be extended by (x) the amount of time during which such Proceeding is pending, plus twenty (20) Business Days or (y) such longer time period established by the court presiding over such Proceeding. Except as provided under Article X, no Party to this Agreement or any of its Affiliates shall be liable or otherwise responsible to any other Party hereto or its Affiliates for any consequential, special, incidental, indirect, punitive or similar damages whatsoever (including lost revenue or profits, diminution of value, or damages calculated on multiples of revenue, earnings or other metrics approaches) that arise out of or relate to this Agreement or the performance (or failure to perform) hereunder, regardless of whether such damages were foreseeable or such party had been apprised of the likelihood thereof.

Section 11.9    Governing Law and Jurisdiction. This Agreement shall be governed by, and construed and enforced in accordance with, the laws of the State of Delaware, without regard to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Delaware. In addition, each of the Parties (a) in the event that any dispute (whether in contract, tort or otherwise) arises out of this Agreement or the Transaction or the other transactions contemplated hereby, submits to the exclusive personal jurisdiction of the Court of Chancery of the State of Delaware and any state appellate court therefrom within the State of Delaware, or in the event (but only in the event) that such court does not have subject matter jurisdiction over the applicable Proceeding, any state or federal court within the State of Delaware; (b) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court; (c) agrees that it will not bring any Proceeding relating to this Agreement or the Transaction or the other transactions contemplated hereby in any court other than the above-named courts; and (d) agrees that it will not seek to assert by way of motion, as a defense or otherwise, that any such Proceeding (i) is brought in an inconvenient forum, (ii) should be transferred or removed to any court other than the above-named courts, (iii) should be stayed by reason of the pendency of some other proceeding in any court other than the above-named courts or (iv) that this Agreement or the subject matter hereof may not be enforced in or by the above-named courts. Each Party agrees that service of process upon such Party in any such Proceeding shall be effective if notice is given in accordance with Section 11.7.
Section 11.10    Waiver of Jury Trial. EACH PARTY TO THIS AGREEMENT WAIVES TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM BROUGHT BY ANY OF THEM AGAINST THE OTHER ARISING OUT OF OR IN ANY WAY CONNECTED WITH THIS AGREEMENT, OR ANY OTHER AGREEMENTS EXECUTED IN CONNECTION HEREWITH OR THE ADMINISTRATION THEREOF OR THE TRANSACTION OR ANY OF THE OTHER TRANSACTIONS CONTEMPLATED HEREIN OR THEREIN. NO PARTY TO THIS AGREEMENT SHALL SEEK A JURY TRIAL IN ANY LAWSUIT, PROCEEDING, COUNTERCLAIM OR ANY OTHER LITIGATION PROCEDURE BASED UPON, OR ARISING OUT OF, THIS AGREEMENT OR ANY RELATED INSTRUMENTS. NO PARTY WILL SEEK TO CONSOLIDATE ANY SUCH ACTION IN WHICH A JURY TRIAL HAS BEEN WAIVED WITH ANY OTHER ACTION IN WHICH A JURY TRIAL CANNOT BE OR HAS NOT BEEN WAIVED. EACH PARTY TO THIS AGREEMENT CERTIFIES THAT IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT OR INSTRUMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS SET FORTH ABOVE IN THIS SECTION 11.10. NO PARTY HAS IN ANY WAY AGREED WITH OR REPRESENTED TO ANY OTHER PARTY THAT THE PROVISIONS OF THIS SECTION 11.10 WILL NOT BE FULLY ENFORCED IN ALL INSTANCES.

Section 11.11    Severability. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction or other competent authority to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated. Upon such a determination, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in a mutually acceptable manner in order that the Transaction and the other transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible.
Section 11.12    Counterparts. This Agreement may be executed in two (2) or more counterparts, all of which shall be considered an original, with the same effect as if the signatures thereto and hereto were upon the same instrument, and shall become effective when one (1) or more such counterparts have been signed by each Party and delivered (by facsimile, e-mail, or otherwise) to the other Parties. Signatures to this Agreement transmitted by facsimile transmission, by electronic mail in “portable document format” form, or by any other electronic means intended to preserve the original graphic and pictorial appearance of a document, will have the same effect as physical delivery of the paper document bearing the original signatures. This Agreement has been executed in the English language. If this Agreement is translated into another language, the English language text shall in any event prevail.
Section 11.13    Expenses. Except as otherwise provided in this Agreement, whether or not the Closing takes place, all costs and expenses incurred in connection with this Agreement, the Transaction and the other transactions contemplated hereby shall be paid by the Party incurring such expense.
Section 11.14    Interpretation; Absence of Presumption. It is understood and agreed that the specification of any dollar amount in the representations and warranties or covenants and agreements contained in this Agreement or the inclusion of any specific item in the Seller Disclosure Schedules or Purchaser Disclosure Schedules is not intended to imply that such amounts or higher or lower amounts, or the items so included or other items, are or are not material, and no Party shall use the fact of the setting of such amounts or the fact of the inclusion of any such item in the Seller Disclosure Schedules or Purchaser Disclosure Schedules in any dispute or controversy between the Parties as to whether any obligation, item or matter not described in this Agreement or included or not included in the Seller Disclosure Schedules or Purchaser Disclosure Schedules is or is not material for purposes of this Agreement. Nothing herein (including the Seller Disclosure Schedules and the Purchaser Disclosure Schedules) shall be deemed an admission by any Party or any of its Affiliates, in any Proceeding or action, that such Party or any such Affiliate, or any third party, is or is not in breach or violation of, or in default in, the performance or observance of any term or provisions of any Contract or any Law. For the purposes of this Agreement, (a) words in the singular shall be held to include the plural and vice versa, and words of one gender shall be held to include the other gender as the context requires; (b) references to the terms Article, Section, paragraph, Exhibit and Schedule are references to the Articles, Sections, paragraphs, Exhibits and Schedules to this Agreement unless otherwise specified; (c) the terms “hereof,” “herein,” “hereby,” “hereto,” and derivative or similar words refer to this entire Agreement, including the Schedules and Exhibits hereto and the words “date hereof” refer to the date of this Agreement; (d) references to “Dollars” or “$” shall mean U.S. dollars; (e) the word “including” and words of similar import when used in this Agreement and the Transaction Documents shall mean “including, without limitation,” unless otherwise specified; (f) the word “or” shall not be exclusive; (g) references to “written” or “in writing” include in electronic form; (h) provisions shall apply, when appropriate, to successive events and transactions; (i) the headings contained in this Agreement and the other Transaction Documents are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement and the other Transaction Documents; (j) Seller and the Purchaser Parties have each participated in the negotiation and drafting of this Agreement and the other Transaction Documents and if an ambiguity or question of interpretation should arise, this Agreement and the other Transaction Documents shall be construed as if drafted jointly by the Parties or the parties thereto, as applicable, and no presumption or burden of proof shall arise favoring or burdening any party by virtue of the authorship of any of the provisions in this Agreement or the other Transaction Documents; (k) a reference to any Person includes such Person’s successors and permitted assigns; (l) any reference to “days” means calendar days unless Business Days are expressly specified; (m) when calculating the period of time before which, within which or following which any act is to be done or step taken pursuant to this Agreement, the date that is the reference date in calculating such period shall be excluded and if the last day of such period is not a Business Day, the period shall end on the next succeeding Business Day; (n) any Law defined or referred to in this Agreement or in any agreement or instrument that is referred to herein means such Law as from time to time amended, modified or supplemented, including (in the case of statutes) by succession of comparable successor Laws and the related regulations thereunder and published interpretations thereof, and references to any Contract or instrument are to that Contract or instrument as from time to time amended, modified or supplemented; provided that, for purposes of any representations and warranties contained in this Agreement that are made as of a specific date or dates, references to any Law shall be deemed to refer to such Law, as amended, and the related regulations thereunder and published interpretations thereof, in each case, as of such date; (o) any reference herein to “delivered,” “provided,” “supplied” or “made available” to Purchaser means, with respect to any document or information, that the same has been made available to Purchaser or Parent prior to the execution of this Agreement by means of the “Keystone” virtual data room hosted by Datasite Diligence at datasite.com; and (p) to the extent that this Agreement or any other Transaction Document requires an Affiliate of any Party to take or omit to take any action, such covenant or agreement includes the obligation of such Party to cause such Affiliate to take or omit to take such action.
Section 11.15    Waiver of Conflicts Regarding Representation; Nonassertion of Attorney-Client Privilege.
(a)    The Purchaser Parties waive and will not assert, and agrees to cause their Affiliates to waive and not assert, any conflict of interest arising out of or relating to the representation, after the Closing (the “Post-Closing Representation”), of Seller or any of its Affiliates, or any shareholder, officer, employee or director of Seller or any of its Affiliates (any such Person, a “Designated Person”) in any matter involving this Agreement, the other Transaction Documents or any other agreements or transactions contemplated hereby or thereby, by any legal counsel currently representing any Designated Person in connection with this Agreement, the other Transaction Documents or any other agreements or transactions contemplated hereby or thereby, including Wachtell, Lipton, Rosen & Katz (any such representation, the “Current Representation”).

(b)    The Purchaser Parties waive and will not assert, and agree to cause their Affiliates to waive and not assert, any attorney-client or other applicable legal privilege or protection with respect to any communication between any legal counsel and any Designated Person occurring during the Current Representation (the “Privileged Communications”) or in connection with any Post-Closing Representation, including in connection with a dispute with Purchaser Parties or their Affiliates, including in respect of any claim for indemnification by a Purchaser Indemnified Party, it being the intention of the Parties that all such rights to such attorney-client and other applicable legal privilege or protection and to control such attorney-client and other applicable legal privilege or protection shall be retained by Seller and its Affiliates and that Seller, and not the Purchaser Parties or their Affiliates, shall have the sole right to decide whether or not to waive any attorney-client or other applicable legal privilege or protection. Accordingly, from and after the Closing, none of Parent, Purchaser or their Affiliates shall have any access to any such communications or to the files of the Current Representation, all of which shall be and remain the property of Seller and not of Parent, Purchaser or their Affiliates, or to internal counsel relating to such engagement, and none of Parent, Purchaser or their Affiliates or any Person acting or purporting to act on their behalf shall seek to obtain the same by any process on the grounds that the privilege and protection attaching to such communications and files belongs to Parent, Purchaser or their Affiliates or does not belong to Seller. Notwithstanding the foregoing, in the event that a dispute arises between the Purchaser Parties or their Affiliates, on the one hand, and a third party other than Seller or its Affiliates, on the other hand, the Purchaser Parties or their Affiliates may seek to prevent the disclosure of the Privileged Communications to such third party and request that Seller not permit such disclosure, and Seller shall consider such request in good faith.

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IN WITNESS WHEREOF, Seller, Purchaser and Parent have duly executed this Agreement as of the date first written above.

THE J. M. SMUCKER COMPANY

By:	/s/ Tucker H. Marshall
Name:	Tucker H. Marshall
Title:	Chief Financial Officer

PCB SUB, LLC

By:	/s/ Diedre J. Gray
Name:	Diedre J. Gray
Title:	Assistant Secretary

POST HOLDINGS, INC.

By:	/s/ Diedre J. Gray
Name:	Diedre J. Gray
Title:	Executive Vice President, General Counsel and Chief Administrative Officer, Secretary

[Signature Page to Asset Purchase Agreement]